As filed with the U.S. Securities and Exchange Commission on September 5, 2025.

Registration No. 333-[*]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_____________________________________

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_____________________________________

LORENZO DEVELOPMENTS INC.
(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

_____________________________________

Canada	1531	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3459 Sheppard
Avenue East, Unit 218, Toronto, Ontario, M1T3K4, Canada
416-865-7771
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

_____________________________________

Cogency Global Inc.
122 East 42nd St, 18th Floor
New York, NY 10168
(212) 947-7200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_____________________________________

Copies to:

Ying Li, Esq. Brian B. Margolis, Esq. Hunter Taubman Fischer & Li LLC 950 Third Avenue, 19th Floor New York, NY 10022 212-530-2206	Anthony N. DeMint, Esq. DeMint Law, PLLC 3753 Howard Hughes Parkway Second Floor, Suite 314 Las Vegas, NV 89169 Tel: (702) 714-0889

_____________________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION	PRELIMINARY PROSPECTUS SEPTEMBER 5, 2025

2,000,000 Common Shares

LORENZO DEVELOPMENTS INC.

This is the initial public offering of common shares, par value CAD0.0001 per share (“Common Shares”), of LORENZO DEVELOPMENTS INC. (referred to herein as the “Company,” “we,” “us,” “our” and similar terms).

We are offering 2,000,000 Common Shares. We expect the initial public offering price of the Common Shares will be in the range of $4.00 to $6.00 per share. The public offering price of the Common Shares will be determined between the underwriters and us at the time of pricing, considering our historical performance and capital structure, prevailing market conditions, and overall assessment of our business. Therefore, the assumed public offering price per Common Share used throughout this prospectus may not be indicative of the actual public offering price for the Common Shares.

Currently, no public market exists for our Common Shares. We have applied to list our Common Shares on the NASDAQ Capital Market (“Nasdaq”). At this time, Nasdaq has not yet approved our application to list our Common Shares. The closing of this offering is conditioned upon Nasdaq’s final approval of our listing application, and there is no guarantee or assurance that our Common Shares will be approved for listing on Nasdaq. If Nasdaq does not approve our listing application, this offering will be terminated.

We are an “emerging growth company” as defined under Section 2(a) of the Securities Act of 1933, and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and may elect to comply with reduced public company reporting requirements for future filings.

Investing in our Common Shares is highly speculative and involves a significant degree of risk. See “Risk Factors” beginning on page 10 of this prospectus for a discussion of information that should be considered before making a decision to purchase our Common Shares.

	Per Share		Total
Initial public offering price(1)	$	[*]	$	[*]
Underwriting discounts and commissions(2)	$	[*]	$	[*]
Proceeds to us, before expenses(3)	$	[*]	$	[*]

____________

(1)      The table above assumes that the underwriters do not exercise their over-allotment option. For more information, see “Underwriting” in this prospectus.

(2)      We have agreed to pay the underwriters a discount equal to 7.0% of the gross proceeds of the offering. This table does not include a non-accountable expense allowance equal to 1.0% of the gross proceeds of this offering payable to the representative of the underwriters, American Trust Investment Services, Inc. (“ATIS ” or the “Representative”). These payments will further reduce proceeds available to us before expenses. For a description of compensation payable to the underwriters, see “Underwriting.”

(3)      The amount of offering proceeds to us presented in this table does not give effect to any exercise of the over-allotment option we have granted to the underwriters. We expect our total cash expenses payable by us for this offering, excluding the underwriting discount and other fees and expenses payable to the underwriters, to be approximately $820,859.

This offering is being conducted on a firm commitment basis. The underwriters are obligated to purchase and pay for all of the Common Shares if any such Common Shares are purchased. We have granted the underwriters a thirty (30) day option to purchase up to 15% of the number of Common Shares at the initial public offering price, less underwriting discounts and commissions, to cover any over-allotments. If the underwriters exercise the option in full, and assuming an offering price of $4.00 per Common Share, the total gross proceeds to us, before underwriting discounts and expenses, will be $8,000,000. For a more complete description of the terms of the underwriters’ compensation, see “Underwriting.”

The underwriters expect to deliver the Common Shares against payment on or about [*], 2025.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities regulators have approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Sole Book-Running Manager

American Trust Investment Services, Inc.

The date of this prospectus is [*], 2025

Please read this prospectus carefully. It describes our business, our financial condition, and our results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision. You should rely only on the information contained in this prospectus or in any related free writing prospectus. We have not, and the underwriters have not, authorized anyone to provide you with information different from that contained in this prospectus or in any related free writing prospectus. We and the underwriters take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, the Common Shares only in jurisdictions where offers and sales are permitted. This prospectus will be updated and made available for delivery to the extent required by the federal securities laws. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the Common Shares. Our business, financial condition, results of operations, and prospects may have changed since that date.

For investors outside the United States:    Neither we nor the underwriters have taken any action to permit a public offering of the Common Shares outside the United States or to permit the possession or distribution of this prospectus or any filed free writing prospectus outside the United States. Persons outside the United States who come into possession of this prospectus or any filed free writing prospectus must inform themselves about and observe any restrictions relating to the offering of the Common Shares and the distribution of the prospectus or any filed free writing prospectus outside the United States.

We are incorporated under the laws of the Canada and all of our outstanding securities are owned by non-U.S. residents. Under the rules of the SEC, we currently qualify for treatment as a “foreign private issuer.” As a foreign private issuer, we will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended.

i

The Company’s reporting and functional currency is the Canadian Dollar (“CAD”). Translations of balances in the balance sheets, statements of operations and comprehensive (loss)/income and statements of cash flows from CAD into U.S. Dollars (“USD” or “$”) are solely for the convenience of the reader and were calculated at the rate of USD1.00 to CAD1.4379, which was the foreign exchange rate on March 31, 2025, as reported by the Board of Governors of the Federal Reserve System in its weekly release on March 31, 2025. The translation is not intended to imply that the CAD amounts could have been, or could be, converted, realized or settled into USD at that rate on March 31, 2025, or at any other rate. Historical and current exchange rate information may be found at https://www.federalreserve.gov/releases/h10/.

Until [*] (the 25th day after the date of this prospectus), all dealers that buy, sell, or trade the Common Shares, whether participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

ii

TRADEMARKS

“Lorenzo Developments,” our logo, and other trade names, trademarks, and service marks of LORENZO DEVELOPMENTS INC. appearing in this prospectus are the property of the Company. Other trade names, trademarks, and service marks appearing in this prospectus are the property of their respective holders. Trade names, trademarks, and service marks contained in this prospectus may appear without the “®” or “™” symbols. Such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to those trade names, trademarks, and service marks.

INDUSTRY AND MARKET DATA

The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, government publications, reports by market research firms, or other published independent sources. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable. Our estimates of the potential market opportunities for our product candidates include several key assumptions based on our industry knowledge, industry publications, third-party research, and other surveys, which may be based on a small sample size and may fail to accurately reflect market opportunities. In addition, projections, assumptions, and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section of this prospectus titled “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

NOTES ON PROSPECTUS PRESENTATION

Numerical figures included in this prospectus have been subject to rounding adjustments. Accordingly, numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them. Some market data and statistical information contained in this prospectus is also based on management’s estimates and calculations, which are derived from our review and interpretation of the independent sources listed above, our internal research and our knowledge of the real estate development management and consulting services industry in Canada.

Conventions that Apply to this Prospectus

Throughout this prospectus, unless otherwise designated or the context suggests otherwise,

•        all references to the “Company,” “registrant,” “we,” “our,” or “us” in this prospectus mean LORENZO DEVELOPMENTS INC.;

•        “year” or “fiscal year” mean the fiscal year ended March 31;

•        “CAD” refers to the Canadian dollar;

•        all U.S. Dollar,” “USD,” “dollar” or “$” references when used in this prospectus refer to United States dollar;

•        unless otherwise specifically stated, the information in this prospectus does not consider the possible purchase of additional Common Shares pursuant to the exercise of the underwriters’ over-allotment option;

•        all references to the Securities Act mean the United States Securities Act of 1933, as amended;

•        all references to the Exchange Act mean the United States Securities Exchange Act of 1934, as amended.

iii

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements included elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our Common Shares, discussed under “Risk Factors,” before deciding whether to invest in our Common Shares.

Overview

We are engaged in providing real estate-related services, consisting of real estate development management and consulting.

Our real estate development management services include managing the process of securing all necessary governmental approvals, permits, and licenses for development projects; arranging for professional services such as engineering and legal support; overseeing project execution to ensure quality, safety, and on-time delivery; and maintaining consistent communication with clients throughout the project lifecycle. Our real estate consulting services include delivering professional feasibility assessment reports or suggestions, based on the completion of a series of interrelated tasks, such as feasibility study, purchase and sale advisory, and investment consultation.

Across both service lines, we integrate market research, zoning analysis, and urban planning insights to deliver informed and practical guidance. By combining strategic planning with seamless execution coordination, we help our clients navigate complex development processes and maximize the long-term value of their real estate investments.

Competitive Strength

•        A deep understanding of the industry;

•        Comprehensive and customized real estate development solutions; and

•        Multidisciplinary and experienced team.

Challenges

•        Client concentration;

•        Dependence on third-party service providers;

•        Uncertainty in securing development permits and licenses; and

•        Reliance on key management and personnel.

Growth Strategies

•        Development of artificial intelligence technology to enhance client services and operations;

•        Strategic acquisitions to strengthen operational capabilities; and

•        Expansion into distressed asset acquisition and affordable housing development.

Operating Results

For the fiscal years ended March 31, 2024 and 2025, we had total revenue of CAD182,500 (US$126,921) and CAD1,709,809 (US$1,189,102), respectively. Our net loss was CAD207,661 (US$144,420) for the fiscal year ended March 31, 2024, and our net income was CAD1,138,338 (US$791,667) for the fiscal year ended March 31, 2025. As of March 31, 2024 and 2025, our Company had cash of CAD1,710 (US$1,189) and CAD252,036 (US$175,281), respectively, and had working capital of CAD447,942 (US$311,525) and CAD675,891 (US$470,054), respectively.

Summary of Risk Factors

Investing in our Common Shares involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our Common Shares. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk Factors.”

Risks Related to Our Business and Industry

Risks and uncertainties related to our business include, but are not limited to, the following:

•        Our industry is highly competitive, and we may be unable to compete effectively, which could result in reduced revenue, profitability and market share (see the risk factor beginning on page 10 of this prospectus);

•        Demand for our services is impacted by economic downturns, reductions in client spending, and times of political uncertainty (see the risk factor beginning on page 10 of this prospectus);

•        Our operating history may not be indicative of our future growth or financial results, and we may not be able to sustain our historical growth rates (see the risk factor beginning on page 11 of this prospectus);

•        Our business is geographically concentrated, which subjects us to greater risks from changes in local or regional conditions (see the risk factor beginning on page 11 of this prospectus);

•        We use third-party services in connection with our business, and any disruption to these services could result in a disruption to our business, negative publicity, and a slowdown in the growth of our customer base, materially and adversely affecting our business, financial condition, and results of operations (see the risk factor beginning on page 11 of this prospectus);

•        Misconduct and errors by our employees and the employees of third parties we work with could harm our business and reputation (see the risk factor beginning on page 12 of this prospectus);

•        Evolving government policies and regulatory requirements may delay or increase the cost of obtaining necessary approvals, permits, and licenses for our development projects (see the risk factor beginning on page 12 of this prospectus);

•        Project sites are inherently dangerous workplaces. Failure to maintain safe work sites by us, the owner or others working at the project site can lead to our employees, third-party service providers, or others becoming injured, disabled, or even losing their lives, and exposes us to significant financial losses and reputational harm, as well as civil and criminal liabilities (see the risk factor beginning on page 12 of this prospectus);

•        We may be unable to complete our projects on time, or at all (see the risk factor beginning on page 13 of this prospectus);

•        We have entered into a number of related party transactions in the ordinary course of business, and may continue to enter into related party transactions in the future (see the risk factor beginning on page 13 of this prospectus);

•        High customer concentration exposes us to all of the risks faced by our major customers and may subject us to significant fluctuations or declines in revenue, which may have a material adverse impact on our business, financial condition, and results of operations (see the risk factor beginning on page 13 of this prospectus);

•        Continuing inflation, rising or continued high interest rates, and/or construction costs could reduce the demand for our services as well as decrease our profit on our existing contracts, in particular with respect to our fixed-price contracts (see the risk factor beginning on page 14 of this prospectus);

•        The nature of our contracts, particularly any fixed-price contracts, subjects us to risks of cost overruns. We may experience reduced profits or losses if costs increase above budgets or estimates or the project experiences delays (see the risk factor beginning on page 14 of this prospectus)

•        Our development of a proprietary artificial intelligence model involves significant risks, including technical complexity, reliance on open-source software and technologies, data quality concerns, cybersecurity vulnerabilities, and evolving regulatory requirements, any of which could adversely affect our business, financial condition, and results of operations (see the risk factor beginning on page 15 of this prospectus);

•        If we do not obtain substantial additional financing, including the financing sought in this offering, our ability to execute our business plan as outlined in this prospectus will be impaired (see the risk factor beginning on page 15 of this prospectus);

•        If we cannot retain, attract, and motivate key personnel, we may be unable to effectively implement our business plan (see the risk factor beginning on page 16 of this prospectus);

•        If we fail to implement and maintain an effective system of internal controls or fail to remediate the material weaknesses in our internal control over financial reporting that have been identified, we may fail to meet our reporting obligations or be unable to accurately report our results of operations or prevent fraud, and investor confidence and the market price of our Common Shares may be materially and adversely affected (see the risk factor beginning on page 16 of this prospectus);

•        Our failure to obtain, maintain or renew licenses, approvals, permits, registrations, or filings necessary to conduct our operations could have a material adverse impact on our business, financial condition, and results of operations (see the risk factor beginning on page 17 of this prospectus);

•        Damage to our brand image could have a material adverse effect on our growth strategy and our business, financial condition, results of operations, and prospects (see the risk factor beginning on page 17 of this prospectus);

•        If we are not able to implement our strategies to achieve our business objectives, our business operations and financial performance will be materially and adversely affected (see the risk factor beginning on page 17 of this prospectus);

•        We are subject to legal and regulatory proceedings from time to time in the ordinary course of our business (see the risk factor beginning on page 17 of this prospectus);

•        You may experience difficulties in effecting service of legal process, enforcing foreign judgments, or bringing actions outside of the United States against us or our management that reside outside the United States based on foreign laws. It may also be difficult for you or overseas regulators to conduct investigations or collect evidence outside of the United States (see the risk factor beginning on page 18 of this prospectus);

•        Our business could be materially and adversely disrupted by an epidemic or pandemic (such as the COVID-19 pandemic), or similar public threat, or fear of such an event, and the measures that the governmental authorities implement to address it (see the risk factor beginning on page 18 of this prospectus); and

•        Systems and information technology interruption could materially and adversely impact our ability to operate (see the risk factor beginning on page 19 of this prospectus).

Risks Relating to this Offering and the Trading Market

We are subject to general risks and uncertainties relating to this offering and the trading market, including, but not limited to, the following:

•        There has been no public market for our Common Shares prior to this offering, and you may not be able to resell our Common Shares at or above the price you pay for them, or at all (see the risk factor beginning on page 19 of this prospectus);

•        The initial public offering price for our Common Shares may not be indicative of prices that will prevail in the trading market and such market prices may be volatile (see the risk factor beginning on page 19 of this prospectus);

•        You will experience immediate and substantial dilution in the net tangible book value of Common Shares purchased (see the risk factor beginning on page 19 of this prospectus);

•        We will incur substantial increased costs as a result of being a public company (see the risk factor beginning on page 19 of this prospectus);

•        Substantial future sales of our Common Shares or the anticipation of future sales of our Common Shares in the public market could cause the price of our Common Shares to decline (see the risk factor beginning on page 20 of this prospectus);

•        We do not intend to pay dividends in the foreseeable future (see the risk factor beginning on page 20 of this prospectus);

•        The market price of our Common Shares may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price (see the risk factor beginning on page 20 of this prospectus);

•        The price of our Common Shares could be subject to rapid and substantial volatility. Such volatility, including any stock run-ups, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Common Shares (see the risk factor beginning on page 21 of this prospectus);

•        Our chief executive officer has substantial influence over our Company. His interests may not be aligned with the interests of our other shareholders, and he will be able to exert significant influence to prevent or cause a change of control or other transactions (see the risk factor beginning on page 21 of this prospectus);

•        Our management has broad discretion to determine how to use the funds raised in the offering and may use them in ways that may not enhance our results of operations or the price of our Common Shares (see the risk factor beginning on page 22 of this prospectus);

•        If we cease to qualify as a foreign private issuer, we would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and we would incur significant additional legal, accounting, and other expenses that we would not incur as a foreign private issuer (see the risk factor beginning on page 22 of this prospectus);

•        Because we are a foreign private issuer and are exempt from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if we were a domestic issuer (see the risk factor beginning on page 22 of this prospectus);

•        If we cannot continue to satisfy the listing requirements and other rules of the Nasdaq Capital Market, our securities may be delisted, which could negatively impact the price of our securities and your ability to sell them (see the risk factor beginning on page 22 of this prospectus);

•        Because we are an “emerging growth company,” we may not be subject to requirements that other public companies are subject to, which could affect investor confidence in us and our Common Shares (see the risk factor beginning on page 23 of this prospectus);

•        If we are classified as a PFIC, United States taxpayers who own our Common Shares may have adverse United States federal income tax consequences (see the risk factor beginning on page 23 of this prospectus); and

•        Our pre-IPO shareholders will be able to sell their shares upon completion of this offering subject to restrictions under Rule 144 under the Securities Act (see the risk factor beginning on page 24 of this prospectus).

Corporate Information

Our main office is located at 3459 Sheppard Avenue East, Unit 218, Toronto, Ontario, M1T3K4, Canada. Our telephone number is 416-865-7771. Our website is https://lorenzodevelopments.com/. The information contained in, or accessible from, our website or any other website does not constitute a part of this prospectus. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd St, 18th Floor, New York, NY 10168.

Corporate Structure

The following diagram illustrates our corporate structure as of the date of this prospectus.

____________

Notes:

(1)      Represents 9,900,000 Common Shares held by Sky Pivot Corp., a Canadian company incorporated in Ontario, which is 100% owned by Tianshu Wang, our chief executive officer, president, and director as of the date of this prospectus.

(2)      Represents 3,636,000 Common Shares held by YUYUKPING LIMITED, a British Virgin Islands company, which is 100% owned by Yuk Ping Yu, as of the date of this prospectus.

(3)      Represents 4,464,000 Common Shares held by six minority shareholders, each of which holds less than 5% of our Common Shares, as of the date of this prospectus.

(4)      The calculations are based on 20,000,000 Common Shares issued and outstanding after this offering, assuming no exercise of the underwriters’ over-allotment option.

Impact of the COVID-19 Pandemic on Our Operations and Financial Performance

On January 30, 2020, the World Health Organization declared the outbreak of coronavirus disease 2019 (“COVID-19”) a “public health emergency of international concern,” and on March 11, 2020, the World Health Organization characterized the outbreak as a “pandemic”. Governments in affected countries imposed travel bans, quarantines, and other emergency public health measures, which had caused material disruption to businesses globally resulting in an economic slowdown. Canada began easing COVID-19 restrictions in May 2020, with most provincial mask mandates lifted by spring 2022 and all federal travel-related requirements, including quarantine and masking, ending in October 2022.

In the longer-term, if there is any resurgence of COVID-19 pandemic in Canada, it is likely to adversely affect the economies and financial markets of many countries, and could result in a global economic downturn and a recession. This would likely adversely affect our business, financial condition, and results of operations.

Our operations may be negatively affected if any of our employees or employees of our customers is suspected of contracting or having contracted COVID-19, since this may require us and our customers to quarantine some or all of the relevant employees and disinfect our project sites and facilities. If these adverse impacts materialize and persist for a substantial period of time, they may significantly and adversely affect our business, financial condition, and results of operations.

For the fiscal years ended March 31, 2024 and 2025, no construction activities on our project sites were temporarily suspended due to confirmed COVID-19 case. Based on the best estimation of our management, our projects are expected to complete according to their respective project schedule, and we did not experience any cancellation of existing work orders in respect of the projects affected by COVID-19.

However, the extent of the impact of COVID-19 on our future financial results will be dependent on future developments, such as the length and severity of the pandemic, the potential resurgence of the pandemic, future government actions in response to the pandemic and the overall impact of the COVID-19 pandemic on the global economy and capital markets, among many other factors, all of which remain highly uncertain and unpredictable. Given this uncertainty, it is impracticable for us to quantify the expected impact of the COVID-19 pandemic on our future operations, financial condition, liquidity, and results of operations if the current situation continues.

Implications of Our Being an Emerging Growth Company

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the “JOBS Act.” An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to larger public companies. In particular, as an emerging growth company, we:

•        may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•        are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

•        are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•        are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency,” and “say-on-golden-parachute” votes);

•        are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and chief executive officer pay ratio disclosure;

•        are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

•        will not be required to conduct an evaluation of our internal control over financial reporting until our second annual report on Form 20-F following the effectiveness of our initial public offering.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions until we no longer meet the definition of an emerging growth company. The JOBS Act provides that we would cease to be an “emerging growth company” at the end of the fiscal year in which the fifth anniversary of our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act occurred, if we have more than $1.235 billion in annual revenue, have more than $700 million in market value of our Common Shares held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Foreign Private Issuer Status

We are a foreign private issuer within the meaning of the rules under the Exchange Act. As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

•        we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

•        for interim reporting, we are permitted to comply solely with our home country’s requirements, which are less rigorous than the rules that apply to domestic public companies;

•        we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

•        we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

•        we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

•        we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

THE OFFERING

Securities being offered	2,000,000 Common Shares on a firm commitment basis.
Offering price per share	We currently estimate that the initial public offering price will be in the range of $4.00 to $6.00 per Common Share.
Over-allotment option

We have granted the underwriters an option for 30 days from the date of this prospectus to purchase up to an additional 300,000 Common Shares (equal to 15% of the Common Shares offered hereby) on the same terms as the other shares being purchased by the underwriters from us.

Shares outstanding before this offering	18,000,000 Common Shares
Shares outstanding after this offering	20,000,000 Common Shares (or 20,300,000 Common Shares assuming that the underwriters’ over-allotment option is exercised in full).
Listing

We have applied to have our Common Shares listed on Nasdaq under the symbol “LCDC.” The Common Shares will not be listed on any other stock exchange or traded on any automated quotation system. No assurance can be given that such a listing will be approved or that a liquid trading market will develop for our Common Shares. The approval of such a listing on Nasdaq is a condition to closing this offering.

Proposed Ticker Symbol	LCDC
Transfer Agent	Transhare Corporation
Use of proceeds

Based upon an assumed initial public offering price of $4.00 per Common Share, which is the low end of the estimated initial public offering price range set forth on the cover page of this prospectus, we estimate that our net proceeds from this offering will be approximately $6,389,141, after deducting estimated underwriting discounts and commissions and estimated offering expenses and assuming no exercise of the over-allotment option granted to the underwriters. We intend to use these net proceeds for, among other things, developing our existing business, potential mergers and acquisitions in the future, investing in technology research and development; and working capital and other general corporate purposes. See “Use of Proceeds” for more information.

Indemnity Escrow

On the closing date of this offering, the Company will deposit $300,000 of the offering proceeds into a U.S.-based escrow account for the benefit of the Representative. These funds will serve as security for the Company’s indemnification obligations under the underwriting agreement. The escrowed amount will remain in place for a period of twelve months following the closing date of this offering, after which any remaining balance will be released to the Company.

Lock-up

Our directors, officers, and holders of 5% or more of the Company’s outstanding shares as of the effective date of the registration statement have agreed to enter into customary “lock-up” agreements in favor of the representative of the underwriters for a period of six (6) months from the date of the closing of the offering.

Each of the Company and any successors of the Company has agreed, for a period of six (6) months from the closing date, that each will not (a) offer, sell, or otherwise transfer or dispose of, directly or indirectly, any common shares of the Company or any securities convertible into or exercisable or exchangeable for common shares of the Company (subject to customarily excluded issuances to be set forth in the underwriting agreement); or (b) file or caused to be filed any registration statement with the SEC relating to the offering of any common shares of the Company or any securities convertible into or exercisable or exchangeable for common shares of the Company.

Risk Factors

Investing in our Common Shares is highly speculative and involves a significant degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section of this prospectus before deciding to invest in our Common Shares.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus, including statements included or incorporated by reference in this prospectus, are not statements of historical fact and constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and are intended to be protected by the safe harbor provided by such provisions. These forward-looking statements reflect our current expectations and views of future events and are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.”

Known and unknown risks, uncertainties, and other factors, including those listed under “Risk Factors,” may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. Words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “will,” “would,” “continue,” “should,” “could,” “may,” or similar expressions, or the negatives thereof, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

•        assumptions about our future financial and operating results, including revenue, income, expenditures, cash balances, and other financial items;

•        our ability to execute our growth strategies, including our ability to meet our goals;

•        our goals and strategies;

•        our ability to attract customers and further enhance our brand recognition;

•        our expectations regarding demand for and market acceptance of our products and services;

•        our expectations regarding our relationships with customers, suppliers, investors, borrowers and partners;

•        our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business;

•        our future business development, results of operations and financial condition;

•        competition in our industry;

•        relevant government policies and regulations governing our business and industry;

•        our proposed use of proceeds from this offering;

•        our capital requirements and our ability to raise any additional financing which we may require;

•        general economic and political conditions in Canada and elsewhere; and

•        assumptions underlying or related to any of the foregoing.

These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” and other sections in this prospectus. You should read thoroughly this prospectus and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus forms a part, completely and with the understanding that our actual future results may be materially different from what we expect.

RISK FACTORS

An investment in our Common Shares involves a high degree of risk. Before deciding whether to invest in our Common Shares, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes. If any of these risks actually occurs, our business, financial condition, results of operations, or cash flow could be materially and adversely affected, which could cause the trading price of our Common Shares to decline, resulting in a loss of all or part of your investment. The risks described below and discussed in other parts of this prospectus are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in our Common Shares if you can bear the risk of loss of your entire investment.

Risks Related to Our Business and Industry

Our industry is highly competitive, and we may be unable to compete effectively, which could result in reduced revenue, profitability and market share.

We are engaged in a highly competitive business. The markets we serve are highly competitive and we compete with a large number of regional, national, and international companies. These competitors may have greater financial and other resources than we do. Others are smaller and more specialized and concentrate their resources in particular areas of expertise. The extent of our competition varies by the markets and geographic area. In addition, the technical and professional aspects of some of our services generally do not require large upfront capital expenditures and provide limited barriers against new competitors. If we are unable to compete effectively, we may experience a loss of market share or reduced profitability or both, which could have a material adverse impact on our business, financial condition, and results of operations.

The degree and type of competition we face is also influenced by the type and scope of a particular project. Our clients make competitive determinations based upon qualifications, experience, performance, reputation, technology, customer relationships, price and ability to provide the relevant services in a timely, safe and cost-efficient manner.

Demand for our services is impacted by economic downturns, reductions in client spending, and times of political uncertainty.

The demand for our services has been, and we expect will continue to be, subject to significant fluctuations due to a variety of factors beyond our control, including economic conditions and changes in client spending, particularly during periods of economic or political uncertainty. Consequently, our results have varied, and may continue to vary, depending upon the demand for future projects in the markets and the locations in which we operate.

Uncertain global economic, socioeconomic, and political conditions may negatively impact our clients’ ability and willingness to fund their projects, including their ability to raise capital and pay, or timely pay, our invoices. These factors may also cause our clients to reduce their capital expenditures, alter the mix of services purchased, seek more favorable pricing and other contract terms, and otherwise slow their spending on our services. In addition, under such conditions, many of our competitors may be more inclined to take greater or unusual risks or accept terms and conditions in contracts that we might not deem acceptable. These conditions may reduce the demand for our services, which may have a material adverse impact on our business, financial condition, and results of operations.

Additionally, uncertain economic, socioeconomic, and political conditions may make it difficult for our clients, our suppliers and third-party service providers, and us to accurately forecast and plan future business activities. We cannot predict the outcome of changing trade policies or other unanticipated socioeconomic or political conditions, nor can we predict the timing, strength or duration of any economic recovery or downturn worldwide or in our clients’ markets. Weak economic conditions could have a material adverse impact on our business, financial condition and results of operations.

Our operating history may not be indicative of our future growth or financial results, and we may not be able to sustain our historical growth rates.

Our operating history may not be indicative of our future growth or financial results. We had revenue of CAD1,709,809 (US$1,189,102) and CAD182,500 (US$126,921) for the years ended March 31, 2025 and 2024, respectively. In addition, we had net income of CAD1,138,338 (US$791,667) for the year ended March 31, 2025 and net loss of CAD207,661 (US$144,420) for the year ended March 31, 2024. There is no assurance that we will be profitable or if we will able to grow our revenues in future periods. Our growth rates may decline for any number of possible reasons, and some of them are beyond our control, including decreasing customer demand, increasing competition, declining growth of our industry in general, or changes in government policies or general economic conditions. We plan to continue to expand our business and upgrade our services. However, the execution of our expansion plan is subject to uncertainty and our business may not grow at the rate we expect for the reasons stated above.

If our growth rates decline, investors’ perceptions of our business and prospects may be adversely affected and the market price of our Common Shares could decline.

Our business is geographically concentrated, which subjects us to greater risks from changes in local or regional conditions.

We primarily operate in Toronto. Specifically, during the fiscal year ended March 31, 2025 and 2024, all of our revenue were derived from our services performed in Greater Toronto Area. Due to this geographic concentration, our results of operations and financial conditions are subject to greater risks from changes in general economic and other conditions in these areas, than the operations of more geographically diversified competitors. These risks include:

•        changes in economic conditions and unemployment rates;

•        changes in laws and regulations;

•        a decline in the number of real estate purchasers;

•        changes in competitive environment; and

•        natural disasters.

As a result of the geographic concentration of our business, we face a greater risk of a negative impact on our business, financial condition, results of operations, and prospects in the event that any of the areas in which we provide our services is more severely impacted by any such adverse condition, as compared to other areas or countries.

We use third-party services in connection with our business, and any disruption to these services could result in a disruption to our business, negative publicity, and a slowdown in the growth of our customer base, materially and adversely affecting our business, financial condition, and results of operations.

Our business depends on services provided by, and relationships with, various third parties. In particular, construction companies, architects, engineers, and real estate lawyers. See “Business — Third-party Service Providers.”

The completion of our projects depends on the availability and skill of third-party service providers. While we have been in the past able to cooperate with reliable third-party service providers and believe that we have a good professional relationship with them, we can provide no assurance that these relationships will not deteriorate and that they will continue to be available at reasonable rates in our markets.

We are also exposed to risks that the performance of the third-party service providers may not meet our or our clients’ standards or specifications. Even though we put our best efforts in quality control and, to date, we have not discovered that the third-party service providers have engaged in improper practices, we cannot guarantee that they will continuously provide the services meeting our or our clients’ standards. Negligence or poor work quality by any third-party service providers may result in project delays, cost overruns, and financial losses, which may harm our reputation or expose us to third-party claims. Even if the third-party service provider performing the work in such instances is ultimately held responsible for the consequences of any such defects, any such incidents could have lasting adverse effects on us and our business reputation. We work with multiple third-party service providers on different projects and we cannot guarantee that we can effectively monitor their work at all times. In addition, third-party service providers may make use of subcontractors with which we have no direct relationship, further limiting our ability to manage the foregoing risks. Moreover, the third-party service providers may undertake projects from other companies, engage in risky undertakings, or encounter financial or other difficulties, such as supply shortages, labor disputes, or work accidents, which may cause delays in the completion of our projects or increases in the project costs.

Any disruption in our relationship with these third-party service providers, or a failure on their part to meet expected performance standards, may compromise our ability to deliver projects on time, within budget, and to the satisfaction of our clients. We may also face difficulties in identifying and securing alternative service providers on comparable terms, particularly under tight timelines. If the third-party service providers on which we depend fail to meet their obligations or encounter issues beyond our control, we could suffer service interruptions, reduced revenue, or increased costs, any of which may have a material adverse effect on our business, financial condition, and results of operations.

Misconduct and errors by our employees and the employees of third parties we work with could harm our business and reputation.

We are exposed to many types of operational risks, including the risk of misconduct and errors by our employees and the employees of third-party business partners that we work with. Our business depends on our employees and third parties, such as construction contractors, engineers, and lawyers to provide services. We could be materially and adversely affected if these employees or partners engage in misconduct or negligence. It is not always possible to identify and deter misconduct or errors by employees or third-party business partners, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses. If any of our employees or employees of third-party business partners take, convert, or misuse funds or documents, or fail to follow rules and procedures when interacting with current or prospective clients, we could be liable for damages and subject to regulatory actions and penalties. We could also be perceived to have facilitated or participated in the illegal misappropriation of funds or documents, or the failure to follow rules and procedures, and therefore be subject to civil or criminal liability. Any of these occurrences could result in the diminished ability to operate our business, potential liability to clients, inability to attract new clients, reputational damage, regulatory intervention, and financial harm, which could materially and adversely impact our business, financial condition, and results of operations.

Evolving government policies and regulatory requirements may delay or increase the cost of obtaining necessary approvals, permits, and licenses for our development projects.

One of the primary challenges we face in managing real estate development projects is navigating the complex and evolving regulatory landscape. Our ability to initiate and complete projects depends on obtaining various governmental approvals, permits, and licenses, including those related to zoning, architectural design, mechanical systems, and structural compliance. These approvals are governed by regulatory frameworks that are subject to change at the municipal, provincial, or federal level.

New or amended policies may result in longer review timelines, increased application costs, more extensive documentation requirements, or additional procedural steps. These changes may create uncertainty and lead to delays in project commencement or completion, as well as increased administrative and compliance costs. In some cases, the cumulative effect of these changes may render certain projects infeasible or financially unattractive, thereby influencing our clients’ willingness to proceed with proposed developments. If we are unable to adapt to regulatory changes in a timely and cost-effective manner, our business operations, financial condition, and results of operations may be materially and adversely affected.

Project sites are inherently dangerous workplaces. Failure to maintain safe work sites by us, the owner or others working at the project site can lead to our employees, third-party service providers, or others becoming injured, disabled, or even losing their lives, and exposes us to significant financial losses and reputational harm, as well as civil and criminal liabilities.

Project sites often put our employees, third-party service providers, and others in close proximity with large pieces of mechanized equipment, moving vehicles, chemical and manufacturing processes, and hazardous and highly regulated materials, in a challenging environment. We may be responsible for safety on some project sites, and, accordingly, we have an obligation to implement effective safety procedures. The failure by us or others working at such sites to implement safety procedures or the implementation of ineffective procedures, or the failure to implement and follow appropriate safety procedures, subjects our employees, third-party service providers, and others to the risk of injury, disability, or loss of life, and subjects us to risk that the completion or commencement of our projects may be delayed and we may be exposed to litigation or investigations. Unsafe work sites also have the potential to increase employee turnover, increase the cost of a project to our clients, and raise our operating and insurance costs. If we fail to maintain adequate safety standards, we could suffer harm to our reputation, reduced profitability, or the loss of projects or clients, which could have a material adverse impact on our business, financial condition, and results of operation.

We may be unable to complete our projects on time, or at all.

The progress for our projects can be adversely affected by many factors, including:

•        delays in obtaining necessary licenses, permits, or approvals from government agencies or authorities;

•        shortages of materials, equipment, third-party service providers, and skilled labor;

•        disputes with third-party service providers;

•        failures by third-party service providers to comply with our or our clients’ designs, specifications, or standards;

•        difficult geological situations or other geotechnical issues;

•        onsite labor disputes or work accidents;

•        epidemics or pandemics, such as the resurgence of COVID-19; and

•        natural catastrophes or adverse weather conditions.

As a result, any significant delay or failure to complete our projects could materially and adversely affect our business, financial condition, results of operations, and reputation.

We have entered into a number of related party transactions in the ordinary course of our business, and may continue to enter into related party transactions in the future.

In the ordinary course of our business, we have entered into transactions with related parties. For the fiscal years ended March 31, 2025 and 2024, our total revenues were CAD1,709,809 (US$1,189,102) and CAD182,500 (US$126,921), respectively, while the revenues generated by transactions with related parties were CAD143,830 (US$100,028) and nil, respectively, which accounted for 8.4% and nil of our total revenues, respectively.

Based on the foregoing analysis, we conclude that we have not relied on a large number of related party transactions to conduct our ordinary business transactions. Nevertheless, the statistics in the past may not reflect the future. We cannot guarantee that we will not continue to enter into related party transactions in the future. In addition, there can be no assurance that we have achieved and will continue to achieve the most favorable terms with related parties for each related party transaction. Furthermore, there can be no assurance that the above-mentioned transactions or any future related party transactions that we may enter into will not have a material adverse effect on our business, financial condition, and results of operations. Further, the transactions with the related parties may potentially involve conflicts of interests. Additionally, there can be no assurance that any disputes that may arise among us and related parties will be resolved in our favor. For details, see “Related Party Transactions.”

High customer concentration exposes us to all of the risks faced by our major customers and may subject us to significant fluctuations or declines in revenue, which may have a material adverse impact on our business, financial condition, and results of operations.

Four clients, 2519558 Ontario Inc., 2484508 Ontario Ltd., Eva Capital Investment Inc., and 3471 Sheppard Developments Inc., accounted for 35%, 13%, 12%, and 11% of our total revenue for the fiscal year ended March 31, 2025, respectively. One client, 3471 Sheppard Developments Inc., accounted for 99% of our total revenue for the fiscal year ended March 31, 2024. As of March 31, 2025, 2484508 Ontario Ltd accounted for approximately 53.5% of our accounts receivable.

The Company has entered into service agreements with the aforementioned clients, each of which is similar to the form of service agreement filed as Exhibit 10.4 to the registration statement of which this prospectus forms a part.

Although we continually seek to diversify our customer base, we cannot assure you that the proportion of the revenue contribution from these customers to our total revenue will decrease in the near future. Dependence on these customers will expose us to the risks of substantial losses. Specifically, any one of the following events, among others, may cause material fluctuations or declines in our revenue and have a material and adverse effect on our business, financial condition, and results of operations:

•        an overall decline in the business of these clients;

•        the decision by these clients to switch to our competitors;

•        the reduction in the prices of our services agreed by these clients; or

•        the failure or inability of any of these clients to make timely payment for our services.

If we fail to maintain relationships with these clients, and if we are unable to find replacement clients on commercially desirable terms or in a timely manner or at all, our business, financial condition, and results of operations may be materially and adversely affected.

Continuing inflation, rising or continued high interest rates, and/or construction costs could reduce the demand for our services as well as decrease our profit on our existing contracts, in particular with respect to our fixed-price contracts.

Rising inflation, interest rates, and/or construction costs could reduce the demand for our services. The rising costs of materials, particularly for essential construction inputs such as steel and concrete, have introduced challenges for fixed-price contracts. Furthermore, the rise in wages has resulted in a general increase in project costs, which could potentially impact demand and negatively affect overall revenues. We bear all of the risk of high inflation with respect to those contracts that are fixed-price. Recent inflationary pressures have materially and adversely affected certain aspects of our business operations. For example, recent inflationary pressures have led to an increase in the costs associated with real estate development projects, including construction materials, labor, energy, and logistics. These increased costs cannot be transferred under fixed-price contracts, which results in compressed profits margins. Also, the recent inflationary pressures have changed the risk and return characteristics of real estate investments, necessitating a reassessment of the viability of various projects. As part of this reassessment, increased attention is being directed toward asset classes with strong inflation-hedging characteristics, such as multi-family residential developments.

We may continue to experience inflationary pressures, and inflation may have a larger impact on our results of operations in the future, particularly if we expand our business into markets and geographic areas where fixed-price and lump-sum work is more prevalent. Therefore, continued inflation, rising or continued high interest rates, and/or construction costs could have a material adverse impact on our business, financial condition and results of operations.

The nature of our contracts, particularly any fixed-price contracts, subjects us to risks of cost overruns. We may experience reduced profits or losses if costs increase above budgets or estimates or the project experiences delays.

For fiscal years ended March 31, 2025 and 2024, all of our revenue was earned under fixed-price contracts, respectively. For fixed-price contracts, we may benefit from any cost-savings, but we bear greater risk of paying some, if not all, of any cost overruns. Fixed-price contracts are established in part on proposed designs, which may be partial or incomplete, cost and scheduling estimates that are based on a number of assumptions, including those about future economic conditions, commodity and other materials pricing, and cost and availability of labor, equipment and materials, and other exigencies. Cost overruns can occur, leading to reduced profits or, in some cases, a loss for that project for a variety of reasons, including if the design or the estimates prove inaccurate or if circumstances change due to, among other things, unanticipated technical problems, difficulties in obtaining permits or approvals, changes in local laws or labor conditions, weather or other delays beyond our control, changes in the costs of equipment or raw materials, third-party service providers’ inability or failure to perform, or changes in general economic conditions and inflationary pressures. We may present change orders and claims to our clients for, among other things, additional costs exceeding the original contract price. If we fail to properly document the nature of our claims and change orders or are otherwise unsuccessful in negotiating reasonable settlements with our clients, we will likely incur cost overruns, reduced profits or, in some cases, a loss for a project. These risks are exacerbated for projects with long-term durations because there is an increased risk that the circumstances on which we based our original estimates will change in a manner that increases costs. The occurrence of significant costs overruns could have a material adverse impact on our business, financial condition, and results of operations.

Our development of a proprietary artificial intelligence model involves significant risks, including technical complexity, reliance on open-source software and technologies, data quality concerns, cybersecurity vulnerabilities, and evolving regulatory requirements, any of which could adversely affect our business, financial condition, and results of operations.

We are in the process of developing a proprietary artificial intelligence (“AI”) model designed to improve the accuracy, efficiency, and scalability of our real estate consulting services, market analysis, and business operations. The model is being developed internally and incorporates open-source software and technologies. While we believe this approach offers flexibility and cost efficiency, it introduces several significant risks.

The development of AI systems, particularly for commercial deployment, presents numerous technical and operational challenges. Data quality is critical for training and validating AI models; inaccurate, incomplete, or biased data can result in flawed outputs and decision-making errors, potentially undermining the reliability and integrity of our services. Additionally, model accuracy must be continuously monitored and refined, as AI models can produce unpredictable or suboptimal results, especially when applied to new data or use cases beyond their original training parameters.

We may also be exposed to cybersecurity risks related to the collection, storage, and processing of data used to train and operate the model. Any breach or unauthorized access could compromise sensitive information, result in legal or regulatory liability, and damage our reputation. Furthermore, as AI development becomes increasingly regulated, we face the risk of non-compliance with emerging legal and regulatory frameworks related to data privacy, algorithmic accountability, transparency, and ethical AI deployment. Non-compliance could result in fines, operational restrictions, or reputational harm.

Although we are developing the model in-house, we utilize various open-source software components, which may be subject to specific licensing requirements, including obligations to disclose or make available derivative works or modifications under certain conditions. This may limit our ability to claim full proprietary rights over the resulting software and could potentially expose us to intellectual property risks, such as inadvertent infringement or the obligation to publicly release portions of our source code. Additionally, reliance on third-party open-source tools may reduce our control over the long-term development and maintenance of key components of the model.

There is no assurance that our AI model will perform as intended, achieve the desired performance improvements, or be successfully integrated into our operations. If we are unable to complete development, if the model underperforms, or if we encounter unforeseen legal, technical, or operational barriers, our business, financial condition, and results of operations could be materially and adversely affected.

If we do not obtain substantial additional financing, including the financing sought in this offering, our ability to execute our business plan as outlined in this prospectus will be impaired.

Our plans for business expansion and development are dependent upon our raising significant additional capital, including the capital sought in this offering. Our plans call for significant new investments in developing our existing business, mergers and acquisitions, and research and development of AI-powered real estate platforms. Management estimates that our capital needs for expansion will be approximately US$2.4 million for a period of six months. Although we expect the proceeds of this offering and our net earnings to substantially fund our planned growth and development, our management will be required to properly and carefully administer and allocate these funds. Should our capital needs be higher than estimated, or should additional capital be required after the closing of this offering, we will be required to seek additional investments, loans, or debt financing to fully pursue our business plans. Such additional investment may not be available to us on terms that are favorable or acceptable, or at all. Should we be unable to meet our full capital needs, our ability to fully implement our business plan will be impaired.

If we cannot retain, attract, and motivate key personnel, we may be unable to effectively implement our business plan.

Our success depends in large part upon our ability to retain, attract, and motivate highly skilled management, research and development, marketing, and sales personnel. The loss of and failure to replace key technical management and personnel could adversely affect multiple development efforts. Recruitment and retention of senior management and skilled technical, sales and other personnel is very competitive, and we may not be successful in either attracting or retaining such personnel. We may lose key personnel to other companies, and many larger companies with significantly greater resources than us may aggressively recruit key personnel. As part of our strategy to attract and retain key personnel, we may offer equity compensation through grants of share options, restricted share awards or restricted share units. Potential employees, however, may not perceive our equity incentives as attractive enough. In addition, due to the intense competition for qualified employees, we may be required to, and have had to, increase the level of compensation paid to existing and new employees, which could materially increase our operating expenses.

If we fail to implement and maintain an effective system of internal controls or fail to remediate the material weaknesses in our internal control over financial reporting that have been identified, we may fail to meet our reporting obligations or be unable to accurately report our results of operations or prevent fraud, and investor confidence and the market price of our Common Shares may be materially and adversely affected.

Prior to this offering, we have been a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. Our management identified certain material weaknesses and control deficiencies in its assessment of our internal control over financial reporting. The material weaknesses identified relate to (i) the lack of formal internal control policies and internal independent supervision functions to establish formal risk assessment process and internal control framework over financing reporting; and (ii) the lack of accounting staff and resources with appropriate knowledge of generally accepted U.S. GAAP and SEC reporting and compliance requirements to design and implement formal period-end financial reporting policies and procedures to address complex U.S. GAAP technical accounting issue in accordance with U.S. GAAP and the SEC requirements.

To address the material weaknesses and control deficiencies identified, we plan to take the following remedial measures: (i) hiring additional qualified accounting and financial personnel with appropriate knowledge and experience in U.S. GAAP accounting and SEC reporting; and (ii) organizing regular training for our accounting staff, especially training related to U.S. GAAP and SEC reporting requirements. We also plan to adopt additional measures to improve our internal control over financial reporting, including, among others, creating a U.S. GAAP accounting policies and procedures manual, which will be maintained, reviewed, and updated, on a regular basis, to the latest U.S. GAAP accounting standards, and establishing an audit committee and strengthening corporate governance.

However, the implementation of these measures may not fully address the material weaknesses in our internal control over financial reporting. Our failure to correct the material weaknesses or our failure to discover and address any other material weaknesses or control deficiencies could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our business, financial condition, results of operations and prospects, as well as the trading price of our Common Shares, may be materially and adversely affected. Moreover, ineffective internal control over financial reporting significantly hinders our ability to prevent fraud.

Upon completion of this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002 will require that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F beginning with our second annual report after becoming a public company. In addition, once we cease to be an “emerging growth company,” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified, if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated, or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational, and financial resources and systems for the foreseeable future. We may be unable to complete our evaluation testing and any required remediation in a timely manner.

Our failure to obtain, maintain or renew licenses, approvals, permits, registrations, or filings necessary to conduct our operations could have a material adverse impact on our business, financial condition, and results of operations.

Regulatory authorities in various jurisdictions oversee different aspects of our business operations. Our current operations (real estate development management and consulting) do not require any particular licenses or permissions under the laws of Ontario and Canada. However, if we expand into new business areas, we may be required to obtain a number of licenses, approvals, permits, registrations, and filings and may also be subject to certain reporting obligations required for maintaining our subsidiaries and personnel in such jurisdictions. In addition, legislation may change in the future, which may result in new licenses and permissions being required for our current operations. We cannot assure you that we have obtained all of these licenses, approvals, permits, registrations, and filings or that we will be able to maintain, renew, or remain fully compliant with all such requirements.

If we fail to obtain any of the necessary authorizations, we may be subject to various penalties, such as confiscation of revenues generated without authorization, fines, suspension, discontinuation, or restriction of business operations, or other sanctions imposed by relevant authorities. In Canada, failure to obtain, maintain, or comply with required approvals could result in: administrative consequences, such as monetary fines, late fees, or compliance orders from regulators; restrictions or suspension of business activities, including stop-work orders from the City of Toronto or the inability to complete projects; and revocation of rights to operate, through loss of municipal or provincial permits required for construction or development activities. Any such outcome could materially and adversely affect our business, financial condition, and results of operations.

In addition, there can be no assurance that we will be able to maintain our existing licenses, approvals, registrations, or permits in the relevant jurisdictions, renew any of them when their current term expires, or update existing licenses or obtain additional ones necessary for our business expansion from time to time. Any failure to do so, or any delay in obtaining such approvals, our business operations and financial performance will be materially and adversely affected, which will materially and adversely affect our financial condition and results of operations as well.

Damage to our brand image could have a material adverse effect on our growth strategy and our business, financial condition, results of operations, and prospects.

Maintaining and enhancing our brand is critical to expanding our base of clients. Our ability to maintain and enhance our brand depends largely on our ability to maintain client confidence in our service offerings. If clients do not have a satisfactory experience with our services, our clients may seek out alternatives from our competitors and may not return to us in the future, or at all.

In addition, unfavorable publicity regarding, for example, our practices relating to privacy and data protection, competitive pressures, litigation or regulatory activity, could seriously harm our reputation. Such negative publicity also could have an adverse effect on the size, engagement, and loyalty of our client base and result in decreased total revenue which could adversely affect our business, financial condition, and results of operations. Client complaints or negative publicity about our services, company practices, employees, client data handling, and security practices could rapidly and severely diminish our clients’ confidence in us and result in harm to our brands.

If we are not able to implement our strategies to achieve our business objectives, our business operations and financial performance will be materially and adversely affected.

Our business plan and growth strategy are based on currently prevailing circumstances and the assumption that certain circumstances will or will not occur, as well as the inherent risks and uncertainties involved in various stages of development. However, there is no assurance that we will be successful in implementing our strategies or that our strategies, even if implemented, will lead to the successful achievement of our objectives. If we are not able to successfully implement our strategies, our business operations and financial performance will be materially and adversely affected, which will materially and adversely affect our financial condition and results of operations as well.

We are subject to legal and regulatory proceedings from time to time in the ordinary course of our business.

We have not been subject to any material allegations or complaints in the past, but we may be involved in legal and other disputes in the ordinary courses of our business, including allegations against us for potential infringement of third-party intellectual property rights, as well as client complaints in relation to the quality of our services and other dissatisfaction. We might also be involved in governmental investigations for content posted on our website or other aspect of our business operation in the future. Any claims against us, with or without merit, could be time-consuming and costly to defend or litigate, divert our management’s attention and resources or harm the brand equity. If a lawsuit or governmental proceeding against us is successful, we may be required to pay substantial damages or fines. We may also lose, or be limited in, the rights to offer some of our services or be required to make changes to our offerings or business model. As a result, the scope of our service offerings could be reduced, which could adversely affect our ability to attract new clients, harm our reputation and have a material adverse effect on our business, financial condition, and results of operations.

Moreover, becoming a public company will raise our public profile, which may result in increased litigation as well as increased public awareness of any such litigation. There is substantial uncertainty regarding the scope and application of many of the laws and regulations to which we are subject, which increases the risk that we will be subject to claims alleging violations of those laws and regulations. In the future, we may also be accused of having, or be found to have, infringed, misappropriated, or otherwise violated third-party intellectual property rights.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments, or bringing actions outside of the United States against us or our management that reside outside the United States based on foreign laws. It may also be difficult for you or overseas regulators to conduct investigations or collect evidence outside of the United States.

As a company incorporated under the laws of the Province of Ontario in Canada, we conduct all of our operations in Canada and substantially all of our assets are located in Canada. In addition, our directors or director nominees and officers are based in Toronto, Canada, except for one of our independent director nominees Yeung Lee, who resides in Hong Kong. All or a substantial portion of the assets of our directors and officers are located outside the United States. As a result, it may be difficult for you to effect service of process upon those persons outside the United States. It may be difficult for you to enforce judgements obtained in U.S. courts based on civil liability provisions of the U.S. federal securities laws against us and our officers and directors who do not currently reside in the U.S. or have substantial assets in the U.S.

In addition, there is uncertainty as to whether the courts of the Province of Ontario in Canada would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the U.S. or any state. A judgment of a United States court may be recognized and enforced by an Ontario court if the U.S. court had a real and substantial connection to the underlying dispute, the judgment is final and conclusive, and it is for a definite sum of money (other than taxes, fines, or penalties). Ontario courts will not re-litigate the merits of the case, but they may refuse to recognize or enforce a U.S. judgment if, among other reasons, it was obtained in a manner contrary to natural justice, is contrary to Ontario public policy, or is based on U.S. securities laws imposing multiple damages.

Our business could be materially and adversely disrupted by an epidemic or pandemic (such as the COVID-19 pandemic), or similar public threat, or fear of such an event, and the measures that the governmental authorities implement to address it.

An epidemic, pandemic, or similar serious public health issue, and the measures undertaken by governmental authorities to address it, could significantly disrupt or prevent us from operating our business in the ordinary course for an extended period, and thereby, along with any associated economic and social instability or distress, have a material adverse impact on our business, prospects, liquidity, financial condition, and results of operations.

On March 11, 2020, the World Health Organization declared the outbreak of the COVID-19 virus to be a global pandemic. For the fiscal years ended March 31, 2024 and 2025, no construction activities on our project sites were temporarily suspended due to confirmed COVID-19 case. Based on the best estimation of our management, our projects are expected to complete according to their respective project schedule, and we did not experience any cancellation of existing work orders in respect of the projects affected by COVID-19.

While the World Health Organization declared an end to the global Public Health Emergency for COVID-19 on May 5, 2023, we cannot estimate or predict with any degree of certainty the full impact of any future epidemic or pandemic on our financial condition and future results of operations. The ultimate impacts of the epidemic or pandemic and related mitigation efforts will depend on future developments, including the duration of the epidemic or pandemic, the acceptance and effectiveness of vaccines, the impact of epidemic or pandemic and related containment and mitigation measures on our clients, employees, and third-party service providers, workforce availability, and the timing and extent to which normal economic and operating conditions resume.

Systems and information technology interruption could materially and adversely impact our ability to operate.

We rely heavily on computer, information, and communications technology and related systems in order to properly operate. From time to time, we experience occasional system interruptions and delays. If we are unable to continually add software and hardware, effectively upgrade our systems and network infrastructure, and take other steps to improve the efficiency of and protect our systems, systems operation could be interrupted or delayed. In addition, our computer and communications systems and operations could be damaged or interrupted by natural disasters, telecommunications failures, acts of war or terrorism, computer viruses, physical or electronic security breaches, and similar events or disruptions. Any of these or other events could cause system interruption, delays, and loss of critical data, could delay or prevent operations, and could materially and adversely affect our operating results.

Risks Relating to this Offering and the Trading Market

There has been no public market for our Common Shares prior to this offering, and you may not be able to resell our Common Shares at or above the price you pay for them, or at all.

Prior to this offering, there has not been a public market for our Common Shares. We have submitted our application for the listing of our Common Shares on the Nasdaq Capital Market. At this time, Nasdaq has not yet approved our application to list our Common Shares. An active public market for our Common Shares, however, may not develop or be sustained after the offering, in which case the market price and liquidity of our Common Shares will be materially and adversely affected.

The initial public offering price for our Common Shares may not be indicative of prices that will prevail in the trading market and such market prices may be volatile.

The initial public offering price for our Common Shares will be determined by negotiations between us and the underwriters and may not bear a direct relationship to our earnings, book value, or any other indicia of value. We cannot assure you that the market price of our Common Shares will not decline significantly below the initial public offering price. The financial markets in the United States and other countries have experienced significant price and volume fluctuations in the last few years. Volatility in the price of our Common Shares may be caused by factors outside of our control and may be unrelated or disproportionate to changes in our results of operations.

You will experience immediate and substantial dilution in the net tangible book value of Common Shares purchased.

The initial public offering price of our Common Shares is substantially higher than the net tangible book value per share of our Common Shares. Consequently, when you purchase our Common Shares in the offering, upon completion of the offering you will incur immediate dilution of $0.34 per share, assuming an initial public offering price of $4.00, the low end of the estimated price range set forth on the cover page of this prospectus, assuming no exercise of the underwriters’ over-allotment option. See “Dilution.” In addition, you may experience further dilution to the extent that additional Common Shares are issued upon exercise of outstanding options we may grant from time to time.

We will incur substantial increased costs as a result of being a public company.

Upon consummation of this offering, we will incur significant legal, accounting, and other expenses as a public company that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and Nasdaq, impose various requirements on the corporate governance practices of public companies.

Compliance with these rules and regulations increases our legal and financial compliance costs and makes some corporate activities more time-consuming and costlier. We have incurred additional costs in obtaining director and officer liability insurance. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers.

We are an “emerging growth company,” as defined in the JOBS Act and will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Common Shares that is held by non-affiliates exceeds $700 million as of the prior June 30, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies.

After we are no longer an “emerging growth company,” or until five years following the completion of our initial public offering, whichever is earlier, we expect to incur significant additional expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 and the other rules and regulations of the SEC. For example, as a public company, we will be required to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures.

We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

Substantial future sales of our Common Shares or the anticipation of future sales of our Common Shares in the public market could cause the price of our Common Shares to decline.

Sales of substantial amounts of our Common Shares in the public market after this offering, or the perception that these sales could occur, could cause the market price of our Common Shares to decline. An aggregate of 18,000,000 Common Shares is outstanding before the consummation of this offering. An aggregate of 20,000,000 Common Shares, assuming no exercise of the underwriters’ over-allotment option, or 20,300,000 Common Shares, assuming full exercise of the underwriters’ over-allotment option, will be outstanding immediately after the consummation of this offering. Sales of these shares into the market could cause the market price of our Common Shares to decline.

We do not intend to pay dividends in the foreseeable future.

As of the date of this prospectus, none of our subsidiaries has made any dividends or distributions to us and we have not made any dividends or distributions to our shareholders. We intend to keep any future earnings to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. As a result, you may only receive a return on your investment in our Common Shares if the market price of our Common Shares increases.

The market price of our Common Shares may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price.

The initial public offering price for our Common Shares will be determined through negotiations between the underwriters and us and may vary from the market price of our Common Shares following our initial public offering. If you purchase our Common Shares in our initial public offering, you may not be able to resell those shares at or above the initial public offering price. We cannot assure you that the initial public offering price of our Common Shares, or the market price following our initial public offering, will equal or exceed prices in privately negotiated transactions of our shares that have occurred from time to time prior to our initial public offering. The market price of our Common Shares may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

•        actual or anticipated fluctuations in our revenue and other operating results;

•        the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

•        actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our Company, or our failure to meet these estimates or the expectations of investors;

•        announcements by us or our competitors of significant innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;

•        price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

•        absence of research or reports about our business published by securities or industry analysts, or negative report regarding our Common Shares published by them;

•        lawsuits threatened or filed against us; and

•        other events or factors, including those resulting from war or incidents of terrorism, or responses to these events.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, stockholders have filed securities class litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and materially and adversely affect our business.

The price of our Common Shares could be subject to rapid and substantial volatility. Such volatility, including any stock run-ups, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Common Shares.

There have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with recent initial public offerings, especially among those with relatively smaller public floats. As a relatively small-capitalization company with a relatively small public float, we may experience greater stock price volatility, extreme price run-ups, lower trading volume, and less liquidity than large-capitalization companies. In particular, our Common Shares may be subject to rapid and substantial price volatility, low volumes of trades, and large spreads in bid and ask prices. Such volatility, including any stock run-ups, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Common Shares.

In addition, if the trading volumes of our Common Shares are low, persons buying or selling in relatively small quantities may easily influence the price of our Common Shares. This low volume of trades could also cause the price of our Common Shares to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our Common Shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Common Shares. As a result of this volatility, investors may experience losses on their investment in our Common Shares. A decline in the market price of our Common Shares also could adversely affect our ability to issue additional shares of Common Shares or other of our securities and our ability to obtain additional financing in the future. No assurance can be given that an active market in our Common Shares will develop or be sustained. If an active market does not develop, holders of our Common Shares may be unable to readily sell the shares they hold or may not be able to sell their shares at all.

Our chief executive officer has substantial influence over our Company. His interests may not be aligned with the interests of our other shareholders, and he will be able to exert significant influence to prevent or cause a change of control or other transactions.

As of the date of this prospectus, Mr. Tianshu Wang, our chief executive officer, beneficially owns approximately 55.0% of our outstanding Common Shares. Following the completion of this offering, Mr. Wang will have voting control over 9,900,000 Common Shares, representing 49.5% of the total voting power of our outstanding capital stock (or 48.8% if the underwriters exercise their over-allotment option in full). As a result, Mr. Wang may exert significant influence over the outcome of corporate transactions or other matters submitted to shareholders for approval, including mergers, consolidations, the election of directors, and other major corporate actions. He will also be able to exert significant influence to prevent or cause a change in control. Without the consent of Mr. Wang, we may be prevented from entering into transactions that could be beneficial to us or our minority shareholders. In addition, he could violate his fiduciary duties by diverting business opportunities from us to himself or others. The interests of Mr. Wang may differ from the interests of our other shareholders. The concentration in the ownership of our Common Shares may cause a material decline in the value of our Common Shares. For more information regarding Mr. Wang and his affiliated entity, see “Principal Shareholders.”

Our management has broad discretion to determine how to use the funds raised in the offering and may use them in ways that may not enhance our results of operations or the price of our Common Shares.

We anticipate that we will use approximately 30% of the funds raised from this offering for developing our existing business, approximately 30% of the funds raised from this offering for potential mergers and acquisitions of peer companies or businesses along the industry value chain, approximately 25% of the funds raised from this offering for research and development of AI-powered real estate platform, and approximately 15% of the funds raised from this offering for working capital. Our management will have significant discretion as to the use of the net proceeds to us from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the market price of our Common Shares.

If we cease to qualify as a foreign private issuer, we would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and we would incur significant additional legal, accounting, and other expenses that we would not incur as a foreign private issuer.

We expect to qualify as a foreign private issuer upon the completion of this offering. As a foreign private issuer, we will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors, and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as United States domestic issuers, and we will not be required to disclose in our periodic reports all of the information that United States domestic issuers are required to disclose. While we currently expect to qualify as a foreign private issuer immediately following the completion of this offering, we may cease to qualify as a foreign private issuer in the future, in which case we would incur significant additional expenses that could have a material adverse effect on our results of operations.

Because we are a foreign private issuer and are exempt from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if we were a domestic issuer.

Nasdaq listing rules require listed companies to have, among other things, a majority of its board members be independent. As a foreign private issuer, however, we are permitted to, and we may follow home country practice in lieu of the above requirements, or we may choose to comply with the above requirement within one year of listing. The corporate governance practice in our home country, Canada, does not require a majority of our board to consist of independent directors. Thus, although a director must act in the best interests of our Company, it is possible that fewer board members will be exercising independent judgment and the level of board oversight on the management of our Company may decrease as a result. In addition, Nasdaq listing rules also require U.S. domestic issuers to have a compensation committee, a nominating/corporate governance committee composed entirely of independent directors, and an audit committee with a minimum of three members. We, as a foreign private issuer, are not subject to these requirements. Nasdaq listing rules may require shareholder approval for certain corporate matters, such as requiring that shareholders be given the opportunity to vote on all equity compensation plans and material revisions to those plans, and certain share issuances. We intend to comply with the requirements of Nasdaq listing rules in determining whether shareholder approval is required on such matters and to appoint a nominating and corporate governance committee. We may, however, consider following home country practice in lieu of the requirements under Nasdaq listing rules with respect to certain corporate governance standards which may afford less protection to investors.

If we cannot continue to satisfy the listing requirements and other rules of the Nasdaq Capital Market, our securities may be delisted, which could negatively impact the price of our securities and your ability to sell them.

We have applied to have our Common Shares listed on the Nasdaq Capital Market upon consummation of this offering. It is a condition to the closing of this offering that our Common Shares qualify for listing on a national securities exchange. Following this offering, in order to maintain our listing on the Nasdaq Capital Market, we will be required to comply with certain rules of the Nasdaq Capital Market, including those regarding minimum stockholders’ equity, minimum share price, minimum market value of publicly held shares, and various additional requirements. Even if we initially meet the listing requirements and other applicable rules of the Nasdaq Capital Market, we may not be able to continue to satisfy these requirements and applicable rules. If we are unable to satisfy the Nasdaq Capital Market criteria for maintaining our listing, our securities could be subject to delisting.

If the Nasdaq Capital Market subsequently delists our securities from trading, we could face significant consequences, including:

•        a limited availability for market quotations for our securities;

•        reduced liquidity with respect to our securities;

•        a determination that our Common Shares are a “penny stock,” which will require brokers trading in our Common Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Common Shares;

•        limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

Because we are an “emerging growth company,” we may not be subject to requirements that other public companies are subject to, which could affect investor confidence in us and our Common Shares.

For as long as we remain an “emerging growth company,” as defined in the JOBS Act, we will elect to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of shareholder approval of any golden parachute payments not previously approved. Because of these lessened regulatory requirements, our shareholders would be left without information or rights available to shareholders of more mature companies. Further, we elected to use the extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that we (1) are no longer an emerging growth company or (2) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates. If some investors find our Common Shares less attractive as a result, there may be a less active trading market for our Common Shares and our share price may be more volatile. See “Implications of Our Being an Emerging Growth Company.”

If we are classified as a PFIC, United States taxpayers who own our Common Shares may have adverse United States federal income tax consequences.

A non-U.S. corporation such as ourselves will be classified as a PFIC for any taxable year if, for such year, either

•        At least 75% of our gross income for the year is passive income; or

•        The average percentage of our assets (determined at the end of each quarter) during the taxable year which produce passive income or which are held for the production of passive income is at least 50%.

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business), and gains from the disposition of passive assets.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. taxpayer who holds our Common Shares, the U.S. taxpayer may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements.

Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent year, more than 50% of our assets may be assets which produce passive income, in which case we would be deemed a PFIC, which could have adverse U.S. federal income tax consequences for U.S. taxpayers who are shareholders. We will make this determination following the end of any particular tax year. For purposes of the PFIC analysis, in general, a non-U.S. corporation is deemed to own its pro rata share of the gross income and assets of any entity in which it is considered to own at least 25% of the equity by value.

For a more detailed discussion of the application of the PFIC rules to us and the consequences to U.S. taxpayers if we were or are determined to be a PFIC, see “Material Income Tax Consideration — Material United States Federal Income Tax Consequences — PFIC Consequences.”

Our pre-IPO shareholders will be able to sell their shares upon completion of this offering subject to restrictions under Rule 144 under the Securities Act.

18,000,000 of our Common Shares are issued and outstanding as of the date of this prospectus. Our pre-IPO shareholders may be able to sell their Common Shares under Rule 144 after the completion of this offering. See “Shares Eligible for Future Sale.” Because these shareholders have paid a lower price per Common Share than participants in this offering, when they are able to sell their pre-IPO shares under Rule 144, they may be more willing to accept a lower sales price than the IPO price. This fact could impact the trading price of the Common Shares following the completion of the offering, to the detriment of participants in this offering. Under Rule 144, before our pre-IPO shareholders can sell their shares, in addition to meeting other requirements, they must meet the required holding period. We do not expect any of the Common Shares to be sold pursuant to Rule 144 during the pendency of this offering.

The shareholders who own 5% or more of our Common Shares, as well as our officers and directors, have agreed not to sell any of their Common Shares for a period of six (6) months from the date of this prospectus. See “Underwriting — Lock-Up Agreements” for more information.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of the Province of Ontario. Our directors and officers are based in Toronto, Canada except for one independent director, Yeung Lee, who is located in Hong Kong, and all or a substantial portion of their assets, and a substantial portion of our assets, are located outside of the United States. We have appointed an agent for service of process in the United States, but it may be difficult for shareholders who reside in the United States to effect service within the United States upon those directors, officers, and experts who are not residents of the United States. It may also be difficult for shareholders who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors, officers, and experts under the United States federal securities laws. There can be no assurance that U.S. investors will be able to enforce against us, members of our board of directors, officers, or certain experts named herein who are residents of Canada or other countries outside the United States, any judgments in civil and commercial matters, including judgments under the federal securities laws.

We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us under the federal securities laws of the United States or of any state in the United States.

USE OF PROCEEDS

Based upon an assumed initial public offering price of $4.00 per Common Share, which is the low end of the estimated initial public offering price range set forth on the cover page of this prospectus, we estimate that we will receive net proceeds from the sale of our Common Shares of approximately $6,389,141, after deducting estimated underwriting discounts and commissions and estimated offering expenses. If the underwriters’ option to purchase additional Common Shares is exercised in full, we estimate, based on the assumptions stated above, that we will receive net proceeds of approximately $7,493,141, after deducting estimated underwriting discounts and commissions and estimated offering expenses.

Each $1.00 increase (decrease) in the assumed initial public offering price of $4.00 per share, would increase (decrease) the net proceeds to us from this offering by approximately $1,839,878, assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions.

Based upon the assumptions stated above, we intend to use the net proceeds of this offering as follows:

•        approximately 30% for developing our existing business, including hiring more business development managers, project managers, and client relationship specialists, diversifying our service offerings, and enhancing marketing efforts;

•        approximately 30% for potential mergers and acquisitions of peer companies or businesses along the industry value chain;

•        approximately 25% for research and development of AI-powered real estate platform integrating comprehensive real estate data, industry trends, and advanced analytics; and

•        approximately 15% for working capital and other general corporate purposes.

The precise amounts and percentage of proceeds we would devote to particular categories of activity will depend on prevailing market and business conditions as well as particular opportunities that may arise from time to time. This expected use of our net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including any unforeseen cash needs. Similarly, the priority of our prospective uses of proceeds will depend on business and market conditions as they develop. Accordingly, our management will have significant flexibility and broad discretion in applying the net proceeds of the offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus.

Although we may use a portion of the proceeds for the acquisition of, or investment in, companies, technologies, products, services, or assets that complement our business, we have no present understandings, commitments, or agreements to enter into any acquisitions or make any investments. We cannot assure you that we will make any acquisitions or investments in the future. As of the date of this prospectus, we have not identified any specific companies for potential merger or acquisition.

Based on our current operations and scheduled expansion plans, we believe that our existing cash and cash equivalents, together with the anticipated net proceeds from this offering, will enable us to operate our existing operations and administrative functions and also provide the planned funds for capital expenditures through the fiscal year ending March 31, 2025. For additional information regarding our potential capital requirements, see “Risk Factors.”

DIVIDEND POLICY

While we have previously declared and paid cash dividends, we have no plan to declare or pay any dividends in the near future on our shares. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

The holders of our Common Shares are entitled to dividends out of funds legally available when and as declared by our directors. Should we decide in the future to pay dividends, our ability to do so depends upon our future operations and earnings, capital requirements and surplus, general financial conditions, and other factors that our directors may deem relevant.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2025:

•        On an actual basis; and

•        On a pro forma basis to give effect to the sale of 2,000,000 Common Shares by us in this offering at an assumed initial public offering price of $4.00 per share, which is the low end of the estimated initial public offering price range set forth on the cover page of this prospectus, after deducting the estimated underwriting commissions and estimated offering expenses, and assuming that the underwriters do not exercise their over-allotment option.

You should read this table in conjunction with our financial statements and related notes appearing elsewhere in this prospectus. See “Use of Proceeds” and “Description of Share Capital.”

	As of March 31, 2025
	Actual	Pro forma(1)
Cash and cash equivalents	$175,281	$175,281

Bank loans – current and non-current	$32,325	$32,325
Shareholder’s Equity:
Common shares, CAD0.0001 par value, 500,000,000 shares authorized, 9,900,000 shares issued and outstanding; 18,000,000 shares issued and outstanding as of April 15, 2025, 20,000,000 shares issued and outstanding without exercise of over-allotment option, as adjusted	$689	$1,392
Additional paid-in capital	$—	$6,957,024
Retained earnings	$507,124	$507,124
Accumulated other comprehensive income	$—	$—
Total shareholders’ equity	$507,813	$7,465,540
Total capitalization	$540,138	$7,497,865

____________

(1)      As of the date of this prospectus, we have 18,000,000 Common Shares outstanding.

The number of our Common Shares that would be outstanding after this offering is based on 18,000,000 Common Shares outstanding as of September 4, 2025, assuming the issuance of 2,000,000 Common Shares in this offering.

DILUTION

If you invest in our Common Shares, your interest will be diluted to the extent of the difference between the initial public offering price per Common Share and the pro forma net tangible book value per Common Share after the offering. Our historical net tangible book value as of March 31, 2025 was $507,813, or $0.03 per share. We calculate our historical net tangible book value per share by dividing our total tangible assets less our total liabilities by the number of our outstanding Common Shares. Our net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of our Common Shares in this offering and the pro forma as adjusted net tangible book value per share of our Common Shares immediately after completion of this offering.

Dilution results from the fact that the per Common Share offering price is substantially in excess of the book value per Common Share attributable to the existing shareholders for our presently outstanding Common Shares. After giving effect to the issuance and sale of 2,000,000 shares in this offering at an assumed initial public offering price of $4.00 per share, which is the low end of the estimated initial public offering price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and offering expenses payable by us, the pro forma as adjusted net tangible book value as of March 31, 2025 would have been $7,465,540 or $0.37 per share. This represents an immediate increase in net tangible book value to existing shareholders of $0.34 per share. The public offering price per share will significantly exceed the net tangible book value per share. Accordingly, new investors who purchase shares in this offering will suffer an immediate dilution of their investment of $3.63 per share. The following table illustrates this per share dilution to the new investors purchasing shares in this offering:

Assumed initial public offering price per share	$4.00
Historical net tangible book value per share of March 31, 2025	$0.03
Increase in pro forma net tangible book value per share attributable to new investors purchasing shares in this offering	$0.34
Pro forma net tangible book value per share immediately after this offering	$0.37
Dilution per share to new investors in this offering	3.63

A $1.00 increase (decrease) in the assumed public offering price of $4.00 per share would increase (decrease) the pro forma net tangible book value by $1,839,878, the pro forma net tangible book value per share after this offering by $0.47 per share and the dilution in pro forma net tangible book value per share to investors in this offering by $3.53 per share, assuming that we will issue 2,000,000 Common Shares in this offering and after deducting the estimated underwriting discount and offering expenses payable by us. If the underwriters’ option to purchase additional shares in this offering is exercised in full, the pro forma net tangible book value, as adjusted to give effect to this offering, would be $0.42 per share and the dilution to new investors would be $3.58 per share.

We may also increase or decrease the number of shares we are offering. A one million share increase in the number of shares offered by us would increase the pro forma net tangible book value per share by $0.16 and decrease the dilution per share to investors participating in this offering by $0.16, assuming the assumed initial public offering price of $4.00 per share remains the same and after deducting the estimated underwriting discount and estimated offering expenses payable by us. A one million share decrease in the number of shares offered by us would decrease the pro forma as adjusted net tangible book value per share after this offering by $0.17 and increase the dilution per share to new investors participating in this offering by $0.17, assuming the assumed initial public offering price of $4.00 per share remains the same and after deducting the estimated underwriting discount and estimated offering expenses payable by us.

The following charts illustrate our pro forma proportionate ownership, upon completion of this offering by present shareholders and investors in this offering, compared to the relative amounts paid by each, assuming the sale of 2,000,000 Common Shares at an assumed initial public offering price of $4.00 per share, which is the low end of the estimated initial public offering price range set forth on the cover page of this prospectus. The charts reflect payment by present shareholders as of the date the consideration was received and by investors in this offering for the assumed number of Common Shares at the assumed offering price without deduction of commissions or expenses. The charts further assume no changes in net tangible book value other than those resulting from this offering.

	Shares Purchased		Total Consideration		Average Price Per Share ($)
	Amount (#)	Percent (%)	Amount ($)	Percent (%)
Existing shareholders	18,000,000	90.0%	569,136	6.6%	0.03
New investors	2,000,000	10.0%	8,000,000	93.4%	4.00
Total	20,000,000	100.0%	8,569,136	100.0%	0.43

The table below shows what happens when the over-allotment option exercised, based upon the same assumptions stated above:

	Shares Purchased		Total Consideration		Average Price Per Share ($)
	Amount (#)	Percent (%)	Amount ($)	Percent (%)
Existing shareholders	18,000,000	88.7%	569,136	5.8%	0.03
New investors	2,300,000	11.3%	9,200,000	94.2%	4.00
Total	20,300,000	100.0%	9,769,136	100.0%	0.48

If the underwriters’ over-allotment option of 300,000 shares is exercised in full, the percentage of shares held by existing stockholders would be reduced to 88.7% of the total number of shares to be outstanding after this offering; and the number of shares held by the new investors would be increased to 2,300,000 shares, or 11.3%, of the total number of shares outstanding after this offering.

The number of our Common Shares reflected in the discussion and tables above is based on 18,000,000 Common Shares outstanding as of September 4, 2025.

The pro forma information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our Common Shares and other terms of this offering determined when this offering goes effective.

CORPORATE HISTORY AND STRUCTURE

Corporate History

Lorenzo Developments Inc. (formerly known as “Lorenzo Consulting Inc.”) is a limited company incorporated under the Business Corporation Act of Ontario, Canada, on April 22, 2016. On November 18, 2019, we filed Articles of Amendment on change of name with Ontario Business Registry, Canada, to change its name from Lorenzo Consulting Inc. to Lorenzo Developments Inc.

Our Corporate Structure

The following diagram illustrates our corporate structure as of the date of this prospectus.

____________

Notes:

(1)      Represents 9,900,000 Common Shares held by Sky Pivot Corp., a Canadian company, incorporated in Ontario which is 100% owned by Tianshu Wang, our chief executive officer, president, and director as of the date of this prospectus.

(2)      Represents 3,636,000 Common Shares held by YUYUKPING LIMITED, a British Virgin Islands company, which is 100% owned by Yuk Ping Yu, as of the date of this prospectus.

(3)      Represents 4,464,000 Common Shares held by six minority shareholders, each of which holds less than 5% of our Common Shares, as of the date of this prospectus.

(4)      The calculations are based on 20,000,000 Common Shares issued and outstanding after this offering, assuming no exercise of the underwriters’ over-allotment option.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included in this prospectus. In addition to historical financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors” and in “Disclosure Regarding Forward-Looking Statements.” All amounts included in the fiscal years ended March 31, 2024 and 2025 have been prepared in accordance with U.S. GAAP.

Overview

We are engaged in providing real estate-related services, consisting of real estate development management and consulting.

Our real estate development management services include managing the process of securing all necessary governmental approvals, permits, and licenses for development projects; arranging for professional services such as engineering and legal support; overseeing project execution to ensure quality, safety, and on-time delivery; and maintaining consistent communication with clients throughout the project lifecycle. Our real estate consulting services include delivering professional feasibility assessment reports or suggestions, based on the completion of a series of interrelated tasks, such as feasibility study, purchase and sale advisory, and investment consultation.

Across both service lines, we integrate market research, zoning analysis, and urban planning insights to deliver informed and practical guidance. By combining strategic planning with seamless execution coordination, we help our clients navigate complex development processes and maximize the long-term value of their real estate investments.

For the fiscal years ended March 31, 2024 and 2025, we had total revenue of CAD182,500 and CAD1,709,809 (US$1,189,102), respectively. Our net loss was CAD207,661 for the fiscal year ended March 31, 2024, and our net income was CAD1,138,338 (US$791,667) for the fiscal year ended March 31, 2025. As of March 31, 2024 and 2025, our Company had cash of CAD1,710 and CAD252,036 (US$175,281), respectively, and had working capital of CAD447,942 and CAD675,891 (US$470,054), respectively.

Factors Affecting Our Results of Operations

In addition to the general factors affecting the Canadian economy, the global economy and our industry, our results of operations and financial condition are affected by a number of industry- and company-specific factors, including those set forth below:

Relationships with customers:    Our ability to secure new contracts and maintain ongoing projects is closely tied to the strength of our relationships with clients. In this industry, long-term customer relationships are often built on a track record of quality, reliability, and responsiveness. Customer satisfaction affects repeat business, the awarding of future contracts, and our reputation in the marketplace. Therefore, maintaining effective communication, meeting project timelines, and consistently delivering value are central to both our operational success and financial performance.

Competition in the real estate development industry:    The real estate development industry in Canada is highly competitive, with numerous local, national, and international firms competing for both public and private sector projects. We face challenges not only on price, but also on the basis of project delivery timelines, quality of work, safety performance, technical expertise, and customer service. Furthermore, fluctuations in material costs, labor availability, and new technologies may shift competitive advantages.

COVID-19 Affecting Our Results of Operations

On January 30, 2020, the World Health Organization declared the outbreak of COVID-19 a “public health emergency of international concern,” and on March 11, 2020, the World Health Organization characterized the outbreak as a “pandemic”. Governments in affected countries imposed travel bans, quarantines, and other emergency public health measures, which had caused material disruption to businesses globally resulting in an economic slowdown. Canada began easing COVID-19 restrictions in May 2020, with most provincial mask mandates lifted by spring 2022 and all federal travel-related requirements, including quarantine and masking, ending in October 2022.

In the longer-term, if there is any resurgence of COVID-19 pandemic in Canada, it is likely to adversely affect the economies and financial markets of many countries, and could result in a global economic downturn and a recession. This would likely adversely affect the Company’s business, financial condition, and results of operations.

Our operations may be negatively affected if any of our employees or employees of our customers is suspected of contracting or having contracted COVID-19, since this may require us and our customers to quarantine some or all of the relevant employees and disinfect our project sites and facilities. If these adverse impacts materialize and persist for a substantial period of time, they may significantly and adversely affect our business operations and financial performance.

For the fiscal years ended March 31, 2024 and 2025, no construction activities on our project sites were temporarily suspended due to confirmed COVID-19 case. Based on the best estimation of our management, our projects are expected to complete according to their respective project schedule, and we did not experience any cancellation of existing work orders in respect of the projects affected by COVID-19.

However, the extent of the impact of COVID-19 on our future financial results will be dependent on future developments, such as the length and severity of the pandemic, the potential resurgence of the pandemic, future government actions in response to the pandemic and the overall impact of the COVID-19 pandemic on the global economy and capital markets, among many other factors, all of which remain highly uncertain and unpredictable. Given this uncertainty, it is impracticable for us to quantify the expected impact of the COVID-19 pandemic on our future operations, financial condition, liquidity, and results of operations if the current situation continues.

Results of Operations

The following is a summary of our statements of income as derived from our financial statements included elsewhere in this prospectus, and this summary should be read in conjunction therewith.

Comparison of Results of Operations for the Fiscal Years Ended March 31, 2024 and 2025

	For the fiscal year ended March 31
	2024	2025	2025
	CAD	CAD	USD
Revenue
Management services	182,500	1,226,230	852,793
Consulting services	—	483,579	336,309
Total Revenues	182,500	1,709,809	1,189,102

General and administrative expenses	477,122	343,856	239,138
(Loss)/Income from Operations	(294,622)	1,365,953	949,964
Interest expenses, net	(10,372)	(7,455)	(5,185)
Other income, net	51,636	104,186	72,457
Total other income, net	41,264	96,731	67,272

(Loss)/Income before Income Taxes	(253,358)	1,462,684	1,017,236
Income Taxes Provision/(benefit)	(45,697)	324,346	225,569
Net (Loss)/Income	(207,661)	1,138,338	791,667

Revenue

Revenue	For the fiscal year ended March 31,					Increase
	2024		2025
	CAD	%	CAD	US$	%	CAD	%
Management services	182,500	100%	1,226,230	852,793	72%	1,043,730	>100%
Consulting services	—	—	483,579	336,309	28%	483,579	100%
Total revenue	182,500	100%	1,709,809	1,189,102	100%	1,527,309	>100%

Our revenue is generated from real estate development management services and real estate consulting services. Our real estate development management services include managing the process of securing all necessary governmental approvals, permits, and licenses for development projects; arranging for professional services such as engineering and legal support; overseeing project execution to ensure quality, safety, and on-time delivery; and maintaining consistent communication with clients throughout the project lifecycle. Our real estate consulting services include delivering professional feasibility assessment reports or suggestions, based on the completion of a series of interrelated tasks.

Our revenue increased from CAD182,500 for the fiscal year ended March 31, 2024 to CAD1,709,809 (US$1,189,102) for the fiscal year ended March 31, 2025, which was mainly due to: (i) our business expansion to real estate consulting services for the fiscal year ended March 31, 2025; (ii) our management’s deep understanding of the industry, accumulation of customer resources, and good relationship with local engineering, architectural, and legal service providers, which ensured the sustainability of our business; and (iii) employment of additional site supervisor, who enhanced our execution capabilities and provided more quality services.

Our revenue generated from real estate development management services increased by CAD1,043,730 (US$725,871) from CAD182,500 for the fiscal year ended March 31, 2024 to CAD1,226,230 (US$852,793) for the fiscal year ended March 31, 2025, which was mainly due to expansion on our real estate development management business. For the fiscal year ended March 31, 2025, we added nine customers to our real estate development management business.

For the fiscal year ended March 31, 2025, our Company expanded its business to real estate consulting services and the revenue generated from consulting services amounted to CAD483,579 (US$336,309), as a result of our enhanced business development efforts and new expansion of consulting services. For the fiscal year ended March 31, 2025, we totally served 16 customers, while 1 customer we served is originally our development management client for the fiscal year ended March 31, 2024.

General and administrative expenses

General and administrative expenses	For the fiscal year ended March 31,					Increase/(Decrease)
	2024		2025
	CAD	%	CAD	US$	%	CAD	%
Salaries and wages	112,476	24%	196,691	136,790	57%	84,215	75%
Rental expenses	53,379	11%	40,664	28,280	12%	(12,715)	(24)%
Consulting fee	55,310	12%	3,500	2,434	1%	(51,810)	(94)%
Meals and entertainment expenses	18,911	4%	25,010	17,393	7%	6,099	32%
Office expenses	5,260	1%	13,268	9,227	4%	8,008	152%
Professional Fees	8,274	2%	45,858	31,892	13%	37,584	454%
Amortization expenses	7,859	2%	4,025	2,799	1%	(3,834)	(49)%
Credit loss	206,447	42%	1,653	1,150	1%	(204,794)	(99)%
Others	9,206	2%	13,187	9,173	4%	3,981	43%
Total general and administrative expenses	477,122	100%	343,856	239,138	100%	(133,266)	(28)%

Our general and administrative expenses mainly consisted of salaries and wages, rental expenses, meals and entertainment expenses, professional fees, and credit loss. General and administrative expenses decreased by CAD133,266 (US$92,681) or 28%, from CAD477,122 for the fiscal year ended March 31, 2024, to CAD343,856 (US$239,138) for the fiscal year ended March 31, 2025. This decrease was mainly attributable to: (i) the decrease in credit loss and consulting fee and partially offset by (ii) the increase in salary and wages resulting from the increase in salaries of existing staff and the recruitment of additional employees for our management department; (iii) the increase in meals and entertainment resulting from the business expansion; and (iv) the increase in professional fee resulting from the increase in lawyer fee which incurred from updating the Company’s shareholding structure and the industry analysis report fee on Canada property development industry. The decrease in credit loss was primarily due to the accrued expected credit loss for other receivables, which amounted to CAD206,447 for the fiscal year ended March 31, 2024, compared to nil for the fiscal year ended March 31, 2025, and newly added expected credit loss for accounts receivables, which amounted to CAD1,653 for the fiscal year ended March 31, 2025. The decrease in consulting fee was primarily due to the decrease in investor relationship management and public relationship services, which amounted to CAD40,000 for the fiscal year ended March 31, 2024 and nil for the fiscal year ended March 31, 2025.

Other income (expenses)

Our other income (expenses) primarily consisted of income from disposal of long-term investment, government subsidies, interest expenses, and others. Other income (expenses) increased by CAD55,467 (US$38,575), or 134%, from CAD41,264 for the fiscal year ended March 31, 2024 to CAD96,731 (US$67,272) for the fiscal year ended March 31, 2025, primarily because of the increase in net income on disposal of the long-term investment amounted to CAD60,000 (US$41,728) in the fiscal year ended March 31, 2025.

(Loss)/Income before income taxes

Income before income taxes was CAD1,462,684 (US$1,017,236) for the fiscal year ended March 31, 2025, representing an increase of CAD1,716,042 (US$1,193,436) as compared to a loss of CAD253,358 for the fiscal year ended March 31, 2024. The increase was primarily attributable to the increased revenue and decrease in general and administrative expenses.

Income Taxes Provision/(benefit)

Our provision for income taxes was CAD324,346 (US$225,569) for the fiscal year ended March 31, 2025, representing an increase of CAD370,043 (US$257,350) compared to the income tax benefit of CAD45,697 for the fiscal year ended March 31, 2024. The increased income tax provision was mainly due to increased taxable income in the fiscal year ended March 31, 2025.

Under the current Canadian income tax act, the first CAD500,000 of profits of the Company will be subject to a combined provincial and federal corporate income tax of 12.2%, and profits in excess of CAD500,000 will be taxed at a combined provincial and federal corporate income tax of 26.5%.

The difference between the amount of the provision for income taxes and the amount computed by multiplying income before income taxes by the statutory Canadian tax rate is reconciled as follows:

	For the fiscal years ended March 31,
	2024	2025	2025
	CAD	CAD	US$
Income (loss) before tax	(253,358)	1,462,684	1,017,236
Statutory Canadian tax rate	26.50%	26.50%	26.50%
Income tax based on statutory tax rate	(67,140)	387,611	269,568
Preferential rate deduction	—	(72,349)	(50,316)
Non-deductible expenses	21,645	6,186	4,302
Temporary differences-losses and tax credits	(202)	2,898	2,015
Income taxes provision/(benefit)	(45,697)	324,346	225,569

Net (loss)/income

Our net income was CAD1,138,338 (US$791,667) for the fiscal year ended March 31, 2025, representing an increase of CAD1,345,999 (US$936,087) compared to the net loss of CAD207,661 for the fiscal year ended March 31, 2024. The increase in net income was primarily due to the higher revenue for the fiscal year ended March 31, 2025, as discussed above under revenue sections.

Liquidity and Capital Resources

The following table sets forth our current assets and current liabilities as of the dates indicated:

	March 31, 2024	March 31, 2025	March 31, 2025
	CAD	CAD	US$
CURRENT ASSETS:
Cash and cash equivalent	1,710	252,036	175,281
Accounts receivable, net	—	105,697	73,508
Deferred IPO costs	—	215,685	150,000
Due from related parties	607,383	907,828	631,357
TOTAL CURRENT ASSETS	609,093	1,481,246	1,030,146
CURRENT LIABILITIES:
Long-term loans – current portion	21,580	19,920	13,854
Accrued and other payables	96,830	460,263	320,095
Operating lease liabilities – current	23,795	29,781	20,711
Income tax payable	18,946	295,391	205,432
TOTAL CURRENT LIABILITIES	161,151	805,355	560,092
WORKING CAPITAL	447,942	675,891	470,054

Accounts receivable, net

Our accounts receivables represent the Company’s right to consideration in exchange for services that the Company has transferred to the customer before payment is due. Our accounts receivable, net balance was nil as of March 31, 2024 and increased to CAD105,697 (US$73,508) as of March 31, 2025. The increase was mainly due to increased real estate development management services rendered.

Loans

As of March 31, 2024 and 2025, we had total loans of CAD68,060 and CAD46,480 (US$32,325), respectively. The following table sets forth the breakdown of our loans as of the dates indicated:

	March 31, 2024	March 31, 2025	March 31, 2025
	CAD	CAD	US$
Long-term loans – current portion	21,580	19,920	13,854
Long-term loans – non-current portion	46,480	26,560	18,471
Total loans	68,060	46,480	32,325

The long-term loans (including the current portion) outstanding as of March 31, 2024 and 2025 carried a floating interest rate of prime rate plus 4.03% per annum, were denominated in CAD, with a term from February 2, 2022 to July 10, 2027. The effective interest rates were 13.33% and 11.08% for the fiscal years ended March 31, 2024 and 2025, respectively.

Lease Liabilities

We recognized total lease liabilities of CAD44,482 and CAD34,186 (US$23,774) as of March 31, 2024 and 2025, respectively. The decrease was primarily due to the expiration of one of our lease agreements during the year.

Contractual Obligations

The following table sets forth our contractual obligations as of March 31, 2024:

	Payment due by Period
	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years
	CAD	CAD	CAD	CAD	CAD
Long-term loans	68,060	21,580	39,840	6,640	—
Lease liabilities	50,100	27,600	22,500	—	—
Total	118,160	49,180	62,340	6,640	—

The following table sets forth our contractual obligations as of March 31, 2025:

	Payment due by Period
	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years
	CAD	CAD	CAD	CAD	CAD
Bank loans	46,480	19,920	26,560	—	—
Lease liabilities	36,000	31,500	4,500	—	—
Total	82,480	51,420	31,060	—	—

Apart from what is shown above, we did not have any significant capital commitments or long-term obligations or guarantees as of March 31, 2025 and 2024.

Capital Expenditures

Our capital expenditure mainly consisted of expenditures on property, plant, and equipment. The Company did not have any significant capital commitments as of March 31, 2024 and 2025.

We have historically funded our working capital needs primarily from cash generated from our operations, bank loans, and advance payments from shareholders. Our working capital requirements are affected by the efficiency of our operations, the numerical volume and dollar value of our revenue contracts, the progress or execution on our customer contracts, and the timing of accounts receivable collections. Our management believes that current levels of cash and cash flows from operations will be sufficient to meet our anticipated cash needs for at least the next 12 months from the date of this prospectus. However, we may need additional cash resources in the future if we experience changed business conditions or other developments, and may also need additional cash resources in the future if we wish to pursue opportunities for acquisitions, research and development investment, or other similar initiatives. If it is determined that the cash requirements exceed our amounts of cash on-hand, we may seek to issue debt or equity securities or obtain a credit facility.

Cash flows for the fiscal years ended March 31, 2024 and 2025

	For the fiscal years ended March 31,
	2024	2025	2025
	CAD	CAD	US$
Net cash (used in)/generated from operating activities	(107,849)	1,645,036	1,144,055
Net cash generated from investing activities	58,111	259,555	180,510
Net cash generated from/(used in) financing activities	47,740	(1,654,265)	(1,150,473)
Net (decrease)/increase in cash and cash equivalent	(1,998)	250,326	174,092
Total cash and cash equivalents, beginning of year	3,708	1,710	1,189
Total cash and cash equivalents, end of year	1,710	252,036	175,281

Operating activities

Net cash provided by operating activities was CAD1,645,036 (US$1,144,055) for the fiscal year ended March 31, 2025, compared to the net cash used in operating activities of CAD107,849 for the fiscal year ended March 31, 2024. The change was primarily attributable to the following:

i.       net income increased by CAD1,345,999 (US$936,087) for the fiscal year ended March 31, 2025 as compared to the fiscal year ended March 31, 2024;

ii.      accounts receivable increased by CAD107,350 (US$74,657) for the fiscal year ended March 31, 2025, compared to nil for the fiscal year ended March 31, 2024, mainly due to increased management services provided near year-end, for which payments were not yet received as of March 31, 2025;

iii.     other assets increased nil for the fiscal year ended March 31, 2025, compared to an increase of CAD111,500 for the fiscal year ended March 31, 2024;

iv.      accrued and other payables increased by CAD376,933 (US$262,141) for the fiscal year ended March 31, 2025, compared to an increase of CAD37,925 for the fiscal year ended March 31, 2024;

v.       lease liabilities — operating lease decreased by CAD20,545 (US$14,288) for the fiscal year ended March 31, 2025, compared to a decrease of CAD33,000 for the fiscal year ended March 31, 2024; and

vi.     income tax payable increased by CAD276,445 (US$192,256) for the fiscal year ended March 31, 2025, compared to an increase of CAD11,241 for the fiscal year ended March 31, 2024.

Investing activities

Net cash generated from investing activities was CAD259,555 (US$180,510) for the fiscal year ended March 31, 2025, compared to the cash generated from investing activities of CAD58,111 for the fiscal year ended March 31, 2024. During the fiscal year ended March 31, 2025, we generated CAD560,000 (US$389,457) from disposals of long-term investment and used CAD300,445 (US$208,947) of the proceeds to provide loans to related parties. During the fiscal year ended March 31, 2024, we spent CAD1,769 on the purchase of fixed assets and generated a repayment received from shareholder loans of CAD59,880.

Financing activities

Net cash used in financing activities was CAD1,654,265 (US$1,150,473) for the fiscal year ended March 31, 2025, compared to the cash provided by financing activities of CAD47,740 for the fiscal year ended March 31, 2024. During the fiscal year ended March 31, 2025, net cash used in financing activities included: (i) repayment of loans of CAD21,580 (US$15,008), (ii) redemption of preferred shares of CAD1,350,000 (US$938,869), (iii) dividends paid for preferred shares of CAD67,000 (US$46,569), and (iv) deferred costs related to the initial public offering of CAD215,685 (US$150,000). During the fiscal year ended March 31, 2024, net cash generated from financing activities included: (i) repayment of loans of CAD18,260, (ii) proceeds from issuance of preferred shares of CAD150,000, and (iii) dividends paid for preferred shares of CAD84,000.

Trend Information

The increase in our revenue for the fiscal year ended March 31, 2025 is primarily attributable to (i) our business expansion to real estate consulting services for the fiscal year ended March 31, 2025; (ii) our management’s deep understanding of the industry, accumulation of customer resources, and good relationship with local engineering, architectural, and legal service providers, which ensured the sustainability of our business; and (iii) employment of additional site supervisor, who enhanced our execution capabilities and provided more quality services.

While the expansion into real estate consulting services contributed significantly to our revenue in the fiscal year ended March 31, 2025, such increase was partly due to the fact that this business segment was newly launched and did not contribute to revenue in the prior fiscal year. As a result, the year-over-year growth from this segment may not be as pronounced in future periods. However, we plan to retain and further develop this business line as a recurring part of our operations, and expect it to continue contributing to revenue on an ongoing basis, even if the margins or growth rate moderate.

Our management’s industry knowledge, customer relationships, and collaborations with local engineering, architectural, and legal service providers are core strengths that we expect to support the continued growth and sustainability of our business over the long term.

In addition, while the hiring of an additional site supervisor in the fiscal year ended March 31, 2025 was a specific response to increased business needs, we expect to continue expanding our team in line with project demand. As such, future staffing enhancements will be made as necessary, reflecting a sustainable approach to supporting our operations rather than a one-time event.

Since the expansion into real estate consulting services was the primary driver of our revenue increase for the fiscal year ended March 31, 2025, we do not expect the same level of year-over-year revenue growth to continue in future periods.

Other than as disclosed elsewhere in this prospectus, we are not aware of any trends, uncertainties, demands, commitments or events that are reasonably likely to have a material effect on our revenues, income from continuing operations, profitability, liquidity or capital resources, or that would cause reported financial information not necessarily to be indicative of future operating results or financial condition or results of operations.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements, including arrangements that would affect our liquidity, capital resources, market risk support, and credit risk support or other benefits, except the following:

On April 15, 2025, our shareholders approved the subscription by seven subscribers for an aggregate of 8,100,000 Common Shares at a subscription price of CAD0.10101 per share (the “Shares Subscription”). Following the Shares Subscription, we had a total of 18,000,000 Common Shares issued and outstanding.

Critical Accounting Estimates

The discussion of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. We evaluate our estimates and assumptions on an ongoing basis using the best information available. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from our expectations as a result of changes in our estimates.

Critical accounting policy is both material to the presentation of financial statements and requires management to make difficult, subjective, or complex judgments that could have a material effect on financial condition or results of operations. Accounting estimates and assumptions may become critical when they are material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change, and that have a material impact on financial condition or operating performance.

Critical accounting estimates are those that involve making assumptions about uncertain matters at the time the estimate is made. If different estimates, which could reasonably have been used, or changes in those estimates that are likely to occur from period to period, have a material impact on the presentation of our financial condition, changes in financial condition, or results of operations, they are considered critical. Some of our accounting policies require higher degrees of judgment than others in their application. We determined that there were no critical accounting estimates.

Recently Issued Accounting Pronouncements

A list of recent relevant accounting pronouncements is included in Note 2 “Summary of Significant Accounting Policies” of our financial statements.

Except as mentioned in Note 2 “Summary of Significant Accounting Policies” of our financial statements, we do not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on our balance sheets, statements of operations and comprehensive (loss)/income, and statements of cash flows.

INDUSTRY

All the information and data presented in this section have been derived from Frost & Limited’s (“Frost & Sullivan”) industry report commissioned by us entitled “Canada Real Estate Development Services Market Study” (the “Frost & Sullivan Report”) unless otherwise noted. Frost & Sullivan has advised us that the statistical and graphical information contained herein is drawn from its database and other sources. The following discussion contains projections for future growth, which may not occur at the rates that are projected or at all.

OVERVIEW OF REAL ESTATE DEVELOPMENT SERVICES IN CANADA

Definition

The real estate development services industry encompasses a range of professional activities that support the planning, development, and management of real estate projects across residential, commercial, and industrial sectors. Industry players in this domain are critical for bridging the gap between raw land and fully developed properties, offering expertise and services that enable efficient and sustainable real estate development. The industry’s scope includes project development, project management, and consultancy services, catering to developers, investors, and other stakeholders involved in real estate projects.

Source: Frost & Sullivan Report

Value Chain

The upstream stage focuses on the initial groundwork required for real estate development, including land preparation, regulatory compliance, and resource procurement. Landowners provide the raw land, while developers act as the central coordinators, conceptualizing projects and ensuring they align with market demand and regulatory requirements. Raw material suppliers provide essential resources such as construction materials, equipment, and infrastructure components.

The midstream stage encompasses the actual execution of real estate projects, focusing on construction, quality assurance, and risk mitigation, and is primarily driven by project management firms, which oversee the entire construction process, ensuring that timelines, budgets, and quality standards are met. These firms coordinate closely with other stakeholders, including main contractors and subcontractors, to translate project plans into completed structures. Main contractors are responsible for managing the core construction activities, such as structural work, system installation, and compliance with safety and design standards. Meanwhile, subcontractors handle specialized tasks, such as interior finishing, landscaping, or specific technical installations.

At the downstream stage, real estate agents play a crucial role in marketing and facilitating the sale or lease of properties to end-users. They act as intermediaries between developers and potential buyers or tenants, ensuring that properties reach the right audience and transactions proceed smoothly. The owners or tenants of premises represent the final users of the developed real estate. Additionally, transaction and investment consultants provide advisory services to buyers, investors, and developers at this stage. They assist with property valuations, market analysis, regulatory compliance, and negotiation support, ensuring that transactions are executed effectively and align with financial objectives.

Source: Frost & Sullivan Report

Market Size

The real estate development services market in Canada showed a steady growth from 2019 to 2024, increasing from CAD37.0 billion in 2019 to CAD53.8 billion in 2024, at a compoubd annual growth rate (“CAGR”) of 7.8%, driven by the urbanization, population growth, rising demand for residential and mixed-use developments, and government investment in affordable housing and infrastructure projects. Additionally, commercial expansion in major cities like Toronto, Vancouver, and Montreal contributed significantly to this increase. Looking ahead, the market is projected to grow to CAD73.4 billion by 2029, reflecting a CAGR of 6.4% from 2025 to 2029, supported by continued investment in urban infrastructure, housing, and commercial projects during this period.

Among the three key segments, project management of construction has emerged as a critical growth driver, reaching CAD14.2 billion in 2024 with a CAGR of 9.9% from 2019 to 2024. The segment’s sustained momentum, with a projected CAGR of 6.8% from 2025 to 2029, underscores its pivotal role in navigating Canada’s expanding construction landscape. The rising complexity of large-scale developments, fueled by growing urbanization and population growth, has heightened the demand for professional project management services that ensure efficient execution of residential, commercial, and industrial projects. Additionally, increasing construction spending in Canada which increased from CAD283.51 billion in 2019 to CAD408.47 billion in 2024, has created opportunities for project managers to oversee timeline planning, quality assurance, and compliance with sustainability and green building standards.

Similarly, the market size of consultancy in real estate transactions reached CAD12.5 billion in 2024 with a CAGR of 7.6% from CAD8.7 billion in 2019. The growing complexity of real estate transactions, driven by fluctuating property prices, regulatory changes, and diverse financing structures, has made consultancy services indispensable. With Canada’s major cities experiencing rapid population growth and surging demand for housing, developers and investors increasingly rely on consultants for property valuations, market research, and investment strategies. Rising affluence and changing lifestyle preferences have also fueled demand for high-quality residential and mixed-use developments, further driving the need for expert advisory services to align projects with market demand. Additionally, consultants are playing a crucial role in helping stakeholders navigate stringent regulatory frameworks, secure financing, and adopt data-driven decision-making tools, such as predictive analytics, to maximize returns and mitigate risks.

Market Size of Real Estate Development Services Market (Canada), 2019-2029E

CAD Billion
Project development
Project management of construction
Consultancy in real estate transactions
110
100
90
80
70
60
50
40
30
20
10
0
37.0
39.5
49.0
52.3
50.1
53.8
57.3
60.9
64.7
69.0
73.4
19.5
19.7
23.6
25.9
25.4
27.1
28.7
30.4
32.3
34.3
36.0
8.9
9.6
11.8
13.3
13.3
14.2
15.0
15.9
16.9
18.1
19.6
8.7
10.2
13.6
13.0
11.4
12.5
13.6
14.6
15.5
16.5
17.8
2019
2020
2021
2022
2023
2024
2025E
2026E
2027E
2028E
2029E

CAGR	2019-2024	2025E-2029E
Total	7.8%	6.4%
Project Development	6.8%	5.9%
Project Management of Construction	9.9%	6.8%
Consultancy in Real Estate Transactions	7.6%	6.9%

Source: Frost & Sullivan Report

Market Drivers

Urbanization, Population Growth, and Rising Affluence:    Urbanization, population growth, and rising affluence are significant drivers of the real estate development services industry in Canada. As more people move to urban centers in search of opportunities and a higher quality of life, the demand for residential, commercial, and industrial properties continues to expand. Major cities such as Toronto, Vancouver, and Montreal are experiencing rapid population growth, leading to increased demand for housing, office spaces, and infrastructure. The population in Canada has grown from 37.62 million in 2019 to 41.53 million in 2024, representing a CAGR of approximately 2.0% during this period. Furthermore, rising affluence has contributed to changing lifestyle preferences, with growing demand for high-quality residential developments, mixed-use properties, and modern commercial spaces. The average income of individuals in Canada and Ontario has also increased consistently at a CAGR of 1.3% and 1.4%, respectively, over the past five years. This reflects stronger purchasing power and the ability of households to invest in real estate. Collectively, these factors have created opportunities for project management services to ensure that construction projects meet the evolving expectations of affluent buyers and investors.

Rising Complexity of Real Estate Transactions:    The increasing complexity of real estate transactions is a also significant driver of the real estate development services industry in Canada. As the real estate market evolves, factors such as fluctuating property prices, regulatory changes, diverse financing structures, and shifting buyer preferences have made transactions more intricate. Additionally, the growing emphasis on compliance with local, provincial, and federal regulations further complicates the transaction process. The rising complexity has driven demand for consultancy services, including market research, negotiation support, and regulatory guidance, as stakeholders seek professional assistance to ensure informed decision-making and successful transactions.

Growth in Housing Starts:    The increase in housing starts across Canada, particularly in metropolitan areas, is a key driver of the real estate development services industry. The number of new housings starts in metropolitan areas grew from 196.74 thousand units in 2019 to 223.81 thousand units in 2023, representing a CAGR of 3.3% during this period. Ontario, as a key market, saw an even higher growth rate, with housing starts rising from 67.86 thousand units in 2019 to 85.77 thousand units in 2023, reflecting a CAGR of 6.0%. As housing construction activity accelerates, developers increasingly require project management services to address challenges such as site selection, zoning compliance, and construction oversight. Moreover, the rising housing demand underscores the importance of consultancy services, including market research and feasibility studies, to ensure that projects align with market needs.

Market Opportunities

Increasing Demand for Data-Driven Decision-Making:    As the industry becomes more competitive and complex, developers, investors, and other stakeholders are increasingly relying on advanced analytics, predictive modeling, and market intelligence to make informed decisions. Leveraging data enables accurate property valuations, risk assessments, and investment strategies while helping identify emerging market trends and opportunities. Additionally, advancements in technology, such as AI and machine learning, are further enabling the integration of real-time data and automation into decision-making processes.

Focus on Sustainability and Green Building Standards:    With increasing awareness of environmental issues and the push for energy-efficient and eco-friendly construction, developers are under pressure to incorporate sustainable practices into their projects. Programs such as Leadership in Energy and Environmental Design and Canada’s Net-Zero building initiatives are driving demand for expertise in green construction, energy optimization, and sustainable design. This shift provides opportunities for service providers to offer specialized consultancy in green certifications, renewable energy integration, and sustainable material sourcing.

Market Constraints Analysis

Economic Uncertainty:    Economic uncertainty poses a significant challenge for the real estate development services industry in Canada, as factors such as tariff wars, geopolitical tensions, and inflationary pressures disrupt supply chains and drive up the costs of construction materials. Rising interest rates, introduced to combat inflation, have further increased borrowing costs for both developers and homebuyers, dampening housing demand and slowing project pipelines. Additionally, volatility in global trade policies and energy prices adds unpredictability to construction budgets and timelines. These developments have weakened consumer spending and investor confidence, forcing developers to adopt cautious strategies while balancing affordability concerns and profitability.

Rising Construction Costs and Labor Shortages:    The cost of construction materials, including lumber, steel, and concrete, has surged due to inflation, supply chain disruptions, the increase in certain tariffs, and global demand, placing pressure on project budgets and profitability. Additionally, labor shortages across the construction sector have intensified, with an aging workforce, a lack of skilled tradespeople, and increased competition for talent exacerbating the issue.

COMPETITION OVERVIEW

There are numerous participants in Canada’s real estate development services market, with over 2,000 market participants in 2024, including local businesses and branches of multinational corporations. These companies varied significantly in terms of capital scale and the scope of their business operations. In terms of market concentration, the industry is predominantly led by top-tier integrated service providers from both local and international markets, such as Colliers International Group Inc. and Altus Group Limited. These leading firms offer comprehensive real estate solutions across the entire project lifecycle, including modular consulting services such as project development feasibility studies, project financing structure design, policy compliance consulting, and asset operation optimization. Leveraging their rich project experience, solid government-enterprise cooperation networks, as well as one-stop service scope, leading players hold a significant advantage in securing high-end residential, large-scale commercial, and mixed-use consulting projects, especially in core areas including Toronto and Vancouver.

Meanwhile, there are numerous consulting firms in the market that specialize in niche areas, e.g., Urban Strategies, Inc. and MHBC Planning Ltd. excel in land evaluation and planning and are able to provide more refined market analysis and regulatory consulting services. Meanwhile, integrated engineering consulting firms like Stantec Inc. and WSP Global Inc. specialize in engineering supervision and environmental assessment services. Moreover, regional markets exhibit significant differentiation in consulting demand, for example, local French-speaking service providers are more preferred in the Quebec region, and Alberta’s energy transition has given rise to a demand for specialized land-use change consulting services, therefore, the varied needs offer rich competitive opportunities for market participants.

Major players

Leading players	Introduction	Year of establishment	Headquarters
Colliers International	Colliers is one of Canada's leading commercial real estate services firms operating in 68 countries, with a stock code of (NASDAQ, TSX: CIGI). In the real estate development sector, Colliers mainly offers project management, construction solutions, infrastructure advisory, as well as planning complex mixed-use developments and quantifying development capacity.	1976	Canada
Altus Group	Altus Group Limited is a leading service provider of asset and fund intelligence for commercial real estate, offering bank loan monitoring, development feasibility studies, project management for commercial, infrastructure and residential real estate projects, from pre-construction to operations.	2005	Canada
CBRE Group Inc	CBRE Group Inc. (CBRE) is one of the leading companies in commercial real estate services and investments and provides comprehensive project development, project management and property sale and purchase advice to developers, covering market research and risk assessment.	1906	the United States
Urban Strategies Inc.	Urban Strategies Inc. mainly provide urban design, planning and engagement consultancy services for governments, development companies in the residential, commercial as well as institutional sectors.	1986	Canada
MHBC Planning	MHBC Planning is a leading expert in urban and rural planning, urban design, landscape architecture, cultural heritage, and resource management, offering project development feasibility studies and construction planning for the public and private sectors.	1973	Canada

Source: Frost & Sullivan Report

Entry Barriers

Lack of Track Record:    The Canadian market is highly dependent on long-established industry ecosystems, including government relations, developer and contractor partnerships, and supply chain management. New entrants face challenges due to a lack of track record, particularly in the high-end commercial development sector, where developers tend to favor service providers with extensive local project experience. Additionally, brand recognition influences customer decision-making. Overcoming this barrier requires years of relationship building and word-of-mouth marketing.

Regulations and Compliance Requirements:    In Canada, regulatory and compliance requirements present barriers to entry in the real estate development market. Real estate development management services providers must possess a strong understanding of local zoning bylaws, which regulate land use, building heights, and densities, and a comprehensive compliance review made by developers is essential during the initial stages of project planning. Additionally, buildings must be designed and constructed in accordance with the building codes to ensure safety and structural integrity, and variations in building codes across different provinces further complicate this process. Therefore, the fragmented nature of these policies and regulations requires new entrants to establish specialized legal and compliance teams across different regions and remain continuously updated on regulatory changes, potentially leading to longer development timelines and increased administrative costs.

BUSINESS

Overview

We are engaged in providing real estate-related services, consisting of real estate development management and consulting.

Our real estate development management services include managing the process of securing all necessary governmental approvals, permits, and licenses for development projects; arranging for professional services such as engineering and legal support; overseeing project execution to ensure quality, safety, and on-time delivery; and maintaining consistent communication with clients throughout the project lifecycle. Our real estate consulting services include delivering professional feasibility assessment reports or suggestions, based on the completion of a series of interrelated tasks, such as feasibility study, purchase and sale advisory, and investment consultation.

Across both service lines, we integrate market research, zoning analysis, and urban planning insights to deliver informed and practical guidance. By combining strategic planning with seamless execution coordination, we help our clients navigate complex development processes and maximize the long-term value of their real estate investments.

Competitive Strengths

We believe that the following strengths have contributed to our success:

A Deep Understanding of the Industry:    Our management team has over 10 years of experience in the Canadian real estate development industry, providing them with deep insight into market dynamics, regulatory frameworks, and development practices. For example, Tianshu Wang, our chief executive officer, director, and president, has been involved in the real estate industry since 2014. Prior to founding the Company, he co-founded Pantheon Group Inc., where he served as the chief financial officer from September 2014 to April 2017. In that role, he led numerous land acquisition, land disposition, and financing transactions, bringing expertise across both operational and strategic aspects of real estate development, including deal structuring, market analysis, and stakeholder engagement. Xiaoyin Li, our chief financial officer, has been involved in the real estate industry since 2013. From February 2019 to January 2024, she worked at Baystreet Group Inc., a real estate sales and investment company, where she assisted clients with property transactions, deal negotiations, and market analysis. In addition, Chaoyu Wang, our vice president, is a licensed professional with certifications in both new home warranty administration and property management. He holds the designation required to manage new home construction in Ontario, Canada, issued by Tarion, a not-for-profit consumer protection organization established by the Ontario government to administer the province’s new home warranty program, which allows him to ensure compliance with provincial warranty obligations and construction quality standards. He is also a licensed property manager, authorized to oversee residential property operations in accordance with regulatory requirements and tenant obligations. His dual qualifications in construction and property management provide him with a comprehensive understanding of both project execution and post-completion asset management. Over the course of his career, he has directly supervised the construction of multiple single-family and multi-family homes, coordinating contractors, managing site logistics, and ensuring timely project delivery.

Comprehensive and Customized Real Estate Development Solutions:    We offer comprehensive and customized solutions that cover many aspects of real estate development, including architectural design, budget control, legal compliance, and zoning coordination. By closely considering each client’s specific needs, such as the intended use of the property, financial capacity, and aesthetic preferences, we deliver development strategies that are both practical and personalized. Our ability to integrate these elements into cohesive project plans enables our clients to achieve functional, compliant, and visually appealing real estate assets.

Multidisciplinary and Experienced Team:    We are supported by a seasoned team of professionals with diverse backgrounds in architecture, engineering, finance, law, and project management. This multidisciplinary expertise allows us to approach real estate development from multiple dimensions, ensuring that each project is designed with aesthetic integrity, financial feasibility, legal compliance, and operational efficiency in mind. In addition, approximately 33% of team members have 10 years of industry experience and our team has successfully completed 23 projects since our inception. The integration of technical knowledge and practical experience enables us to respond effectively to complex development challenges and deliver high-quality results for our clients.

Challenges

Set forth below are the challenges we face in our business operations:

Client Concentration:    Our business to some extent depends on a few major customers. For the fiscal year ended March 31, 2025, four clients, 2519558 Ontario Inc., 2484508 Ontario Ltd., Eva Capital Investment Inc., and 3471 Sheppard Developments Inc., accounted for 35%, 13%, 12%, and 11% of our total revenue, respectively. For the fiscal year ended March 31, 2024, one client, 3471 Sheppard Developments Inc., accounted for 99% of our total revenue. Dependence on these customers will expose us to the risks of substantial losses. If we fail to maintain relationships with these clients, and if we are unable to find replacement clients on commercially desirable terms or in a timely manner or at all, our business, our financial condition, and results of operations may be materially and adversely affected.

Dependence on Third-party Service Providers:    To offer our clients a diversified selection of services, we must maintain healthy relationships with a variety of third parties. If such third parties increase the prices of their services, fail to provide their services effectively, or discontinue their relationships with us, we could suffer service interruptions and increased costs, which may have a material adverse effect on our business, financial condition, and results of operations.

Uncertainty in Securing Development Permits and Licenses:    One of the challenges we face in managing development projects is the potential impact of evolving government policies on the approval process. Securing the necessary governmental approvals, permits, and licenses, particularly those related to zoning, architectural, mechanical, and structural compliance, is subject to regulatory frameworks that may change over time. New or revised policies can lead to prolonged review timelines, higher application cost, increased documentation requirements, or additional procedural steps, which present an ongoing risk to our project timelines and cost estimates, and may also affect project feasibility and influencing our clients’ willingness to proceed with proposed developments.

Reliance on Key Management and Personnel:    Our success depends in large part upon our ability to retain, attract, and motivate highly skilled management. The loss of and failure to replace key technical management and personnel could adversely affect multiple development efforts. Due to the intense competition for qualified employees, we may be required to, and have had to, increase the level of compensation paid to existing and new employees, which could materially increase our operating expenses.

Growth Strategies

We intend to develop our business and strengthen brand loyalty by implementing the following strategies:

Development of Artificial Intelligence Technology to Enhance Client Services and Operations:    We plan to develop an AI model to enhance the accuracy, efficiency, and scalability of our real estate consulting services, market analysis, and internal business operations. By integrating zoning regulations, geographic and environmental data, and predictive analytics, our AI system is expected to enable us to deliver data-driven insights to clients while streamlining internal workflows. We intend to expand the application of this technology to support personalized client services, identify emerging market opportunities, and optimize operational efficiency, thereby strengthening our competitive position and supporting our long-term growth.

Strategic Acquisitions to Strengthen Operational Capabilities:    We plan to acquire architectural firms, construction teams, and real estate consulting groups to enhance our operational capabilities and reinforce our market presence. By integrating the expertise, processes, and technologies of established industry players, we aim to improve efficiency, strengthen cost controls, and mitigate operational risks. These strategic acquisitions are expected to allow us to deliver higher-quality real estate projects with greater consistency and profitability. In addition, expanding our internal resources through targeted acquisitions will enable us to broaden our service offerings, improve project execution, and provide more comprehensive, end-to-end real estate solutions to our clients.

Expansion into Distressed Asset Acquisition and Affordable Housing Development:    As part of our growth strategy, we plan to expand into the acquisition and development of distressed real estate assets, including bank-seized and foreclosed properties, underutilized development projects, and government-incentivized rental housing. We intend to seek out bank-repossessed and foreclosed properties and utilize our proprietary AI model to identify high-potential assets available at discounted prices. These properties are expected to be held, developed, or resold to generate long-term returns. In parallel, we plan to acquire underdeveloped or stalled projects — whether at the initial planning stage or mid-construction — where we can serve as a buyer or financial partner. Additionally, we intend to pursue partnerships with government programs that promote affordable and rental housing in response to increasing demand in the Toronto market. By applying strategic oversight, efficient execution, and data-driven insights, we aim to unlock value in these assets and further strengthen our market position in the Greater Toronto Area.

Revenue Model

We derive our revenue from the following sources: (i) real estate development management services; and (ii) real estate consulting services.

For the fiscal years ended March 31, 2025 and 2024, the revenue derived from real estate development management services was CAD1,226,230 (US$852,793) and CAD182,500, accounting for 72% and 100% of our total revenue, respectively.

For the fiscal years ended March 31, 2025 and 2024, the revenue derived from real estate consulting services was CAD483,579 (US$336,309) and nil, accounting for 28% and nil of our total revenue, respectively.

Business Model

We are primarily engaged in real estate development management and real estate consulting services.

Real Estate Development Management

Our real estate development management services encompass the entire project lifecycle for the development and renovation of residential and commercial properties, including pre-development, development, and post-development phases. We provide customized solutions for timeline and project management, design coordination, budget control, legal compliance, and coordination with city services and zoning requirements.

Pre-development

In the pre-development phase, our development management services include:

(1)    providing expert guidance through market analysis, feasibility studies, investment planning, and risk assessment to ensure alignment with industry trends and profitability goals;

(2)    developing comprehensive project timelines and budgets, ensuring realistic scheduling, cost control, and alignment with the project’s financial and operational objectives;

(3)    conducting detailed site planning to evaluate land use, access, infrastructure, and environmental considerations, ensuring optimal site layout and regulatory compliance;

(4)    collaborating with urban planners and engineers to create customized architectural solutions that balance aesthetics, functionality, and zoning compliance for commercial, residential, and mixed-use properties developments;

(5)    managing the process of securing all necessary governmental approvals, permits, and licenses for development projects, including those related to zoning, architectural, mechanical, and structural requirements;

(6)    managing the tendering process and assisting with the selection of qualified contractors and suppliers to ensure competitive pricing, capability, and alignment with project requirements;

(7)    procuring general liability and builder’s risk insurance to ensure appropriate coverage throughout the course of the project; and

(8)    assisting clients in securing financing for the project, including identifying suitable funding sources, preparing required documentation, and coordinating with lenders or financial institutions.

Development

In the development phase, our services include:

(1)    scheduling, coordinating, and overseeing contractors across all major trades, including electrical, mechanical, and structural work;

(2)    supervising the project site to ensure construction activities are carried out in accordance with design specifications, engineering standards, and regulatory requirements, while maintaining strict quality control;

(3)    monitoring on-site progress to ensure the project is completed safely, on time, and to the required standard, while proactively addressing any technical or construction-related challenges; and

(4)    maintaining open and consistent communication with the client through regular progress updates and detailed reporting.

Post-development

In the post-development phase, our services include:

(1)    coordinating with municipal authorities to ensure compliance with all required city inspections and regulations; and

(2)    overseeing marketing and sales efforts to promote the property and facilitate successful transactions.

For the year ended March 31, 2025 and 2024, we completed 15 and one development management projects, respectively.

Real Estate Consulting Services

In addition to real estate development management, we also offer real estate consulting services, including feasibility study, purchase and sale advisory, and investment consultation.

Feasibility Study

As part of our consulting services, we conduct a feasibility study on the developmental potential of the property and engage the necessary professionals to prepare concept plans and supporting studies. The consultation may cover rezoning, renovation, and development proposals, depending on the project’s specific objectives and site characteristics.

The scope of our feasibility study includes:

(1)    reviewing the current development plan, zoning regulations, and relevant provincial land use policies;

(2)    assessing the potential for rezoning or identifying required variances for development/renovation;

(3)    engaging an architect and urban planner to develop concept plans and supporting studies for the proposed development/renovation; and

(4)    preparing preliminary development options to evaluate the highest and best use of the property.

We also coordinate and liaise with key stakeholders, including:

(1)    the municipal planning department to obtain initial feedback on the development/renovation potential;

(2)    the local councilor for insights and preliminary discussions on rezoning and planning approvals; and

(3)    mortgage brokerages to explore potential financing opportunities.

Purchase and Sale Advisory

Our real estate purchase and sale advisory services are designed to support clients through the full transaction cycle, from due diligence to legal documentation. Our services cover a comprehensive due diligence review of all relevant drawings, reports, and application documents such as architectural plans, civil and utilities plans, energy efficiency reports, sun/shadow and wind studies, tree preservation plans, and transportation impact studies. We also conduct a detailed project pro forma to assess the financial viability of the proposed development and engage a construction cost expert to provide a construction cost estimate. In addition, we assist clients in engaging a qualified real estate lawyer to verify the property title and prepare a draft agreement of purchase and sale.

Investment Consultation

Our real estate investment consulting services include conducting a comprehensive analysis of current market conditions and performing risk management assessments related to potential investments. We assist in identifying, evaluating, and recommending potential and suitable investment vehicles, and developing exit strategies tailored to proposed investments. We also determine appropriate fund allocation strategies and provide periodic reports and investment recommendations throughout the service period.

For the year ended March 31, 2025 and 2024, we completed 19 and nil consultation projects, respectively.

Our Team

Our ability to deliver comprehensive and tailored services is driven by a dedicated and multi-disciplinary team, organized into specialized units to ensure expertise and efficiency across all phases of client engagement and project execution. Our team is composed of the following core groups:

Business and Client Relations Team

This team serves as the primary point of contact for our clients, focusing on understanding their needs and fostering long-term relationships. They maintain and expand client engagement by delivering customized solutions tailored to various property types. They also conduct in-depth market research and analysis to provide investment insights and strategies. In addition, the team actively identifies new business opportunities and works to establish and cultivate long-term strategic partnerships that support sustained growth. As of May 31, 2025, there are 2 members in our business and client relations team.

Project Management and Development Team

This team is responsible for the operational execution of our projects, ensuring quality, timeliness, and alignment with client expectations. They manage project timelines and budgets, coordinate with all stakeholders, implement quality control measures, and resolve challenges to keep developments on schedule and within scope. On-site, they ensure construction activities comply with safety standards, zoning regulations, and municipal building codes, while overseeing contractors and enforcing quality assurance protocols. They also develop customized architectural solutions that balance aesthetics, functionality, and regulatory requirements, working closely with urban planners and engineers on a wide range of commercial, residential, and mixed-use developments. In addition, the team provides strategic guidance on project planning, conducting market analysis, feasibility studies, investment planning, and risk assessments to ensure alignment with industry trends and long-term profitability. As of May 31, 2025, there are 3 members in our project management and development team.

Legal and Urban Planning Team

This team ensures that all our activities remain compliant with applicable laws and regulations, effectively navigating the complex legal and regulatory landscape of real estate development. They provide legal counsel to support full compliance in real estate transactions and development processes. Additionally, they manage critical components such as zoning applications, permit acquisition, and detailed feasibility assessments to ensure project viability and alignment with municipal planning requirements. As of May 31, 2025, there are 2 members in our legal and urban planning team.

Clients

Our clients are primarily real estate owners. For the years ended March 31, 2025 and 2024, we had 23 and 2 clients, respectively.

Four clients, 2519558 Ontario Inc., 2484508 Ontario Ltd., Eva Capital Investment Inc., and 3471 Sheppard Developments Inc., accounted for 35%, 13%, 12%, and 11% of our total revenue for the fiscal year ended March 31, 2025, respectively. One client, 3471 Sheppard Developments Inc., accounted for 99% of our total revenue for the fiscal year ended March 31, 2024.

We enter into service agreements with our clients. Although each service agreement is unique, typical material terms include the following terms:

•        Scope of Services:    a general description of the services to be rendered;

•        Term of Agreement:    the duration of the engagement, which could be project-based, a fixed term, or ongoing until terminated according to specific provisions;

•        Compensation and Payment:    details of the fee structure (most of our service agreements are fix-priced contracts), the schedule for payments, and provisions for the reimbursement of pre-approved out-of-pocket expenses;

•        Client Responsibilities:    outline of the client’s obligations, which typically include providing necessary information, site access, and cooperation to facilitate the services;

•        Confidentiality:    mutual obligations to protect sensitive or proprietary information shared between the parties during the engagement; and

•        Termination:    conditions and procedures under which either party can end the agreement, along with the consequences of termination, such as final payments for services rendered up to that point.

Third-party Service Providers

We work with third parties to provide services to our clients. Third-party service providers we regularly work with include construction companies, architects, engineers, and real estate lawyers. We do not enter into engagement arrangements with these third-party service providers. Rather, we may introduce or recommend such service providers to our clients based on the specific needs of their projects. Following our referral, our clients independently assess, select, and contract with these service providers. During the fiscal years ended March 31, 2025 and 2024, we worked with 83 and 13 third-party service providers on eight and one projects, respectively.

To ensure that we only work with qualified third-party service providers, we formed a standard process to evaluate these service providers and control the quality of their services, which include the following steps:

Selection.    We select the third-party service providers based on quality of services, prices, delivery time, and ability to fulfill contracts.

Inspection.    After a third-party service provider begins working with us on a project, we regularly inspect its performance during different stages of the project according to detailed specifications and timeline for services in our agreement with the service provider.

Review.    We review the performance of each third-party service provider after a project, and rate them according to quality of services, timeliness, and prices. Depending on the performance of a service provider, we will increase, decrease, or even terminate our cooperation with it.

We typically do not enter into long-term supply contracts with these third-party service providers, but only enter into an agreement for specific projects after we are engaged by our clients. Our agreements with third-party service providers specify scope of services, price of each service, delivery time, and payment date, among other things.

Quality Management

We primarily ensure our service quality through a combination of on-site supervision and a software-based management system.

Our project management team conducts regular on-site supervision to ensure that all construction activities comply with applicable safety standards, zoning regulations, and municipal building codes. This includes monitoring contractor performance, verifying adherence to approved plans and specifications, identifying and addressing potential compliance issues in a timely manner, and coordinating with local authorities as needed to maintain regulatory alignment throughout the development process.

Our software-based management system, currently under active development and being piloted across several internal teams as part of a phased rollout, enables real-time monitoring of project timelines, budgets, and quality control metrics, allowing for proactive oversight and early detection of potential delays or cost overruns. By offering visibility into each phase of the development process, it helps ensure that projects remain on schedule, stay within budget, and meet the quality standards and expectations set by our clients. See “Business — Research and Development — Internal Software System.”

Licenses and Permissions

Our current business, which is mainly focused on real estate development management and consulting does not require any particular licenses and permissions under the laws of Ontario and Canada. However, the legislation of Ontario and Canada may change in the future, which may result in new licenses and permissions being required for our current operations. If we expand our business, we may also be required to obtain licenses and permissions for the new business.

If we are required to obtain any licenses and permissions under applicable laws and regulations in Ontario and Canada, our certificates, licenses or permits may fail to be obtained, renewed, or revoked under some circumstances. For example, if we become a real estate builder in Ontario, we may be required to hold and maintain a valid builder and/or vendor license issued by the Home Construction Regulatory Authority under the New Home Construction Licensing Act, 2017. We may also be required under the Ontario New Home Warranties Plan Act to enroll homes in the statutory warranty program. Without this registration, we cannot close sales of new homes and may face enforcement action.

We must also obtain and comply with provincial and municipal planning and building approvals before starting construction, including zoning by-law amendments, site plan and subdivision approvals, and building and demolition permits, for any such new business activities. Failure to obtain or maintain these approvals can result in stop-work orders and project delays. Any such disruption in business operations could materially and adversely affect our business, financial condition, and results of operations, which could adversely affect our financial condition and results of operations. We cannot assure you that we will be able to successfully maintain or timely complete any required updates or renewals of these licenses and permits on a timely basis.

Subject to future site selection strategies, we may need to acquire certain special approvals from various ministries, such as Ministry of Transportation of Ontario for developments near provincial highways. See “Risk Factors — Risks Related to Our Business and Industry — Our failure to obtain, maintain or renew licenses, approvals, permits, registrations, or filings necessary to conduct our operations could have a material adverse impact on our business, financial condition, and results of operations.”

Other than the aforementioned general registration compliance and development activities, engaging in real estate development management and consulting activities does not require us to obtain specific operating licenses or permits under current Canadian and Ontario law.

Research and Development

Internal Software System

We are developing a proprietary internal software system designed to address core operational challenges related to project scheduling, financial modeling, and real-time workflow management.

The software, currently in active development, is being piloted across several internal teams as part of a phased rollout. It serves to consolidate project-related information into a single, consistently structured system, enabling consistent, data-driven analysis across our planning, development, and construction functions. The system also improves internal task coordination by integrating scheduling, document tracking, and departmental handoffs within a unified platform. It also facilitates the efficient generation of customized pro forma models tailored to each project’s financial structure, allowing for faster and more accurate investment evaluations.

Additionally, the software is enabled to produce customizable reports for our clients, providing transparent, real-time visibility into project progress, budget status, and forecasted returns. This functionality is expected to enhance the value of our services by presenting complex project data in an accessible and user-friendly format for our clients.

As of the date of this prospectus, we have invested CAD5,000 (US$3,477) in the development of this internal software system. We expect to complete its development and fully deploy it by October 2025, and we plan to apply for copyright protection upon its completion.

AI Model for Real Estate Consultation, Market Analysis, and Business Management

We are developing a proprietary AI model designed to enhance the accuracy, efficiency, and scalability of our real estate consulting services, market analysis, and business operations. The model is being developed through a combination of in-house development and third-party outsourcing. In-house development is expected to encompass market data analysis, project report generation, and planning application optimization, while customer service functions are expected to be built internally utilizing open-source software and technologies. Specialized components, including land value assessment and property fine management, are planned to be outsourced to third-party providers.

As of the date of this prospectus, we have spent CAD5,000 (US$3,477) on the development of the AI model, and we are currently (1) researching functionalities related to report generation and customer service communication; (2) organizing internal and third-party data for integration; and (3) recruiting talent with expertise in AI. We expect to complete the development of the AI model and fully deploy it by the first quarter of 2026. The AI model is expected to consist of the following key components:

Data Collection and Integration

The AI model is expected to aggregate and harmonize multiple layers of data critical to real estate development and analysis:

•        zoning by-laws, land use regulations, and municipal policies from local, regional, and provincial authorities;

•        geographic data, including property size, land use classification, and infrastructure connectivity; and

•        community environment data, such as demographic trends, economic indicators, and public amenities.

Market Trend Analysis

The AI model is anticipated to continuously monitor and interpret market data to support informed and forward-looking decision-making. Through advanced analytics and historical tracking, it is set to:

•        collect and analyze historical real estate transaction data across Toronto, including monthly and annual sales figures;

•        evaluate pricing trends, demand-supply dynamics, and investment behavior patterns; and

•        apply predictive analytics to forecast market fluctuations and identify emerging investment opportunities.

Business Management and Optimization

The AI model is also planned for supporting internal operations by improving efficiency, decision-making, and client service, including:

•        managing schedules, deadlines, and client follow-ups to streamline workflow and enhance productivity;

•        optimizing investment timing based on market trends and financial cycles;

•        responding to client inquiries on zoning regulations, market trends, and property valuations, and providing personalized property or investment recommendations based on client preferences and investment goals through an AI-powered virtual assistant; and

•        identifying operational inefficiencies, providing cost-effective strategies, improving resource allocation, and supporting budgeting and workload distribution.

Sales and Marketing

Our current sales strategy is anchored in three primary channels, which have formed the foundation of our business development and client acquisition efforts.

The first channel is our long-standing partnerships with local real estate broker networks. These brokers are deeply embedded within the communities we serve and consistently provide us with access to qualified leads, off-market listings, and early-stage project opportunities. By combining their localized market insight with our development expertise, we are able to source deals more strategically and in alignment with our business objectives. As of the date of this prospectus, we have neither entered into any agreements with these real estate brokers for referring clients to us or providing market information and opportunities, nor have we paid any compensation to them for such referrals or related services. Despite the absence of formal arrangements, these brokers continue to refer clients and provide relevant information based on our strong reputation and the comprehensive nature of our services.

The second channel is our strong relationship with a network of real estate investors and developers. These relationships have been fostered through consistent communication, successful past collaborations, and a shared alignment in project vision and timelines.

The third channel is our referral-based client acquisition system. Our reputation for professionalism, reliability, and successful execution has earned us frequent referrals from satisfied clients, legal and financial advisors, and other industry participants. This word-of-mouth growth strategy has been effective in generating a consistent deal flow, reducing client acquisition costs, and enhancing long-term client retention.

For the fiscal year ended March 31, 2025, our revenue attributable to long standing partnerships with local real estate brokers, real estate investors and developers, and referral-based client acquisition amounted to approximately CAD372,000 (US$259,000), CAD719,000 (US$500,000) and CAD619,000 (US$430,000), respectively. For the fiscal year ended March 31, 2024, our revenue attributable to these partnerships and client acquisition channels amounted to CAD2,500, CAD180,000, and nil, respectively.

To support our continued expansion, we have outlined a comprehensive sales and marketing growth plan, focused on four areas:

Strengthening Referral Networks and Systemizing Client Management

We plan to continue to deepen our referral-based sales model by expanding partnerships with local real estate professionals, legal and financial advisors, and community stakeholders. In parallel, we intend to implement a customer relationship management system to organize and optimize our growing base of internal and external contacts. This system is expected to allow us to track lead sources, monitor client interactions, and develop more personalized follow-up strategies, improving both lead conversion and customer retention. Our aim is to move from informal network reliance to a structured, scalable, and data-informed relationship management approach.

Building a Professional Sales and Marketing Team

We are in the process of building a dedicated sales and marketing team to support more sophisticated and scalable outreach efforts. The team is expected to include business development professionals, marketing specialists, and client service managers with real estate experience, and is anticipated to focus on driving pipeline growth, managing key accounts, and delivering consistent brand messaging across all client touchpoints.

Expanding Digital Marketing and Online Visibility

We plan to increase our digital marketing presence by investing in targeted advertising across platforms such as Google, Facebook, Instagram, and LinkedIn. These campaigns are anticipated to focus on attracting real estate investors, development partners, and institutional buyers by highlighting our projects, market expertise, and investment capabilities. In addition to advertising, we intend to develop a content marketing strategy centered around educational and insight-driven materials, such as market analysis, investment trends, and project overviews. We also plan to implement digital tracking tools to monitor campaign performance, identify audience segments, and continually refine our strategy based on real-time data.

Long-Term Brand Positioning and Industry Presence

Beyond direct sales efforts, we are committed to building long-term brand recognition within Ontario’s real estate community. This may include participation in industry forums, real estate associations, investor seminars, and public speaking opportunities.

Competition

We face competition from large international firms dominating major institutional projects, mid-sized local competitors, and specialized boutique firms serving niche markets.

At the institutional level, large international firms such as CBRE Group, Inc., Jones Lang LaSalle Incorporated, and Colliers International Group Inc. continue to dominate major contracts, particularly those involving large-scale commercial developments or public-private partnership projects. These firms often have deeper institutional relationships and global infrastructure, which give them an edge in securing contracts with pension funds, real estate investment trusts, and other large-scale investors. While we compete in this space selectively, we recognize that such firms have advantages in branding and international reach.

Conversely, our competitive strength lies in mid-sized private developments, individual investors, and growing corporate clients. In these market segments, we have established a strong foothold by offering greater cost efficiency, lower overhead, and more personalized and client-focused service. Our ability to provide high-quality consulting, development, and management solutions, combined with deep local market knowledge and strong regional relationships, gives us an advantage when serving clients who value responsiveness, flexibility, and transparency.

Additionally, in certain niche markets such as custom home construction, land severance, and infill development projects, we do face competition from small, boutique firms. These firms often specialize in a narrow scope of work and may offer highly tailored services in specific areas. Rather than competing directly on specialization, we plan to identify and acquire select boutique firms that complement our existing capabilities. This acquisition approach not only helps us fill gaps in our service portfolio but also strengthens our presence in highly localized markets.

Although there can be no assurance that we will be able to continue to compete successfully in the future, we believe that we can compete successfully with these companies by leveraging our integrated service model, strong local networks, and prospective acquisitions, we aim to consolidate market share across both ends of the real estate service spectrum.

Seasonality

Our real estate development management and real estate consulting services are not subject to seasonality.

Employees

As of March 31, 2025 and March 31, 2024, we had 6 and 3 full-time employees, respectively.

The following table provides a breakdown of our employees by function as of March 31, 2025:

Function	Number of Employees
Management	2
Operation	1
Technology	1
Accounting	1
General	1
Total	6

Our success depends on our ability to attract, motivate, train, and retain qualified personnel. We believe we offer our employees competitive compensation packages and an environment that encourages self-development and, as a result, have generally been able to attract and retain qualified personnel and maintain a stable core management team.

We believe we maintain a good working relationship with our employees, and we have not experienced any material labor disputes. None of our employees are represented by a labor union.

Intellectual Property

As of the date of this prospectus, we do not own any copyrights, patents, or trademarks.

Properties

We lease a commercial property located at Unit 218, 3459 Sheppard Avenue East, Toronto, Ontario, Canada, comprising approximately 800 square feet. The lease term runs from July 1, 2023, to June 30, 2026, with a monthly rent of approximately CAD1,500 (US$1,043).

Insurance

We have purchased and contributed to the Canada pension plan for our employees. This social insurance plan provides income protection for working individuals and their families in the event of retirement, disability, or death.

Except for the above, we do not carry any other insurances, such as key-man life insurance, professional liability insurance, property insurance, or business interruption insurance. We have determined that the costs of insuring for related risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical. We consider our insurance coverage to be sufficient for our business operations in Canada.

Legal Proceeding

As of the date of this prospectus, neither we nor our subsidiaries are a party to any material legal or administrative proceedings. From time to time, we may be subject to various claims and legal actions arising in the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of our resources, including management’s time and attention.

REGULATION

As a real estate development company operating in Ontario, Canada, we are subject to Canadian municipal, provincial, and federal laws, regulations, and policies governing land acquisition, zoning, planning, environmental compliance, construction, and occupancy.

General Corporate Compliance

As a corporate entity incorporated in Ontario under the Business Corporations Act (Ontario), we are regulated by the Ministry of Public and Business Service Delivery. We are subject to ongoing compliance obligations, including requirements to maintain proper corporate records, file annual returns, hold shareholder and director meetings, and adhere to statutory duties of directors and officers. Non-compliance with Canadian corporate law requirements could result in regulatory action, civil liability, or reputational harm.

Pre-construction: Land Acquisition, Zoning, Planning, and Environmental Compliance

In Canada, federal and provincial laws would limit land acquisition and the locations of urban land development, subject to applicable federal, cultural, and environmental regulations, as follows:

•        Federal Real Property Act imposes limitations on dealing with properties that may have federal connections.

•        Canadian Environmental Protection Act and related provincial legislation, including the Clean Water Act, Ontario Water Resources Act, Endangered Species Act, and Environmental Noise Guideline, require developers to assess and mitigate environmental risks.

•        Ontario Heritage Act authorizes municipal councils to designate properties or districts as having cultural heritage value or interest, which may restrict or prohibit demolition, alteration, or development without specific heritage approvals.

•        The provincial Greenbelt Act, 2005 and its associated Greenbelt Plan establish permanent protection for over 2 million acres of environmentally sensitive and agricultural land across southern Ontario subject to strict land use policies that significantly limit urban development, subdivision, or site alteration.

Prior to any construction, building permits must be obtained in accordance with the Ontario Building Code through engaging qualified professionals, conducting inspections, and satisfying technical and safety requirements. Failure to comply with the Ontario Building Code can lead to a stop work order under section 14 and fines under section 36.

In addition, the provincial Planning Act delegates authority to municipalities to control land use through official plans, zoning by-laws, subdivision approvals, site plan control, and development charges.

•        Toronto’s zoning framework is complex due to the amalgamation of multiple municipalities. The current harmonized By-law 569-2013 is the primary zoning bylaw for the City of Toronto area.

•        For York Region, York Zoning By-law 1-83 lists general requirements.

Compliance with municipal zoning regulations is a precondition for obtaining building permits and commencing construction.

We may also be subject to development charges and community benefits charges under the Development Charges Act, 1997 levied by municipalities to fund infrastructure and services needed to accommodate the increase in population or economic activity in the development areas.

Construction Compliance and Liens

Our construction activities are subject to a range of provincial statutory and regulatory requirements that govern who may perform construction work, how construction must be conducted, and the procedures for inspection, acceptance, and payment. In Ontario, the Building Code Act, 1992 establishes the legal framework of construction standards during all stages of construction under section 15 that extends duty of compliance to post-construction maintenance and building evaluation under section 15.10.

Further, pursuant to the Building Code Act, the detailed technical requirements set out in the Ontario Building Code mandate inspections by municipal building officials — specifically those in Toronto and York Region in our case. Failure to obtain the necessary approvals and occupancy permits constitutes an offence under section 19 of the Building Code Act and may jeopardize the viability of our projects.

We are also subject to additional requirements of municipalities regarding building setbacks, shadow impacts, grading and drainage, tree protection, accessibility features, and green development standards. Non-compliance can delay issuance of building permits, final occupancy, or subdivision assumption, resulting in enforcement actions or financial penalties.

Payment practices are governed by the prompt payment and adjudication regime under the Construction Act (Ontario), which imposes strict timelines for invoicing, payment, and dispute resolution. Contractors, subcontractors, and suppliers are entitled to register construction liens against title to a property for unpaid services or materials. The registration of a lien may delay project financing, impede property disposition, or result in litigation. We are required to comply with strict holdback and payment timelines, and failure to do so may expose us to liability.

Prospective Real Estate Policy Developments

On April 28, 2025, Canada held a federal election that resulted in a minority government led by the Liberal Party under the leadership of Mark Carney, who will continue to serve as Prime Minister. During the election campaign, each political party released its own platform outlining its policy priorities and proposed initiatives. This section summarizes key elements of the Liberal Party’s platform as they pertain to the real estate industry.

Please note that campaign promises are not guaranteed to be implemented. As the Liberal Party leads a minority government, it will require the support of at least one other party to pass legislation. Accordingly, other parties may influence, amend, or block the Liberal Party’s proposals through the legislative process.

The Liberal Party has suggested establishing a new federal agency called Build Canada Homes (“BCH”). This entity would function as a developer to build affordable housing at scale and create sustained demand by issuing bulk orders of units from manufacturers. This proposed entity would bring uncertainty to the markets of building materials and housing. The Liberal Party also promises under BCH to provide CAD25 billion in debt financing and CAD1 billion in equity financing to innovative Canadian prefabricated home builders, including those using Canadian technologies and resources like mass timber and softwood lumber. In order to acquire that federal funding, we may be required to align with federal design, density, and environmental standards.

Employment

Throughout the construction process, various provincial employment-related statutes and regulations would be in place. In Ontario, the Employment Standards Act, 2000 sets out minimum standards for wages, hours of work, rest periods, overtime pay, vacation, leaves of absence, and termination and severance entitlements. In addition, we must comply with the Occupational Health and Safety Act, which imposes duties to maintain safe work environments, conduct risk assessments, train workers on safety procedures, and report workplace injuries.

Employers in the construction sector are also subject to registration, assessment, and reporting obligations under the Workplace Safety and Insurance Act, 1997, including the obligation to pay premiums to the Workplace Safety and Insurance Board. Failure to comply with employment laws can lead to inspections, orders, penalties, and prosecutions by the Ministry of Labour, Immigration, Training and Skills Development.

Sale and Mortgages

We are subject to extensive Canadian provincial regulations in connection with the marketing, sale, and financing of residential and commercial units. In Ontario, the sale of new residential condominium units is governed by the Condominium Act, 1998 and the New Home Construction Licensing Act, 2017.

We are required to be licensed as a builder and vendor with the Home Construction Regulatory Authority in Canada and must comply with consumer protection obligations, including mandatory disclosure statements, statutory cooling-off periods, and restrictions on deposit handling. All new homes are subject to mandatory warranty coverage administered by Tarion under the Ontario New Home Warranties Plan Act.

If the purchasers apply for mortgages as their financing option, we are subject to the provincial Mortgages Act (Ontario). The act prescribes notice periods, redemption rights, and enforcement mechanisms (such as power of sale), all of which may affect cash flow, project timelines, and legal risk. The provincial Mortgage Brokerages, Lenders and Administrators Act, 2006 would also require us to be licensed with the Financial Services Regulatory Authority of Ontario, unless an exemption applies.

Pursuant to the Prohibition on the Purchase of Residential Property by Non-Canadians Act, which came into force on January 1, 2023, non-Canadians are prohibited from purchasing residential properties in certain metropolitan areas across Canada, including the Greater Toronto Area, for a specified period. The act defines “non-Canadians” broadly to include foreign individuals, corporations, and entities controlled by non-Canadians, subject to certain exemptions. Violations may result in the forced sale of the property and monetary penalties. This restriction has reduced the pool of potential buyers for residential units in our developments and had a chilling effect on market demand, sales velocity, and pricing strategies. We are required to ensure compliance with this legislation when entering into purchase agreements and may be obligated to undertake due diligence to confirm the eligibility of purchasers.

Compliance with these statutes is essential to our ability to sell units, offer financing options, and meet consumer protection standards.

Taxation

As a real estate developer, we are subject to complex and evolving Canadian federal and provincial taxation laws. Generally, in the corporate level, the Canadian federal Income Tax Act, administered by the Canada Revenue Agency, governs the taxation of our corporate income, capital gains, and the deductibility of financing and development expenses (currently 15%). On top of this, Ontario imposes a provincial corporate income tax (currently 11.5%) under the Corporations Tax Act (Ontario).

At the start of our development process, our compliance begins with the Land Transfer Tax Act (Ontario), which imposes a tax on the acquisition of land or a beneficial interest in land based on the amount paid. The City of Toronto imposes an additional municipal land transfer tax in parallel. Soon as we hold the lands, the development lands are subject to discounted municipal property tax pursuant to Toronto and York Region by-laws until legal title is transferred to individual unit owners. If there are dispositions of property and development profits, we are subject to capital gains and losses treatment under the federal Income Tax Act.

During the construction phase, for lands classified as vacant or under development, the City of Toronto applies specific tax rates which vary annually and are detailed in the city’s official tax documentation. At the same time, we must deduct and remit Canada pension plan contributions, employment insurance premiums, and personal income tax from employee wages.

Moving on to the sale phase, we are required to charge and remit goods and services tax (5%) on the sale of newly constructed or substantially renovated residential properties unless exemptions apply. We may be eligible to claim input tax credits for goods and services tax paid on inputs to construction, though eligibility may be denied or reassessed by the Canada Revenue Agency in the event of non-compliance or audit findings. Ontario harmonizes goods and services tax with a provincial portion (8%), resulting in 13% harmonized sales tax on new homes.

Furthermore, changes to real estate-specific tax measures, including the introduction of anti-flipping rules, vacant home taxes, speculation taxes, or foreign buyer taxes, can materially affect market demand and pricing. For instance, the Underused Housing Tax Act (Canada), effective on January 1, 2022, imposes an annual 1% tax on the value of vacant or underused residential properties owned by certain non-resident, non-Canadian owners.

In the recent federal election in Canada, the Liberal Party platform included a proposal to reduce or eliminate goods and services tax on the sale of newly built homes to first-time homebuyers. If implemented, this measure may stimulate demand in the residential housing market and enhance affordability, potentially benefiting developers through increased sales volumes. However, the scope, eligibility criteria, and effective date of such goods and services tax relief remain subject to legislative development.

Tariffs

Our operations may be materially affected by federal or international trade policies, including tariffs and import duties on construction materials such as steel, aluminum, lumber, and mechanical systems. Tariffs imposed under the Customs Tariff or pursuant to trade remedy legislation such as the Special Import Measures Act can increase the cost of imported materials, including those sourced from the United States, Europe, or Asia. Especially considering the volatile policies on tariffs and counter tariffs, any sustained increases in the price of construction materials could adversely affect our project budgets, profitability, and timelines.

In the recent federal election in Canada, the Liberal Party proposed amendments to the Special Import Measures Act to streamline and modernize Canada’s trade remedy regime. This may include imposing legislated timelines for safeguard investigations, which could provide more predictability regarding tariffs on imported construction materials. Depending on the final form of these amendments, this could help mitigate material cost volatility currently faced by the construction sector.

Insurance

We do not directly engage in construction and development activities and, as such, are not required to obtain construction-related insurance. Instead, insurance policies such as commercial general liability, builders’ risk, and workers’ compensation insurance are obtained by the project entities responsible for carrying out specific projects. These insurance policies protect against construction-related injuries, property damage, and third-party claims as required under the Occupational Health and Safety Act, municipal building permit requirements, and other applicable regulations. Additionally, our operations are indirectly impacted by insurance obligations imposed on project entities under financing agreements, condominium disclosure requirements (including Tarion warranty coverage), and municipal development approvals.

Force Majeure

In any event of a national emergency authorized by the Constitution Act, 1982, Canadian federal policies on mobility restrictions, quarantine measures, and other increased government regulation imposed on one of our buildings or a market in which we operate could negatively impact our occupancy, and the reputation or attractiveness of that market. Any of these occurrences may have a material adverse effect on the real estate business and the results of our operations.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our directors and executive officers as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title
Tianshu Wang	37	Chief Executive Officer, President, Secretary, and Director
Xiaoyin Li	35	Chief Financial Officer, Vice President, Director
Chaoyu Wang	31	Vice President
Chen Jin	37	Operation Manager
Yeung Lee	38	Independent Director Appointee*
Kevin Ho Tung Au-Yeung	48	Independent Director Appointee*
Han Dong	47	Independent Director Appointee*

____________

*        These individuals will become directors of the Company upon the effectiveness of the registration statement of which this prospectus forms a part.

Biographical Information

Tianshu Wang founded our Company in 2016 and has served as our chief executive officer, president, secretary, and director since its inception. Mr. Wang is also a director of 2484508 Ontario Ltd., 3471 Sheppard Developments Inc., 2687525 Ontario Inc., and 2769846 Ontario Inc., all of which are our Company’s customers. Mr. Wang has been involved in the real estate industry since 2014. Prior to founding the Company, in 2014, Mr. Wang co-founded Pantheon Group Inc., a Toronto-based real estate development company and served as the chief financial officer from September 2014 to April 2017, where he gained extensive experience in complex development projects management and financial operations. Mr. Wang received his bachelor’s degrees in economics from Dongbei University of Finance and Economics in 2008 and from University of Western Ontario in 2010, respectively, and received his master’s degree in business economics from Brock University in 2013. We believe Mr. Wang is well-qualified to serve as our chief executive officer, president, and director due to his experience in corporate management and real estate development management.

Xiaoyin Li has been our chief financial officer since April 2024, our vice president since February 2025, and our director since March 31, 2025. Mr. Li has been involved in the real estate industry since 2013. From February 2019 to January 2024, Mr. Li was a salesman at Baystreet Group Inc., a real estate sales and investment company where he assisted clients with property transactions, deal negotiations, and market analysis. From April 2013 to January 2019, Mr. Li worked as an accountant at Zhuhai Great Finance and Taxation Service Group, where he provided comprehensive financial support to corporate clients, encompassing financial statement preparation, bookkeeping, tax compliance, and audit assistance. Mr. Li received his bachelor’s degree in economics from York University in 2012. We believe Mr. Li is well-qualified to serve as our chief financial officer, vice president, and director due to his expertise in accounting and experience in real estate industry.

Chaoyu Wang has been our vice president since July 2021. Mr. Wang possesses a valid Condominium Management License in Ontario, Canada and has completed Home Construction Regulatory Authority approved courses such as construction technology, customer service & new home licensing and warranty, legal issues in housing, and project management & supervision fundamentals. From March 2020 to August 2020, Mr. Wang served as a management consultant at PricewaterhouseCoopers in Beijing, an accounting firm, where he evaluated the performance of a major bank’s online financing platform, developed standard operating procedures, conducted system audits, and presented strategic recommendations to improve credit assessment and lending practices. From November 2019 to March 2020, Mr. Wang worked in the risk advisory division at Deloitte in Beijing, China, an accounting firm, where he developed a credit risk rating model for a New York-based branch of a major Chinese bank, analyzed commercial lending markets, and assessed lending practices across financial institutions. Mr. Wang received his bachelor’s degree in philosophy and astrophysics from University of Toronto in 2017 and his master’s degree in finance from Queens University in 2020. We believe Mr. Wang is well-qualified to serve as our site supervisor and our vice president due to his expertise in real estate management and construction.

Chen Jin has been our operation manager since April 2017, maintaining overall project workflows and company internal operations, and ensuring cross-functional coordination among planning, finance, legal, and executive teams. Ms. Jin received her bachelor’s degrees in economics from Dongbei University of Finance and Economics in 2008 and from University of Western Ontario in 2010, respectively, and received her master’s degree in business economics from Brock University in 2012. We believe Ms. Jin is well-qualified to serve as our operation manager due to her experience in real estate industry.

Yeung Lee will serve as our independent director starting immediately prior to the effectiveness of the registration statement of which this prospectus forms a part. Since January 2024, Ms. Lee has been the company secretary at Shandong Weigao Group Medical Polymer Company Limited, a company listed on the Stock Exchange of Hong Kong (“SEHK”) (01066). From August 2010 to February 2025, Ms. Lee served as the company secretary at Great China Holdings (Hong Kong) Limited, a company listed on SEHK (00021) that specializes in property investment and development. From January 2021 to January 2024, Ms. Lee served as the company secretary at Fantasia Holdings Group Co., Limited that specializes in property investment and development, and Colour Life Services Group Co., Limited, a company listed on SEHK (01778), that specializes in property management. Ms. Lee was elected as an associate of chartered secretary and chartered governance professional in both Hong Kong and London in 2015. Ms. Lee received her bachelor’s degree in physics from Hong Kong University of Science and Technology in 2008. We believe Ms. Lee is well-qualified to serve as our independent director due to her experience in property development-related public companies.

Kevin Ho Tung Au-Yeung will serve as our independent director starting immediately prior to the effectiveness of the registration statement of which this prospectus forms a part. Since September 2004, Mr. Yeung has been an active entrepreneur, currently serving as the president of InnoVision Holdings Corporation, an apparel and accessories company. He is also the president and co-founder of Nobis Inc., a premium outerwear company, since November 2006, and the founder and president of Fan Ink Ltd., a sports lifestyle company since January 2015. Mr. Yeung obtained a bachelor’s degree in commerce and a bachelor’s degree in computer science from the University of Toronto in 1999, and received his master’s degress in economics from the University of Toronto in 2001. We believe Mr. Yeung is well-qualified to serve as our independent director due to his extensive leadership experience and entrepreneurial track record.

Han Dong will serve as our independent director starting immediately prior to the effectiveness of the registration statement of which this prospectus forms a part. Mr. Dong has been a seasoned public affairs and government relations professional with nearly two decades of experience in Canadian politics, encompassing both provincial and federal levels. From October 2019 to April 2025, Mr. Dong served as a Member of Parliament in the House of Commons of Canada, representing the federal electoral district of Don Valley North. We believe Mr. Dong is well-qualified to serve as our independent director due to his experience and connections in policy development and community outreach across multiple ministries.

Involvement in Certain Legal Proceedings

To our knowledge, none of our current directors or executive officers have, during the past ten years:

•        Been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•        had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he or she was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•        been subject to any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending, or otherwise limiting, his or her involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•        been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•        been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended, or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty, temporary or permanent cease-and-desist order, removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•        been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity, or organization that has disciplinary authority over its members or persons associated with a member.

We are not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, we believe will have a material adverse effect on our business, financial condition, or operating results.

Board of Directors

Our board of directors will consist of 5 directors upon closing of this offering, three of whom will be “independent” within the meaning of the corporate governance standards of the Nasdaq listing rules and will meet the criteria for independence set forth in Rule 10A-3 of the Exchange Act.

Until changed in accordance with the Business Corporations Act (Ontario), the board shall consist of that number of directors, being a minimum of three (3) and a maximum of ten (10), as determined from time to time by resolution of the board. Our bylaws also provide that not less than 25% of the directors of our Company are required to be resident Canadians. Each director is required to be not less than 18 years of age. No person who is of unsound mind and has been so found by a court in Canada or elsewhere or who has the status of a bankrupt may be a director. At least one director (the audit committee member) shall be financially literate as defined in NI 52-110. If a director acquires the status of a bankrupt or becomes of unsound mind, he or she shall thereupon be removed as a director. A director need not be shareholder. Our board of directors shall hold meetings on at least a quarterly basis.

Subject to the requirement for financial literacy for at least one director referred to hereinabove, there are no membership qualifications for directors. Further, there are no share ownership qualifications for directors unless so fixed by us in a general meeting. There are no other arrangements or understandings pursuant to which our directors are elected or nominated.

A director shall not vote, attend a board meeting, or sign a document on our behalf with respect to any contract or transaction in which he or she is interested, except in the circumstances permitted under section 132(5) of the Business Corporations Act (Ontario). A director who is a party to, or who is a director or an officer of, or has a material interest in any person who is party to, a material contract or transaction or proposed material contract or transaction with us, is required to disclose in writing to us or request to have entered in the minutes of meetings of directors the nature and extent of his or her interest, which disclosure shall be made as required by the Business Corporations Act (Ontario).

Duties of Directors

Under Ontario’s law, our directors owe a duty of loyalty (fiduciary duty) and duty of care to the Company. In particular, our directors must (a) act honestly and in good faith with a view to the best interests of the Company, and (b) exercise the care, diligence, and skill that a reasonably prudent person would exercise in comparable circumstances.

If these duties are breached, a shareholder, former shareholder, director, officer, or other complainant may, with leave of the court, bring a derivative action in the name of the Company to seek damages or other relief according to section 246 of the Business Corporations Act (Ontario). Any complainant may also apply to the court for a wide range of remedies, including monetary compensation and orders directing the Company or its directors to act or refrain from acting under the borad oppression remedy under section 248 of the Business Corporations Act (Ontario).

Directors may be personally liable to the Company for losses arising from a breach but may be indemnified to the extent permitted by the Business Corporations Act (Ontario) and the Company’s bylaws.

Family Relationships

Chen Jin is the spouse of Tianshu Wang, who is our chief executive officer, president, and director. Other than that relationship, there are no familial relationships among any of our directors or officers.

Terms of Directors and Officers

Directors are elected to serve for one year at each annual meeting of shareholders. Officers are appointed by the board of directors. Each director and officer shall hold office until their successor is appointed or until their resignation, removal or death, whichever shall first occur. All of our executive officers are appointed by and serve at the discretion of our board of directors.

Employment Agreements and Indemnification Agreements

We have entered into employment agreements with each of our executive officers. Pursuant to employment agreements, the form of which is filed as Exhibit 10.1 to the registration statement of which this prospectus forms a part, we agree to employ each of our executive officers for a specified time period. An executive officer may terminate his or her employment at any time with a 30-day prior written notice. Each executive officer has agreed to hold, during the employment agreement, in strict confidence and not to use or disclose to any person, corporation, or other entity without written consent, any confidential information.

Pursuant to our bylaws, and subject to the Business Corporations Act (Ontario), we shall indemnify our directors and officers, our former directors and officers, and any person who acts or acted as a director or officer of our subsidiaries for any costs or expense relating to any civil, criminal, administrative, investigative, or other action or proceedings by any stockholders or third-parties to which he/she/they are made a party in connection with their duties as an officer or director if the conduct was in good faith in our best interests, and, in the event that it is a criminal or administrative action resulting in a monetary penalty, the individual had reasonable grounds for believing that his/her/their conduct was lawful.

We will also enter into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

Compensation of Directors and Executive Officers

The directors may receive such remuneration as our board of directors may determine from time to time. Each director is entitled to be repaid or prepaid for all traveling, hotel and incidental expenses reasonably incurred or expected to be incurred in attending meetings of our board of directors or committees of our board of directors or shareholder meetings or otherwise in connection with the discharge of his or her duties as a director. The compensation committee will assist the directors in reviewing and approving the compensation structure for the directors and executive officers. Our total salaries and other compensation paid to directors and executive officers were CAD50,000 and CAD119,667 (US$83,223) for the years ended March 31, 2024 and 2025, respectively.

As of the date of this prospectus, we have not developed, designed, and/or implemented any equity compensation plans or non-equity incentive plan compensation for our directors or officers. The compensation committee will assist in the directors in reviewing and approving such compensation structures for its directors and executive officers in the future.

The following tables sets forth all direct and indirect compensation for, or in connection with, services provided to us for the fiscal year ended March 31, 2025, in respect of our directors and executive officers.

Name and Principal Position	Year	Salary (CAD)	Bonus (CAD)	Stock Awards (CAD)	Option Awards (CAD)	Non-equity Incentive Plan Compensation (CAD)	Nonqualified deferred compensation earnings (CAD)	Total (CAD)	Total (US$)
Tianshu Wang – Chief Executive Officer, President, and Director	2025	35,000	—	—	—	—	—	35,000	24,341
Xiaoyin Li – Chief Financial Officer, Vice President, and Director	2025	38,000	—	—	—	—	—	38,000	26,427
Chaoyu Wang – Vice President	2025	25,000	—	—	—	—	—	25,000	17,386
Chen Jin – Operation Manager	2025	21,667	—	—	—	—	—	21,667	15,068
Yeung Lee – Independent Director Appointee	2025	—	—	—	—	—	—	—	—
Kevin Ho Tung Au-Yeung – Independent Director Appointee	2025	—	—	—	—	—	—	—	—
Han Dong – Independent Director Appointee	2025	—	—	—	—	—	—	—	—

Insider Participation Concerning Executive Compensation

Our President and director, Mr. Tianshu Wang has been making all determinations regarding executive officer compensation from the inception of our Company. When our compensation committee is set up, it will be making all determination regarding executive officer compensation (please see below).

Committees of the Board of Directors

We will establish three committees under the board of directors prior to the closing of this offering: an audit committee, a compensation committee, and a nominating and corporate governance committee. The appointment to the committees will be effective immediately upon the effective date of the registration statement of which this prospectus forms a part. We will adopt a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee

Our audit committee will consist of Yeung Lee, Kevin Ho Tung Au-Yeung, and Han Dong. Yeung Lee will be the chairperson of our audit committee. We have determined that Yeung Lee, Kevin Ho Tung Au-Yeung, and Han Dong will satisfy the “independence” requirements of the Nasdaq listing rules under and Rule 10A-3 under the Exchange Act. Our board also has determined that Yeung Lee qualifies as an audit committee financial expert within the meaning of the SEC rules or possesses financial sophistication within the meaning of the Nasdaq listing rules. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our Company. The audit committee will be responsible for, among other things:

•        appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

•        reviewing with the independent auditors any audit problems or difficulties and management’s response;

•        discussing the annual audited financial statements with management and the independent auditors;

•        reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

•        reviewing and approving all proposed related party transactions;

•        meeting separately and periodically with management and the independent auditors; and

•        monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee

Our compensation committee will consist of Yeung Lee, Kevin Ho Tung Au-Yeung, and Han Dong. Han Dong will be the chairperson of our compensation committee. We have determined that Yeung Lee, Kevin Ho Tung Au-Yeung, and Han Dong will satisfy the “independence” requirements of the Nasdaq listing rules and Rule 10C-1 under the Exchange Act. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

•        reviewing and approving the total compensation package for our most senior executive officers;

•        approving and overseeing the total compensation package for our executives other than the most senior executive officers;

•        reviewing and recommending to the board with respect to the compensation of our directors;

•        reviewing periodically and approving any long-term incentive compensation or equity plans;

•        selecting compensation consultants, legal counsel, or other advisors after taking into consideration all factors relevant to that person’s independence from management; and

•        reviewing programs or similar arrangements, annual bonuses, employee pension, and welfare benefit plans.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee will consist of Yeung Lee, Kevin Ho Tung Au-Yeung, and Han Dong. Kevin Ho Tung Au-Yeung will be the chairperson of our nominating and corporate governance committee. We have determined that Yeung Lee, Kevin Ho Tung Au-Yeung, and Han Dong will satisfy the “independence” requirements of the Nasdaq listing rules. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

•        identifying and recommending nominees for election or re-election to our board of directors or for appointment to fill any vacancy;

•        reviewing annually with our board of directors its current composition in light of the characteristics of independence, age, skills, experience and availability of service to us;

•        identifying and recommending to our board the directors to serve as members of committees;

•        advising the board periodically with respect to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to our board of directors on all matters of corporate governance and on any corrective action to be taken; and

•        monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Code of Ethics and Business Conduct

Our board of directors will adopt a code of business conduct and ethics, which will be filed as Exhibit 99.1 to the registration statement of which this prospectus forms a part, and which will be applicable to all of our directors, officers, and employees. We will make our code of business conduct and ethics publicly available on our website prior to the initial closing of this offering.

Executive Compensation Recovery Policy

Our board of directors will adopt an executive compensation recovery policy, which will be filed as Exhibit 99.2 to the registration statement of which this prospectus forms a part, and which will be applicable to our officers and employees, including our chief executive officer, chief financial officer, principal accounting officer or controller or persons performing similar functions. We will make our executive compensation recovery policy publicly available on our website prior to the initial closing of this offering.

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our Common Shares as of the date of this prospectus by

•        each of our officers, directors, and director appointees;

•        our officers, directors, and director appointees as a group; and

•        five percent or greater beneficial owners of our Common Shares.

There is no other person or group of affiliated persons known by us to beneficially own more than five percent of our Common Shares.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power of that security. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all Common Shares shown that they beneficially own. The information does not necessarily indicate beneficial ownership for any other purpose.

Our calculation of the number of shares and percentage of beneficial ownership prior to this offering is based on 18,000,000 Common Shares outstanding as of the date of this prospectus. Our calculation of the number of shares and percentage of beneficial ownership after this offering is based on 20,000,000 Common Shares outstanding after the closing of this offering, assuming no exercise of the underwriters’ option to purchase additional Common Shares.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is 3459 Sheppard Avenue East, Unit 218, Toronto, Ontario, M1T3K4, Canada.

	Shares Beneficially Owned Prior to the Offering		Shares Beneficially Owned After the Closing
Name of Beneficial Owner	Number	Percent	Number	Percent
Officers and Directors:
Tianshu Wang(1)	9,900,000	55.0%	9,900,000	49.5%
Xiaoyin Li	—	—	—	—
Chaoyu Wang	—	—	—	—
Chen Jin	—	—	—	—
Yeung Lee	—	—	—	—
Kevin Ho Tung Au-Yeung	—	—	—	—
Han Dong	—	—	—	—

5% Stockholders:
Sky Pivot Corp.(1)	9,900,000	55.0%	9,900,000	49.5%
YUYUPING LIMITED(2)	3,636,000	20.2%	3,636,000	18.2%

____________

(1)      Represents 9,900,000 Common Shares held by Sky Pivot Corp., a Canadian company incorporated in Ontario wholly owned by Tianshu Wang.

(2)      Represents 3,636,000 Common Shares held by YUYUPING LIMITED, a British Virgin Islands company wholly owned by YUK PING YU.

As of the date of this prospectus, none of our outstanding Common Shares is held by record holders in the United States.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our Company.

RELATED PARTY TRANSACTIONS

In addition to the executive officer and director compensation arrangements discussed in “Management — Compensation of Directors and Executive Officers,” below we describe transactions which we have been a participant, in which the amount involved in the transactions is material to us or the related party.

The relationship of related parties is summarized as follows:

Name of Related Party	Relationship to the Company
Mr. Tianshu Wang	100% owner of Sky Pivot Corp. and the chief executive officer, president, and director of the Company
Sky Pivot Corp.	a private entity controlled by Mr. Tianshu Wang
2687525 Ontario Inc.	a private entity significantly influenced by Mr. Tianshu Wang, which indirectly holds 10% or more of the Common Shares of 2687525 Ontario Inc.
2769846 Ontario Inc.	a private entity significantly influenced by Mr. Tianshu Wang, the director of 2769846 Ontario Inc.
Mr. Xiaoyin Li	key management of the Company since April 1, 2024
8899584 Canada Corp.	a private entity controlled by Mr. Xiaoyin Li who has been our key management since April 1, 2024.

Amounts due from related parties

The amounts due from related parties consisted of the following:

	March 31, 2023	March 31, 2024	March 31, 2025	March 31, 2025
	CAD	CAD	CAD	USD
Sky Pivot Corp.	667,263	607,383	907,828	631,357

The amounts due from Sky Pivot Corp. are unsecured, interest-free, and repayable on demand. The Company’s loan to Sky Pivot Corp. was for short-term financing. As of the date of this prospectus, the Company has received repayment of CAD325,000 and the remaining amount is expected to be repaid by July 31, 2025.

Related party transactions

	For the fiscal years ended March 31,
	2023	2024	2025	2025
	CAD	CAD	CAD	USD
2687525 Ontario Inc.(1)	—	—	93,830	65,255
2769846 Ontario Inc.(1)	—	—	50,000	34,773
Mr. Xiaoyin Li(2)	—	—	14,000	9,736
8899584 Canada Corp.(2)	—	—	10,500	7,302
	—	—	168,330	117,066

____________

(1)     For the fiscal year ended March 31, 2025, the Company provided management and consulting services to 2687525 Ontario Inc. and consulting services to 2769846 Ontario Inc. As of the date of this prospectus, the accounts receivables from these related parties have been fully collected.

(2)     For the fiscal year ended March 31, 2025, the Company paid dividends to Mr. Xiaoyin Li and 8899584 Canada Corp. for the subscribed preferred shares, and all of the subscribed preferred shares were redeemed by the Company as of March 31, 2025.

Employment Agreements and Indemnification Agreements

See “Management — Employment Agreements and Indemnification Agreements.”

DESCRIPTION OF SHARE CAPITAL

The following is a summary of the material terms of our share capital and certain provisions of our articles. Because it is a summary, this discussion should be read together with our articles and bylaws.

General

Our articles of incorporation (the “Articles of Incorporation”) provide that our authorized capital consists of 500,000,000 Common Shares, par value CAD0.0001 per share, which do not have any special rights or restrictions and an unlimited number of preference shares (the “Preference Shares”), with the rights specified in the Articles of Incorporation.

As of the date of this prospectus, we have 18,000,000 Common Shares issued and outstanding. No Preference Shares, no options or warrants exercisable for Common Shares, and no securities convertible into Common Shares are issued and outstanding.

Rights, Preferences, and Restrictions Attaching to Our Common Shares

The Business Corporations Act (Ontario) provides the following rights, privileges, restrictions, and conditions attaching to our Common Shares:

•        to vote at meetings of shareholders, except meetings at which only holders of a specified class of shares are entitled to vote;

•        subject to the rights, privileges, restrictions, and conditions attaching to any other class of shares of our Company, to share equally in the remaining property of our Company on liquidation, dissolution, or winding-up of our Company; and

•        the Common Shares are entitled to receive dividends if, as, and when declared by the board of directors.

Our Articles of Incorporation provides the following rights, privileges, restrictions and conditions attaching to our Common Shares:

Each holder of Common Shares is entitled to receive notice of and to attend all meetings of shareholders of the Company, except meeting at which only holders of a specified class of shares (other than Common Shares) or a specified series of shares are entitled to vote. At such meetings attended by holders of Common Shares, each holder of Common Shares is entitled to one vote in respect of each Common Share held by the holder. Holders are entitled to elect all nominees to the board of directors of the Company.

Subject to the rights, privileges, restrictions, conditions, and limitations of any other class of shares of the Company, Common Share holders are entitled to receive any dividends of the Company and, upon a liquidation, dissolution, and winding-up of the Company, whether voluntary or involuntary, to receive the remaining property of the Company.

Rights, Preferences, and Restrictions Attaching to Our Preference Shares

Our Articles of Incorporation provides the following rights, privileges, restrictions, and conditions attaching to our Preference Shares:

Dividends

All holders of Preference Shares are entitled to receive, and we shall pay, dividends only if and when declared by the board of directors. Dividends are non-cumulative and are to be paid only out of money of the Company properly applicable to the payment of the dividends.

The board of directors has discretion and may determine the priority that Preference Shares dividends are paid to Common Shares and if and when Common Shares dividends are paid and not the Preference Shares dividends, and vice-versa. Holders of the Preference Shares are not entitled to any dividend other than or more than the dividends as stated above.

Participation in Assets on Dissolution

If we are liquidated, dissolved, or wound up, either voluntarily or involuntarily, or if there is a reduction of capital, or any distribution of assets among shareholders by way of repayment of capital, holders of the Preference Share are entitled to be paid the redemption amount for each preference share plus all unpaid dividends that have been declared. Such payment holds priority to any payment or distribution to holders of Common Shares. If the amount payable is insufficient to pay in full the redemption amount owing on all Preference Shares, the amount will be paid on a pro rata basis. All assets remaining after payment to the holders of Preference Shares are to be paid or distributed ratably among the holders of Common Shares, and the holders of Preference Shares will have no further right of participation in such assets.

Redemption

We, on notice and as the discretion of the board of directors, have the right at any time to redeem all or any portion of the Preference Shares for the redemption amount for each Preference Share together with any declared and unpaid dividends without the consent of the holders of such shares. We, at the discretion of the board of directors, may redeem all or any part of the Preference Shares of any Preference Shares holders in priority to any other Preference Shares holders, and is not required to redeem the Preference Shares of any other Preference Shares holders. The redemption amount is the amount that will be the actual paid-up amount at the time of redemption.

Voting Rights

Except in the instances where there is an amendment of the Articles of Incorporation with respect to the Preference Shares or to create special shares ranking in priority to or on par with the Preference Shares, Preference Shares holders do not possess any voting rights at any meeting of our shareholders, but are entitled to notice of the meetings when called for the purpose of authorizing our dissolution. The holders vote separately as a class on any amendment that affects their rights or that creates a class ranking ahead of or on parity with the Preference Shares.

Amendment of the Articles of Incorporation

Confirmation of any special resolution to amend our articles to delete or vary any preference, right, condition, restriction, limitation, or prohibition attaching to the Preference Shares or to create special shares ranking in priority to or on a parity with the Preference Shares may be given by at least two-thirds (2/3) of the votes cast at a meeting of the holders of the Preference Share duly called for that purpose.

Shareholder Meetings

The Business Corporations Act (Ontario) provides that: (i) a general meeting of shareholders shall be held at such place in or outside Ontario as the directors determine or, in the absence of such a determination, at our registered office is located; (ii) directors must call an annual meeting of shareholders not later than 18 months after the date of incorporation and no later than 15 months after the last preceding annual meeting; (iii) for the purpose of determining shareholders entitled to receive notice of or vote at meetings of shareholders, the directors may fix in advance a date as the record date for that determination, provided that such date shall not precede by more than 50 days or by less than 21 days, if we are a public company, otherwise 10 days, the date on which the meeting is to be held; (iv) the holders of not less than five percent of the issued shares entitled to vote at a meeting may requisition the directors to call a meeting of shareholders for the purposes stated in the requisition; (v) only shareholders entitled to vote at the meeting, our directors and our auditor are entitled to be present at a meeting of shareholders; and (vi) upon the application of a director or shareholder entitled to vote at the meeting, the Superior Court of Justice may order a meeting to be called, held, and conducted in a manner that the court directs.

Our bylaws provide that a quorum is met when holders of not less than a majority of the shares entitled to vote at the meeting of shareholders are present in person or represented by proxy.

The holders of our Common Shares are entitled to attend and vote at all meetings of our shareholders.

Fully Paid and Non-assessable

All outstanding Common Shares are, and the Common Shares to be outstanding upon completion of this offering will be duly authorized, validly issued, fully paid, and non-assessable.

Authority of Directors

A director may not vote on a proposal, arrangement, or contract in which the director is materially interested, but such transaction must be approved by a majority of the independent directors and be on terms no less favorable than the terms that could be obtained from an unaffiliated third party. Under the charter of the compensation committee to be adopted by the board of directors, the committee has the authority to determine the compensation of directors, including the directors who are members of the committee. Article 2 of our bylaws grants the board of directors the power to delegate to a director or a committee of directors to authorize us to borrow money, issue debt obligations, guarantee the performance of obligations of other parties, and grant a security interest in our assets to secure our obligations. Neither our Articles of Incorporation or bylaws provide for any age limit requirement regarding the retirement of directors or require directors to be shareholders.

Penny Stock Regulation

The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share. Such securities are subject to rules that impose additional sales practice requirements on broker-dealers who sell them. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, among other requirements, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. As our Common Shares immediately following this offering may be subject to such penny stock rules, purchasers in this offering will likely find it more difficult to sell their Common Shares in the secondary market.

Limitations on Liability and Indemnification of Officers and Directors

In accordance with the Business Corporations Act (Ontario) and pursuant to the bylaws of the Company, subject to certain conditions, we shall, to the maximum extent permitted by law, indemnify a director or officer, a former director or officer, or another individual who acts or acted at our request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative, or other proceeding in which the individual is involved because of that association with us or other entity. We shall advance monies to a director, officer, or other individual for costs, charges, and expenses reasonably incurred in connection with such a proceeding; provided that such individual shall repay the moneys if the individual does not fulfill the conditions described below or is not successful on the merits in their defense of the action or proceeding. Indemnification is prohibited unless the individual:

•        acted honestly and in good faith with a view to our best interests;

•        in the case of a criminal or administrative action or proceeding enforced by a monetary penalty, had reasonable grounds to believe the conduct was lawful; and

•        was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done.

Registration of Common Shares

All transfers of our securities shall be made in accordance with the Business Corporations Act (Ontario) and the Securities Transfer Act. Subject to the provisions of the Business Corporations Act (Ontario) and the Securities Transfer Act, no transfer of shares represented by a security certificate (as defined in the Business Corporations Act (Ontario)) shall be registered in a securities register except upon presentation of the certificate representing such shares with an endorsement which complies with the Business Corporations Act (Ontario) and the Securities Transfer Act made thereon or delivered therewith duly executed by an appropriate person as provided by the Business Corporations Act (Ontario) and the Securities Transfer Act, together with such reasonable assurance that the endorsement is genuine and effective as the board of directors may from time to time prescribe, upon payment of all applicable taxes and any fees prescribed by the board of directors, upon compliance with such restrictions on transfer as are authorized by the articles and upon satisfaction of certain liens enumerated in the bylaws. While the Common Shares currently issued and outstanding are physically certificated, we anticipate that the Common Shares sold in this offering will be DTC eligible and can be held and transferred through book entry.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Shares is Transhare Corporation.

Listing

We have applied to list our Common Shares on the Nasdaq under the symbol “LCDC”, which symbol has been reserved. There is no assurance that the offering will close. We will not complete this offering unless we are listed on the Nasdaq.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no market for our Common Shares. Future sales of substantial amounts of our Common Shares in the public market or the perception that such sales might occur could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our Common Shares in the public market after the restrictions lapse. This may adversely affect the prevailing market price of our Common Shares and our ability to raise equity capital in the future.

After completion of this offering, we will have 20,000,000 shares of Common Shares outstanding, or 20,300,000 shares if the underwriters’ option to purchase additional shares is exercised in full.

All the Common Shares sold in this offering will be freely tradable without restrictions or further registration under the Securities Act, unless the shares are purchased by our “affiliates” as that term is defined in Rule 144 and except certain shares that will be subject to the lock-up period described below after completion of this offering. Any shares owned by our affiliates may not be resold except in compliance with Rule 144 volume limitations, manner of sale and notice requirements, pursuant to another applicable exemption from registration or pursuant to an effective registration statement.

All the shares held by our directors, officers, and holders of at least five percent of our outstanding securities totaling 13,536,000 Common Shares, are anticipated to be subject to a lock-up restriction of six months as described under “Underwriting.” Accordingly, there will be a corresponding increase in the number of shares that become eligible for sale after the lock-up periods expire.

As a result of these agreements, subject to the provisions of Rule 144 or Rule 701, shares will be available for sale in the public market as follows:

•        beginning on the date of this prospectus, all the shares sold in this offering will be immediately available for sale in the public market (except as described above);

•        beginning six months following the date on which the trading of the securities on the Nasdaq commences, at the expiration of the lock-up period for shares held by our officers, directors, and holders of at least five percent of our outstanding Common Shares will become eligible for sale in the public market, and beginning six months following the date on which the trading of the securities on the Nasdaq commences, at the expiration of their lock-up period shares held by other holders of our outstanding Common Shares will become eligible for sale in the public market. Shares held by affiliates will also be subject to the volume and other restrictions of Rule 144 and Rule 701 as described below.

Lock-Up Agreements

See “Underwriting — Lock-Up Agreements” for more information.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation, or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person would be entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon expiration of the lock-up agreements described above, within any three-month period, a number of shares that does not exceed the greater of:

•        1% of the number of shares of our Common Shares then outstanding, which will equal approximately shares immediately after this offering; or

•        the average weekly trading volume of our Common Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 generally allows a shareholder who purchased our Common Shares pursuant to a written compensatory plan or contract and who is not deemed to have been our affiliate during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits our affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required by that rule to wait until 90 days after the date of this prospectus before selling those shares pursuant to Rule 701 and are subject to the lock-up agreements described above.

TAXATION

United States Federal Income Tax Consequences

The following is a general discussion of the principal U.S. federal income tax consequences of the acquisition, ownership, and disposition of our Common Shares that are generally applicable to a U.S. Holder, as defined below, with respect to shares that a U.S. Holder acquires pursuant to this offering. This summary assumes that the shares are held as capital assets (generally, property held for investment), within the meaning of the U.S. Internal Revenue Code of 1986, as amended, or the Code, in the hands of a U.S. Holder at all relevant times. This discussion is based on the Code, final, temporary, and proposed treasury regulations thereunder, or the Treasury Regulations, pertinent judicial decisions, interpretive rulings of the U.S. Internal Revenue Service, or the IRS, and such other authorities as we have considered relevant. Future legislative, judicial, or administrative modifications, revocations, or interpretations, which may or may not be retroactive, may result in U.S. federal income tax consequences significantly different from those discussed herein. This discussion is not binding on the IRS. No ruling has been or will be sought or obtained from the IRS with respect to any of the U.S. federal tax consequences discussed herein. There can be no assurance that the IRS will not challenge any of the conclusions described herein or that a U.S. court will not sustain such a challenge.

This discussion does not address the U.S. federal income tax consequences to U.S. Holders subject to special rules, including U.S. Holders that (i) are banks, financial institutions, or insurance companies, (ii) are regulated investment companies or real estate investment trusts, (iii) are brokers, dealers, or traders in securities or currencies, (iv) are tax-exempt organizations, (v) are governments or agencies or instrumentalities thereof, (vi) are U.S. expatriates, (vii) elect to mark their securities to market, (viii) hold the shares as part of hedges, straddles, constructive sales, conversion transactions, or other integrated investments, (ix) acquire the shares as compensation for services or through the exercise or cancellation of employee stock options or warrants, (x) have a functional currency other than the U.S. dollar, or (xi) own or have owned directly, indirectly, or constructively, shares of the Company representing 10% or more of the voting power or value of the Company.

In addition, this discussion does not address tax considerations relevant to U.S. Holders under any non-U.S., state or local tax laws, the Medicare tax on net investment income, U.S. federal estate, gift tax, other non-income tax, or the alternative minimum tax. Each U.S. Holder is urged to consult his or its tax advisors regarding the U.S. federal, state, local, and non-U.S. income and other tax considerations of an investment in the shares.

As used herein, “U.S. Holder” means a beneficial owner of Common Shares that is (i) an individual who is a citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation (or other entity taxable as a corporation for U.S. federal tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source, or (iv) a trust that (a) is subject to the primary supervision of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions or (b) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a pass-through entity, including a partnership or other entity taxable as a partnership for U.S. federal income tax purposes, holds Common Shares, the U.S. federal income tax treatment of an owner or partner generally will depend on the status of such owner or partner and on the activities of the pass-through entity. A U.S. person that is an owner or partner of a pass-through entity holding common shares is urged to consult its own tax advisor.

Distributions on the Shares

Subject to the PFIC (as defined below) rules discussed below, the gross amount of any distribution paid by us will generally be subject to U.S. federal income tax as foreign source dividend income to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such amount will be includable in gross income by a U.S. Holder as ordinary income on the date that such U.S. Holder actually or constructively receives the distribution in accordance with such holder’s regular method of accounting for U.S. federal income tax purposes. The amount of any distribution made by us in property other than cash will be the fair market value (determined in U.S. dollars) of such property on the date of the distribution. Because we do not intend to calculate our earnings and profits on the basis of U.S. federal income tax principles, any distribution paid will generally be treated as a dividend for U.S. federal income tax purposes. Dividends paid by us will not be eligible for the dividends received deduction allowed to corporations.

To the extent that a distribution exceeds the amount of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles, such distribution will be treated first as a tax-free return of capital, causing a reduction in a U.S. Holder’s adjusted basis in the shares held by such U.S. Holder (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by such U.S. Holder upon a subsequent disposition of the shares), with any amount that exceeds such U.S. Holder’s adjusted basis being taxed as a capital gain recognized on a sale or exchange (as discussed below).

So long as the shares are listed on the Nasdaq or we are eligible for benefits under the Income Tax Convention between the U.S. and Canada, dividends a U.S. Holder receives from us will be “qualified dividend income” if certain holding period and other requirements (including a requirement that we are not a PFIC in the year of the dividend or the immediately preceding year) are met. Qualified dividend income of an individual or other non-corporate U.S. Holder is subject to a reduced maximum U.S. federal income tax rate.

Subject to certain limitations, Canadian tax withheld with respect to distributions made on the shares may be treated as foreign taxes eligible for credit against a U.S. Holder’s U.S. federal income tax liability. Alternatively, a U.S. Holder may, subject to applicable limitations, elect to deduct the otherwise creditable Canadian withholding taxes for U.S. federal income tax purposes. The rules governing the foreign tax credit are complex and involve the application of rules that depend upon a U.S. Holder’s particular circumstances. Accordingly, a U.S. Holder is urged to consult its tax advisor regarding the availability of the foreign tax credit under its particular circumstances.

Sale, Exchange, or Other Taxable Disposition of the Shares

Subject to the PFIC rules discussed below, a U.S. Holder generally will recognize gain or loss upon the taxable sale, exchange or other disposition of the shares in an amount equal to the difference between (i) the U.S. dollar value of the amount realized upon the sale, exchange or other taxable disposition and (ii) such U.S. Holder’s adjusted tax basis in the shares. A U.S. Holder’s adjusted tax basis in such shares will generally be its U.S. dollar cost. Generally, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if, on the date of the sale, exchange or other taxable disposition, such U.S. Holder has held the shares for more than one year. If such U.S. Holder is an individual or other non-corporate U.S. Holder, long-term capital gains generally will be subject to a reduced maximum U.S. federal income tax rate. The deductibility of capital losses is subject to limitations under the Code. Gain or loss, if any, that a U.S. Holder realizes upon a sale, exchange or other taxable disposition of the shares generally will be treated as having a U.S. source for U.S. foreign tax credit limitation purposes.

PFIC Rules

A non-U.S. corporation is considered a PFIC, as defined in Section 1297(a) of the Code, for any taxable year if either:

•        at least 75% of its gross income for such taxable year is passive income; or

•        at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. In determining the value and composition of our assets for purposes of the PFIC asset test, (1) the cash we raise in this offering will generally be considered to be held for the production of passive income and (2) the value of our assets must be determined based on the market value of our Common Shares from time to time, which could cause the value of our non-passive assets to be less than 50% of the value of all of our assets (including the cash raised in this offering) on any particular quarterly testing date for purposes of the asset test.

Based on our operations, current and projected income and assets, and the composition of our income and assets (taking into account the current and expected income generated from our investment products purchased from banks), we do not expect to be treated as a PFIC for the current taxable year or the foreseeable future under the current PFIC rules. We must make a separate determination each year as to whether we are a PFIC, however, and there can be no assurance with respect to our status as a PFIC for our current taxable year or any future taxable year. Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent taxable year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. Because the value of our assets for purposes of the asset test will generally be determined based on the market price of our Common Shares and because cash is generally considered to be an asset held for the production of passive income, our PFIC status will depend in large part on the market price of our Common Shares and the amount of cash we raise in this offering. Accordingly, fluctuations in the market price of the Common Shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. We are under no obligation to take steps to reduce the risk of our being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of our Common Shares from time to time and the amount of cash we raise in this offering) that may not be within our control.

If we are a PFIC for any year during which you hold Common Shares, we will continue to be treated as a PFIC for all succeeding years during which you hold Common Shares. If we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the Common Shares.

If we are a PFIC for your taxable year(s) during which you hold Common Shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the Common Shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the Common Shares will be treated as an excess distribution. Under these special tax rules:

•        the excess distribution or gain will be allocated ratably over your holding period for the Common Shares;

•        the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

•        the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the Common shares cannot be treated as capital, even if you hold the Common Shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election under Section 1296 of the Code for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for first taxable year which you hold (or are deemed to hold) Common Shares and for which we are determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the Common Shares as of the close of such taxable year over your adjusted basis in such Common Shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the Common Shares over their fair market value as of the close of the taxable year. Such ordinary loss, however, is allowable only to the extent of any net mark-to-market gains on the Common Shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Common Shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the Common Shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such Common Shares. Your basis in the Common Shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable Treasury Regulations), including Nasdaq. If the Common Shares are regularly traded on Nasdaq and if you are a holder of Common shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election under Section 1295(b) of the Code with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. The qualified electing fund election, however, is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable Treasury Regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold Common Shares in any taxable year in which we are a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 in each such year and provide certain annual information regarding such Common Shares, including regarding distributions received on the Common Shares and any gain realized on the disposition of the Common Shares.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our Common Shares, then such Common Shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such Common Shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the Common Shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your Common Shares for tax purposes.

Section 1014(a) of the Code provides for a step-up in basis to the fair market value for our Common Shares when inherited from a decedent that was previously a holder of our Common Shares. However, if we are determined to be a PFIC and a decedent that was a U.S. Holder did not make either a timely qualified electing fund election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) our Common Shares, or a mark-to-market election and ownership of those Common Shares are inherited, a special provision in Section 1291(e) of the Code provides that the new U.S. Holder’s basis should be reduced by an amount equal to the Section 1014 basis minus the decedent’s adjusted basis just before death. As such if we are determined to be a PFIC at any time prior to a decedent’s passing, the PFIC rules will cause any new U.S. Holder that inherits our Common Shares from a U.S. Holder to not get a step-up in basis under Section 1014 and instead will receive a carryover basis in those Common Shares.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our Common Shares and the elections discussed above.

Receipt of Foreign Currency

The U.S. dollar value of any cash distribution made in Canadian dollars to a U.S. Holder will be calculated by reference to the exchange rate prevailing on the date of actual or constructive receipt of the distribution, regardless of whether the Canadian dollars are converted into U.S. dollars at that time. For U.S. Holders following the accrual method of accounting, the amount realized on a disposition of the shares for an amount in Canadian dollars will be the U.S. dollar value of this amount on the date of disposition. On the settlement date, such U.S. Holder will recognize U.S. source foreign currency gain or loss (taxable as ordinary income or loss) equal to the difference (if any) between the U.S. dollar value of the amount received based on the exchange rates in effect on the date of sale or other disposition and the settlement date. However, in the case of shares traded on an established securities market that are sold by a cash method U.S. Holder (or an accrual method U.S. Holder that so elects), the amount realized will be based on the spot rate in effect on the settlement date for the disposition, and no exchange gain or loss will be recognized at that time. A U.S. Holder will generally have a basis in Canadian dollars equal to their U.S. dollar value on the date of receipt of such distribution, on the date of disposition, or, in the case of cash method U.S. Holders (and accrual method U.S. Holders that so elects), on the date of settlement. Any U.S. Holder that receives payment in Canadian dollars and converts or disposes of the Canadian dollars after the date of receipt may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss and that generally will be U.S. source income or loss for foreign tax credit purposes. U.S. Holders are urged to consult their own U.S. tax advisors regarding the U.S. federal income tax consequences of receiving, owning, and disposing of Canadian dollars.

Information with Respect to Foreign Financial Assets

Individuals and certain entities that own “specified foreign financial assets”, with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) are generally required to file an information report on IRS Form 8938, Statement of Specified Foreign Financial Assets, with respect to such assets with their tax returns for each year in which they hold shares. “Specified foreign financial assets” include any financial accounts maintained by certain foreign financial institutions, as well as securities issued by non-U.S. persons if they are not held in accounts maintained by financial institutions. U.S. Holders are urged to consult their tax advisors regarding the application of this reporting requirement to their ownership of the shares.

Information Reporting and Backup Withholding

In general, information reporting will apply to dividends paid to a U.S. Holder in respect of the shares and the proceeds received by such U.S. Holder from the sale, exchange or other disposition of the shares within the United States unless such U.S. Holder is a corporation or other exempt recipient. Backup withholding may apply to such payments if a U.S. Holder fails to provide a taxpayer identification number or certification of exempt status or fails to report dividend and interest income in full. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Certain Canadian Tax Consequences for Canadian and Non-Canadian Investors

Disclaimer:

This summary is based on the provisions of the Income Tax Act of Canada in force as of the date hereof and our understanding of the current administrative policies of the Canada Revenue Agency published in writing prior to the date hereof. This summary considers all the proposed amendments and assumes that all proposed amendments will be enacted in the form proposed. However, no assurances can be given that the proposed amendments will be enacted as proposed, or at all. This summary does not otherwise consider or anticipate any changes in law or administrative policy whether by legislative, regulatory, administrative, or judicial action, nor does it consider tax legislation or considerations of any province, territory, or foreign jurisdiction, which may differ from those discussed herein.

In the U.S. the choice is largely between the New York Stock Exchange (“NYSE”) and the Nasdaq, with larger industrial companies generally choosing the NYSE and smaller technology-oriented companies usually going public on the Nasdaq. To gain access to a larger, deeper capital market and, often, more specialized capital market analysts, particularly in the case of technology companies, we decided to use Nasdaq for its public offering.

The initial public offering does not normally trigger any taxation. Taxes normally only apply when the taxpayers dispose of the shares. As Canadian tax residents, they must pay Canadian income taxes on their worldwide investment income. (Income tax Act — ITA, Section 2(1)). For shareholders who are not Canadian tax residents, income derived from dividends or the disposition of shares may still be subject to Canadian income tax. These tax implications are discussed in greater detail below.

A. For “Canadian Holder” — the Resident in Canada for Tax Purpose

1. Residency consideration

As a Canadian-incorporated company, we are considered resident in Canada for tax purposes and subject to Canadian tax on worldwide income under section 2(1) of the Income Tax Act (“ITA”).

For tax law purposes, a public corporation is generally defined in section 89(1) of the Income Tax Act as a corporation resident in Canada the shares of which are listed on a designated stock exchange in Canada (including the Toronto Stock Exchange (TSX), Tiers 1 or 2 of The TSX Venture Exchange, the Montreal Exchange, the Canadian National

Stock Exchange, and the NEO Exchange (formerly, the Aequitas NEO Exchange). Therefore, a corporation that only has its securities listed on a foreign exchange does not fall with this definition of “public corporation”. We are in this category.

2. Dividends

As a Canadian corporation, shareholders who are residents and non-residents of Canada (including US residents) are subject to different sets of tax rules under the Canadian law for the dividend income.

(a)     Residents of Canada

Under the ITA, dividends received or deemed to be received on the common shares by a holder who, for the purposes of the ITA or at all relevant times, is or is deemed to be resident in Canada (a “Canadian Resident Holder”) must be included in the holder’s income for the year in which the dividend is received.

For individual Canadian Resident Holders, such dividends will be subject to the gross-up and dividend tax credit rules contained in the ITA.

We do not fall with the definition of “public corporation” as defined in subsection 89(1) of the ITA. Therefore, dividends paid by the Company will generally be treated as non-eligible dividends and subject to the associated gross-up (currently 15%) and dividend tax credit (currently 9.03% federally) available to individuals.

There is no gross-up or dividend tax credit for dividends received by a corporation. Dividends received from Canadian corporations may be deductible under section 112 of the ITA, subject to the application of anti-avoidance rules such as those in subsection 55(2). However, Part IV tax (ITA s. 186 – 187) may be payable on these dividends at a tax rate of 38 1/3% (33 1/3% for taxation years ending before 2016) of the dividends received. Part IV tax becomes part of the corporation’s refundable dividend tax on hand (“RDTOH”). RDTOH is available as a dividend refund to the corporation when dividends are paid to shareholders of private corporations.

Canadian Resident Holders should consult their own tax advisors with respect to the characterization and tax treatment of dividends, particularly if the Company later qualifies or elects to become a “public corporation,” at which point dividends may be designated as eligible dividends, thereby attracting a higher gross-up (currently 38%) and more favourable tax credit treatment (currently 15.02% federally).

Dividends received by Canadian Registered Plans such as RRSPs, RRIFs, and TFSAs are generally exempt from taxation under the ITA, provided the shares are a qualified investment.

(b)    Non-Residents of Canada

A shareholder who, at all relevant times, is not resident in Canada for purposes of the ITA and does not use or hold (or be deemed to use or hold) the shares in the course of carrying on business in Canada will generally be subject to Canadian withholding tax under Part XIII of the ITA on dividends paid or credited (or deemed to be paid or credited) on the common shares. The statutory rate of withholding is 25%, but this rate may be reduced under the terms of an applicable income tax treaty between Canada and other nations.

(c)     U.S. Residents

A shareholder who, for the purposes of the ITA and the Canada — United States Income Tax Convention (1980), as amended (the “Canada — U.S. Tax Treaty”), is resident in the United States and is fully entitled to benefits under the Canada — U.S. Tax Treaty (a “U.S. Holder”) will generally be subject to withholding tax in Canada at a treaty-reduced rate (currently 15%). Where such beneficial owners are corporations that own at least 10% of our voting shares, the rate is further reduced (currently 5%).

U.S. Holders may be entitled to claim a foreign tax credit or deduction for the Canadian withholding tax paid, subject to detailed rules under U.S. tax law. The gross-up and dividend tax credit provisions of the ITA do not apply to non-residents, including U.S. Holders.

U.S. investors are urged to consult their own tax advisors regarding the application of Canadian withholding tax and the availability of foreign tax credits under U.S. federal, state, or local tax laws. To obtain the treaty-reduced rate, a U.S. Holder must provide appropriate documentation, including Form NR301, to the Company or its withholding agent.

The dividend income must be converted to Canadian dollars to determine the amount to include in the taxable income. The taxpayer can convert using the exchange rates on the dates of the foreign dividend income is received, or he/she can use the average annual exchange rate, as published by the Bank of Canada, for all the dividends received in the year.

3. Tax Treaty

Tax treaties act to reduce or eliminate double taxation by:

•        specifying each country’s right to tax or not tax particular types of income, and/or

•        requiring one of the countries to grant tax credits for tax already paid on the income.

Tax treaties override the provisions of the ITA and are relevant to both residents and non-residents of Canada with respect to international a particular transaction or series of transactions, taxpayers need to first consult the ITA and then consider the provisions of the applicable tax treaty. Tax treaty to taxation of foreign-source income, while non-residents of Canada need to consider tax treaties as they apply to Canadian-source income earned and/or because of proximity to the United States, the tax treaty between Canada and the U.S. (Canada-U.S. Tax Convention) is most relevant for Canadian reside taxpayers earning Canadian-source income.

There are some examples of issues addressed in the Canada-U.S. Tax Convention:

•        Tie-breaker rules for establishing residency of an individual or a corporation where that individual or corporation is considered resident of both Canada and US.

•        A definition of a permanent establishment for the purpose of determining whether a Canadian resident is carrying on business in the U.S. or Canada.

•        Withholding tax rates for U.S. dividends or interest earned by a resident of Canada.

4. Capital Gains and Losses

Under ITA, s. 3(b), 38(a), 248(1), A capital gain or loss is the gain or loss resulting from the sale of property, such as stocks, bonds, art, stamp collections, real estate, and promissory notes. Gains or losses from bad debts, foreign exchange and call and put options are also normally considered capital gains or losses.

For shareholders who are tax residents of Canada, he/she/it will normally pay tax on capital gains and can deduct capital loss against capital gains as follows:

A taxable capital gain is 50% of a capital gain. The capital gain or loss is calculated by deducting the original cost of the asset from the proceeds received on the sale of the asset. Because only 50% of the gain is taxable, less tax is paid on capital gains than on income such as interest.

An allowable capital loss is 50% of a capital loss. It can only be used to reduce or eliminate taxable capital gains, except in the year of a taxpayer’s death or the immediately preceding year, when it can be used to reduce other income.

For shareholders who are non-tax residents of Canada, they would not normally be subject to Canadian tax for capital gain on shares listed on a U.S. stock exchange unless they holds 25% or more of the issued shares of any class of the corporation in the 60 months before the disposition or have been a tax resident of Canada during the shareholding. However, they may be taxed on capital gains in the jurisdictions in which they are tax residents. For example, U.S. tax residents who dispose of our shares may be taxed in the U.S. for their capital gain/loss.

5. Foreign Currency Purchase and Sale of Securities

Individuals will most commonly encounter foreign exchange gains or losses when they are involved in purchasing or selling securities with settlement amounts denominated in a foreign currency. For purposes of distinguishing between ordinary capital gains and those that can be classified under the ITA 39(2) as being in respect of foreign currencies, IT-95R provides the following examples of the time when the Canada Revenue Agency considers a transaction resulting in the application of ITA 39(2) to have taken place:

a.      At the time of conversion of funds in a foreign currency into another foreign currency or into Canadian dollars.

b.      At the time funds in a foreign currency are used to make a purchase or a payment in such a case the gain or loss would be the difference between the value of the foreign currency expressed in Canadian dollars when it arose, and its value expressed in Canadian dollars when the purchase or payment was made.

UNDERWRITING

We have entered into an underwriting agreement dated __, 2025 with American Trust Investment Services, Inc. (the “Representative”), who is serving as the representative of the underwriters and the lead book running manager for this offering. Under the terms and subject to the conditions contained in the underwriting agreement, the underwriters severally and not jointly, agree to purchase from us on a firm commitment basis, at the assumed public offering price of $4.00 per share, less the underwriting discounts and commissions, the respective number of Common Shares shown opposite its name in the table below:

Name	Number of Shares
American Trust Investment Services, Inc.	[*]
[*]
Total	[*]

The Common Shares to be sold in this offering are expected to be ready for delivery on or about [__], 2025, against payment in immediately available funds. The underwriters may reject all or part of any order. Offers and sales for this offering may be conducted both inside and outside the United States through the underwriters and their respective selling agents. All offers or sales in the United States will be conducted by broker-dealers registered with the SEC and as members of Financial Industry Regulatory Authority (the “FINRA”). American Trust Investment Services, Inc., as the representative of the underwriters, may retain other brokers or dealers to act as sub-agents or selected dealers on its behalf in connection with this offering. The Common Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. If all of the Common Shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The underwriters have advised us that they do not intend to make sales to discretionary accounts. The description of the underwriting agreement herein is only a summary, does not purport to be complete, and is qualified in its entirety by reference to the underwriting agreement, a copy of which is filed as an exhibit to the registration statement filed with the SEC of which this prospectus forms a part, and is incorporated herein by reference.

The underwriting agreement provides that the obligation of the underwriters to purchase all of the Common Shares being offered to the public is subject to specific conditions, including, but not limited to obtaining listing approval on the Nasdaq, the absence of any material adverse change in our business or in the financial markets, and the receipt of certain legal opinions, certificates, and letters from us, our counsel, and the independent auditors. Subject to the terms of the underwriting agreement, the underwriters will purchase all of the shares being offered to the public, other than those covered by the over-allotment option described below, if any of these shares are purchased.

Over-Allotment Option

We have granted to the underwriters an option, exercisable not later than 30 days after the date of the final prospectus, to purchase up to 15% additional Common Shares at the public offering price, less the underwriting discounts and commissions. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the shares offered by this prospectus. To the extent that the underwriters exercise this option, the underwriters will become obligated, subject to conditions, to purchase, and we will be obligated to sell, the additional shares. If any additional shares are purchased, the underwriters will offer the additional shares on the same terms as those on which the other shares are being offered hereunder.

Discounts, Commissions, and Expenses

We estimate that the total expenses of this offering, excluding underwriting discounts, will be $820,859. These expenses are payable by us. Under the underwriting agreement, we have agreed to pay the underwriters an underwriting discount or spread of (a) 7.0% of the aggregate gross proceeds received from the offering, (b) a non-accountable expense allowance of 1.0% of the gross proceeds, and (c) a non-refundable professional fee of (i) $50,000 for the preliminary due diligence diagnosis, which was paid upon the signing of the engagement letter by and between the Company and the Representative, dated May 20, 2025 (the “Engagement Letter”), and (ii) $50,000 advisory fee immediately following the first confidential filing of the registration statement on Form F-1 with the SEC. The accountable fees and expenses of the Representative that we have agreed to reimburse and the non-accountable expenses and the advisory fee that we have agreed to pay are not included in the underwriting discounts set forth in the table below.

The table below summarizes the underwriting discounts that we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the over-allotment option:

	Per Share		Total (No Exercise of Over- allotment Option)	Total (Full Exercise of Over- allotment Option)	Total
Initial public offering price	$	[*]	[*]	[*]	[*]
Underwriting discounts and commissions (7.0%)	$	[*]	[*]	[*]	[*]
Proceeds to us, before expenses	$	[*]	[*]	[*]	[*]

In addition to the cash commission, the non-accountable expense fee, and the advisory fee, we will also reimburse the underwriters for the full amount of their reasonable accountable expenses, including its U.S. legal counsel fee in an amount not to exceed US$120,000. The underwriters’ accountable expenses relating to the offering may include, but not be limited to: (a) all filing fees and communication expenses associated with the review of this offering by FINRA; (b) all fees, expenses, and disbursements relating to the registration, qualification, or exemption of securities offered under the securities laws of foreign jurisdictions designated by the Representative; (c) the underwriters’ use of Ipreo’s book-building, prospectus tracking and compliance software for the offering; (d) “road show” expenses for the offering; and (e) the costs associated with receiving commemorative mementos and lucite tombstones. Such actual out-of-pocket expenses shall be capped at US$150,000. As of the date of this prospectus, we have paid the Representative a $100,000 advance (the “Advance”) to be credited against the accountable expenses actually incurred by the Representative upon the successful completion of this offering and reimbursed the Representative US$60,000 for their legal expenses. Any Advance received by the Representative will be reimbursed to us to the extent not actually incurred in compliance with FINRA Rule 5110(g)(4)(A).

Determination of Offering Price

Prior to this offering, there has been no public market for our Common Shares. The initial public offering price will be determined by negotiations between us and the underwriters. In determining the initial public offering price, we and the underwriters expect to consider a number of factors, including:

•        the information set forth in this prospectus and otherwise available to the underwriters;

•        our prospects and the history and prospects for the industry in which we compete;

•        an assessment of our management;

•        our prospects for future earnings;

•        the general condition of the securities markets at the time of this offering;

•        the recent market prices of, and demand for, publicly traded securities of generally comparable companies; and

•        other factors deemed relevant by the underwriters and us.

The assumed public offering price set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors. Neither we nor the underwriters can assure investors that an active trading market will develop for our Common Shares, or that the shares will trade in the public market at or above the initial public offering price.

Right of First Refusal

We have granted the Representative the right to act as lead or joint-lead investment banker, lead or joint book-runner, and/or lead or joint placement agent with at least 50% of the economics for every future public and private equity and debt offering, including all equity linked financings, during the twelve (12) month period following the completion of this offering, for the Company, or any successor to or any subsidiary of the Company on terms customary to the Representative. For purposes of this Right of First Refusal, investment banking services shall include, without limitation, (a) acting as lead manager for any underwritten public offering; and (b) acting as placement agent or initial purchaser in connection with any private offering of securities of the Company. The Right of First Refusal shall be subject to FINRA Rule 5110(g)(5).

Tail Financing

If within 12 months from the effective date of termination or expiration of the engagement letter, we complete a public or private offering of its securities with any investor(s) introduced to us by the Representative during the term of the engagement letter, then we shall pay the Representative a tail fee equal to the compensation that would have been payable had the Representative participated in such transaction, provided that such investor(s) were first introduced to us by the Representative and documented in writing during the term of the engagement letter. This provision is intended to comply with FINRA Rule 5110(g)(5)(B). If we terminate the engagement letter for cause — defined as the Representative’s material breach of its obligations or willful failure to perform the services contemplated herein — no tail fee (or other post-termination compensation) shall be payable. Any tail fee must be reasonable in relation to the underwriting or placement services originally contemplated and shall not exceed the cash fee rate set forth in the engagement letter. No tail fee is owed for any transaction consummated after the tail period.

Lock-Up Agreements

All of our directors, executive officers, and existing beneficial owners of 5% or greater of our outstanding Common Shares will agree, subject to certain exceptions, not to, for a period of six (6) months from the date of the closing of this offering, offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our securities without the Representative’s prior written consent.

Each of the Company and any successors of the Company will also agree, for a period of six (6) months from the closing of this offering, that each will not (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to (a) offer, sell, or otherwise transfer or dispose of, directly or indirectly, any Common Shares of the Company or any securities convertible into or exercisable or exchangeable for Common Shares of the Company (subject to customarily excluded issuances to be set forth in the underwriting agreement); or (b) file or caused to be filed any registration statement with the SEC relating to the offering of any Common Shares of the Company or any securities convertible into or exercisable or exchangeable for Common Shares of the Company.

Indemnity Escrow

We will agree to on the date of the closing of this offering, deposit into an escrow account, for the benefit of the Representative, with an escrow agent in the United States selected by the Representative, an amount equal to US$300,000 from the offering proceeds to be released to the Representative and its affiliate, and their respective directors, officers, employees, agents, and controlling persons, in connection with the payments of Company’s indemnification obligations. The escrow account will remain in place for a period of twelve (12) months from the date of the closing of this offering.

Stamp Taxes

If you purchase Common Shares offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Stabilization

The underwriters have advised us that it, pursuant to Regulation M under Exchange Act, and certain persons participating in the offering may engage in short sale transactions, stabilizing transactions, syndicate covering transactions, or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the Common Shares at a level above that which might otherwise prevail in the open market. These transactions may be effected on the Nasdaq, in the over-the-counter market or otherwise. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.

“Covered” short sales are sales made in an amount not greater than the maximum number of units sold in this offering. The underwriters may close out any covered short position by purchasing shares of securities in the open market. In determining the source of shares of securities to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market.

“Naked” short sales are sales in excess of maximum number of units sold in this offering. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our securities in the open market after pricing that could adversely affect investors who purchase in the offering.

A stabilizing bid is a bid for the purchase of Common Shares on behalf of the underwriters for the purpose of fixing or maintaining the price of the Common Shares. A syndicate covering transaction is the bid for or the purchase of Common Shares on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our Common Shares or preventing or retarding a decline in the market price of our Common Shares. As a result, the price of our Common Shares may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the Common Shares originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Shares. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail or on the websites or through online services maintained by the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of Common Shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in, and may in the future engage in, various activities, which may include securities trading, investment banking and other commercial dealings, financial advisory, investment management, investment research, principal investment, hedging, financing, and brokerage activities. The underwriters and certain of its affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses. In addition, from time to time, the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the underwriters or their affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the Common Shares offered hereby. Any such short positions could adversely affect future trading prices of the Common Shares offered hereby. The underwriters and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Application for Nasdaq

We have applied to list our Common Shares on the Nasdaq under the symbol “LCDC.” There is no assurance that the offering will close and we will not complete this offering unless we are listed on Nasdaq. If our Common Shares are listed on the Nasdaq, we will be subject to continued listing requirements and corporate governance standards. We expect these new rules and regulations to significantly increase our legal, accounting, and financial compliance costs.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions and accountable and non-accountable expenses, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the FINRA filing fee, advisory fee, and the stock exchange application and listing fee, all amounts are estimates.

SEC Registration Fee	US$	2,113
FINRA Fee		3,500
The Nasdaq Capital Market listing fee		75,000
Printing and Engraving Expenses		25,000
Legal Fees and Expenses		625,601
Accounting Fees and Expenses		80,000
Miscellaneous		9,645
Total	US$	820,859

LEGAL MATTERS

We are being represented by Hunter Taubman Fischer & Li LLC with respect to legal matters of United States federal securities law. The validity of the Common Shares offered by this prospectus and legal matters as to Ontario and Canadian laws will be passed upon for us by THC Lawyers. Hunter Taubman Fischer & Li LLC may rely upon THC Lawyers with respect to all matters governed by Ontario and Canadian laws. The Representative is being represented by DeMint Law, PLLC with respect to certain legal matters as to United States federal securities law.

EXPERTS

Our financial statements as of March 31, 2024 and 2025, and for the fiscal years then ended March 31, 2024 and 2025 included in this prospectus have been audited by ZH CPA, LLC, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act, including relevant exhibits and schedules, covering Common Shares to be sold in this offering. This prospectus, which constitutes a part of the registration statement on Form F-1, summarizes material provisions of contracts and other documents included in the registration statement. Since this prospectus does not contain all of the information contained in the registration statement on Form F-1, you should read the registration statement on Form F-1 and its exhibits and schedules for further information with respect to us and our securities.

Immediately upon the effectiveness of the registration statement on Form F-1 of which this prospectus forms a part, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of documents, upon payment of a duplicating fee, by writing to the SEC.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors, and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We maintain a corporate website at https://lorenzdevelopments.ca. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus or the registration statement of which it forms a part. We have included our website address in this prospectus solely as an inactive textual reference. We will post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations, including, posting any XBRL interactive financial data required to be filed with the SEC and any notices of general meetings of our shareholders.

LORENZO DEVELOPMENTS INC.

Audited Financial Statements for Fiscal Years ended March 31, 2024 and 2025

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Lorenzo Developments Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Lorenzo Developments Inc. (the “Company”) as of March 31, 2025 and 2024, and the related statements of operations and comprehensive (loss) income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended March 31, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2025 and 2024, and the results of its operations and its cash flows for each of the years in the two-year period ended March 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ ZH CPA, LLC

We have served as the Company’s auditor since 2025.

Denver, Colorado

July 9, 2025

LORENZO DEVELOPMENTS INC.
BALANCE SHEETS

	March 31, 2024	March 31, 2025	March 31, 2025

	CAD	CAD	USD
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	1,710	252,036	175,281
Accounts receivable, net	—	105,697	73,508
Deferred IPO costs	—	215,685	150,000
Due from related parties	607,383	907,828	631,357
TOTAL CURRENT ASSETS	609,093	1,481,246	1,030,146
Non-current assets
Property and equipment, net	19,988	14,421	10,029
Right-of-use assets – operating lease	43,002	20,687	14,387
Deferred tax assets	51,581	50,150	34,877
Long-term investment	500,000	—	—
TOTAL ASSETS	1,223,664	1,566,504	1,089,439

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Long-term loans – current portion	21,580	19,920	13,854
Accrued and other payables	96,830	460,263	320,095
Operating lease liabilities – current	23,795	29,781	20,711
Income tax payable	18,946	295,391	205,432
TOTAL CURRENT LIABILITIES	161,151	805,355	560,092
Long-term loans – non-current portion	46,480	26,560	18,471
Operating lease liabilities – long-term	20,687	4,405	3,063
TOTAL LIABILITIES	228,318	836,320	581,626
COMMITMENTS AND CONTINGENCIES
EQUITY:
Common shares, CAD0.0001 par value, 500,000,000 shares authorized, 9,900,000 shares issued and issued and outstanding as of March 31, 2024 and 2025*	990	990	689
Preferred shares	1,350,000	—	—
(Accumulated deficits) Retained earnings	(355,644)	729,194	507,124
TOTAL EQUITY ATTRIBUTABLE TO EQUITY SHAREHOLDERS OF THE COMPANY	995,346	730,184	507,813
TOTAL LIABILITIES AND EQUITY	1,223,664	1,566,504	1,089,439

____________

*        Shares and per share data are presented on a retroactive basis to reflect the stock split.

LORENZO DEVELOPMENTS INC.
STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME

	For the fiscal years ended March 31,
	2024	2025	2025
	CAD	CAD	USD
Management services	182,500	1,142,200	794,354
Management services – related party	—	84,030	58,439
Consulting services	—	423,779	294,721
Consulting services – related party	—	59,800	41,588
TOTAL REVENUES	182,500	1,709,809	1,189,102

General and administrative expenses	477,122	343,856	239,138
(LOSS)/INCOME FROM OPERATIONS	(294,622)	1,365,953	949,964

OTHER INCOME (EXPENSES)
Interest expenses, net	(10,372)	(7,455)	(5,185)
Other income, net	51,636	104,186	72,457
Total other income, net	41,264	96,731	67,272

(LOSS)/INCOME BEFORE INCOME TAXES	(253,358)	1,462,684	1,017,236

INCOME TAXES PROVISION/(BENEFIT)	(45,697)	324,346	225,569

NET (LOSS)/INCOME ATTRIBUTABLE TO EQUITY SHAREHOLDERS OF THE COMPANY	(207,661)	1,138,338	791,667

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	—	—	—

TOTAL COMPREHENSIVE INCOME ATTRIBUTABLE TO EQUITY SHAREHOLDERS OF THE COMPANY	(207,661)	1,138,338	791,667

BASIC AND DILUTED (LOSS) EARNINGS PER SHARE ATTRIBUTABLE TO THE COMPANY*
Basic and diluted	(0.02)	0.11	0.08
Weighted average number of shares outstanding*
Basic and diluted	9,900,000	9,900,000	9,900,000

____________

*        Shares and per share data are presented on a retroactive basis to reflect the stock split.

LORENZO DEVELOPMENTS INC.
STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Common Shares		Preferred Shares		(Accumulated Deficits) Earnings	Total
	Shares*	Issued Amount*	Shares*	Issued Amount*
		CAD		CAD	CAD	CAD
Balance as of March 31, 2023	9,900,000	990	1,200,000	1,200,000	(50,483)	1,150,507
Issuance of preferred shares	—	—	150,000	150,000	—	150,000
Net loss for the fiscal year	—	—	—	—	(207,661)	(207,661)
Dividends for preferred shares	—	—	—	—	(97,500)	(97,500)
Balance as of March 31, 2024	9,900,000	990	1,350,000	1,350,000	(355,644)	995,346
Net income for the fiscal year	—	—	—	—	1,138,338	1,138,338
Dividends for preferred shares	—	—	—	—	(53,500)	(53,500)
Redemption of preferred shares	—	—	(1,350,000)	(1,350,000)	—	(1,350,000)
Balance as of March 31, 2025	9,900,000	990	—	—	729,194	730,184
Balance as of March 31, 2025 (USD)	9,900,000	689	—	—	507,124	507,813

____________

*        Shares and per share data are presented on a retroactive basis to reflect the stock split.

LORENZO DEVELOPMENTS INC.
STATEMENTS OF CASH FLOWS

	For the fiscal years ended March 31,
	2024	2025	2025
	CAD	CAD	USD
CASH FLOWS FROM OPERATING ACTIVITIES:
Total net (loss)/income	(207,661)	1,138,338	791,667
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation	11,457	5,567	3,872
Non-cash operating lease	51,901	40,664	28,280
Income from operating sub-lease	(18,900)	(8,100)	(5,633)
Impairment loss of right-of-use assets	1,479	—	—
Other income-disposal of long-term investment	—	(60,000)	(41,728)
Deferred tax	(56,938)	1,431	995
Expected credit loss	206,447	1,653	1,150
Changes in operating assets and liabilities:
Accounts receivable	—	(107,350)	(74,657)
Prepayment and other current assets	(115,000)	—	—
Other long-term assets	3,200	—	—
Accrued and other payables	37,925	376,933	262,141
Change in lease liabilities – operating lease	(33,000)	(20,545)	(14,288)
Income tax payable	11,241	276,445	192,256
NET CASH (USED IN)/PROVIDED BY OPERATING ACTIVITIES	(107,849)	1,645,036	1,144,055

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(1,769)	—	—
Proceeds from disposal of long-term investment	—	560,000	389,457
Loans to related parties	—	(300,445)	(208,947)
Repayment received from shareholder loans	59,880	—	—
NET CASH PROVIDED BY INVESTING ACTIVITIES	58,111	259,555	180,510

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of long-term loans	(18,260)	(21,580)	(15,008)
Proceeds from issuance of preferred shares	150,000	—	—
Redemption of preferred shares	—	(500,000)	(347,729)
Redemption of preferred shares – related parties	—	(850,000)	(591,140)
Dividends paid for preferred shares	(84,000)	(42,500)	(29,558)
Dividends paid for preferred shares – related parties	—	(24,500)	(17,038)
Deferred costs related to initial public offering	—	(215,685)	(150,000)
NET CASH PROVIDED BY/(USED IN) FINANCING ACTIVITIES	47,740	(1,654,265)	(1,150,473)
NET (DECREASE)/INCREASE IN CASH AND CASH EQUIVALENTS	(1,998)	250,326	174,092
TOTAL CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	3,708	1,710	1,189
TOTAL CASH AND CASH EQUIVALENTS, END OF YEAR	1,710	252,036	175,281

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest expense	9,624	8,203	5,705
Cash paid for income tax	—	46,469	32,317
Supplemental Schedule of Non-Cash Investing and Financing Activities
Right-of-use assets obtained in exchange for new operating lease liabilities	45,104	63,124	43,900
Right-of-use assets derecognized for termination of operating lease liabilities	—	49,398	34,354

LORENZO DEVELOPMENTS INC.

NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization and principal activities

Lorenzo Developments Inc (formerly known as “Lorenzo Consulting Inc.”) (“Lorenzo” or “the Company”) is a limited company that was incorporated under the Business Corporation Act of Ontario, Canada, on April 22, 2016. On November 18, 2019, the Company filed Articles of Amendment on change of name with Ontario Business Registry, Canada, to change its name from Lorenzo Consulting Inc. to Lorenzo Developments Inc. The company is primarily engaged in providing end-to-end real estate ecosystem services related to development management business and consulting services related to investment services and real estate transactions. The Company are committed to building a vertically integrated and scalable real estate service platform, utilizing strategic acquisitions, diversified services, and data-driven insights to improve efficiency and long-term profitability.

Note 2 — Summary of significant accounting policies

Basis of presentation

The accompanying financial statements have been prepared in accordance with the accounting principles generally accepted in the U.S. (“U.S. GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission.

Uses of estimates and assumptions

In preparing the financial statements in conformity with U.S. GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods presented. These estimates are based on information as of the date of the financial statements. The estimates required to be made by management include, but are not limited to, useful lives of property and equipment, the incremental borrowing rate used in operating lease right-of-use assets and lease liabilities, the valuation of accounts receivable and other receivables, the recoverability of long-lived assets, deferred tax assets and contingencies. Actual results could differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents represent demand deposits placed with banks, which are unrestricted as to withdrawal or use, and which have original maturities of three months or less and are readily convertible to known amounts of cash. The Company maintains majority of its bank accounts in Canada which are insured by Canadian Deposit Insurance Corporation for up to CAD100,000 per account for eligible deposits. As of March 31, 2024 and 2025, cash and cash equivalents balance were CAD1,710 in the Bank of Montreal and were CAD 252,036 (US175,281) in the Toronto-Dominion Bank, respectively.

Fair Value of Financial Instruments

ASC 825-10 requires certain disclosures regarding the fair value of financial instruments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

•        Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•        Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted market prices for identical or similar assets in markets that are not active, inputs other than quoted prices that are observable and inputs derived from or corroborated by observable market data.

•        Level 3 — inputs to the valuation methodology are unobservable.

LORENZO DEVELOPMENTS INC.

NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of significant accounting policies (cont.)

Unless otherwise disclosed, the fair value of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, due from related parties, accrued and other payables, approximates their recorded values due to their short-term maturities. The carrying amount of long-term bank loans reported in the balance sheet approximates their fair value due to their interest rates that approximate current market rates for similar instruments. For lease liabilities, fair value approximates their carrying value at the year end as the interest rates used to discount the host contracts approximate market rates. The Company noted no transfers between levels during any of the periods presented. The Company did not have any instruments that were measured at fair value on a recurring or non-recurring basis as of March 31, 2024 and 2025.

Accounts receivable, net

The accounts receivable represents the Company’s right to consideration in exchange for services that the Company has transferred to the customer before payment is due. Accounts receivable is carried at net realizable value. The Company reviews its accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including the age of the balance, customer’s historical payment history, its current credit worthiness and current or future economic trends. Accounts are written off after exhaustive efforts at collection. If accounts receivable is to be provided for, or written off, it would be recognized in the statements of operations and comprehensive (loss)/income within operating expenses. The Company uses loss-rate methods to estimate allowance for credit loss. In establishing an allowance for credit losses, the Company uses reasonable and supportable information, which is based on historical collection experience, the financial condition of its customers and assumptions for the future movement of default rate. Loss-rate approach is based on the historical loss rates and expectations of future conditions. The Company writes off potentially uncollectible accounts receivable against the allowance for credit losses if it is determined that the amounts will not be collected or if a settlement with respect to a disputed receivable is reached for an amount that is less than the carrying value. For the fiscal years ended March 31, 2024 and 2025, the expected credit loss amounted to nil and CAD1,653 (US$1,150), respectively.

Deferred IPO costs

Deferred IPO costs consist principally of legal, accounting and consulting costs in connecting with the proposed IPO. Such costs are deferred until the closing of the IPO, at which time the deferred costs are offset against the offering proceeds. In the event the IPO is unsuccessful or aborted, the costs will be expensed. Deferred offering costs as of March 31, 2024 and 2025 amounted to nil and CAD 215,685 (USD150,000) respectively and were included in deferred IPO costs.

Contingencies

In the normal course of business, the Company is subject to contingencies, including legal proceedings and claims arising out of its business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes a liability for such contingency if it determines that it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical and the specific facts and circumstances of each matter.

Property and equipment, net

Property and equipment are recorded at cost less accumulated depreciation and impairment. Depreciation is calculated on a declining balance and straight-line basis, after consideration of expected useful lives and estimated residual values. The estimated annual deprecation rates of these assets are generally as follows:

	Depreciation method	Depreciation rate
Computer	Declining balance	45%
Furniture and equipment	Declining balance	20%
Leasehold improvement	Straight-line	shorter of the lease term and the remaining useful life

LORENZO DEVELOPMENTS INC.

NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of significant accounting policies (cont.)

Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to expenses as incurred. Expenditures for major renewals and betterments which substantially extend the useful life of assets are capitalized. The cost and related accumulated depreciation of assets retired or sold are removed from the respective accounts, and any gain or loss is recognized in the statements of operations and comprehensive (loss)/income as other income or expenses.

Long-term investment

Long-term investments are initially measured at the transaction price plus transaction costs and after initial recognition, long-term investments classified as equity method investments without readily determinable fair values are carried at cost, net of accumulated impairment losses. The Company annually performs a qualitative assessment considering impairment indicators to evaluate whether the investment is impaired. Impairment indicators that an entity considers include but are not limited to a significant deterioration in the earnings performance, credit rating, asset quality, or business prospects of the investee and if a qualitative assessment indicates that the investment is impaired, the Company has to estimate the investment’s fair value. If the fair value is less than the investment’s carrying value, the entity is required to recognize an impairment loss in the statements of operations and comprehensive (loss)/income as other expenses equal to the difference between the carrying value and fair value.

Impairment of long-lived assets

The Company evaluates the recoverability of its long-lived assets, including property and equipment, long-term investment and operating lease right-of-use assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of its asset may not be fully recoverable. When these events occur, the Company measures impairment by comparing the carrying amount of the assets to the estimated undiscounted future cash flows expected to result from the use of the asset and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amount of the asset, the Company recognizes an impairment loss based on the excess of the carrying amount of the asset over their fair value. Fair value is generally determined by discounting the cash flows expected to be generated by the asset, when the market prices are not readily available. The adjusted carrying amount of the asset is the new cost basis and is depreciated over the asset’s remaining useful life. Long-lived assets are grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. For the fiscal years ended March 31, 2024 and 2025, the impairment of right-of-use assets amounted to CAD1,479 and nil, respectively, and no impairment for property and equipment and long-term investment.

Leases

The Company leases offices in Canada under operating leases. The Company determines whether an arrangement constitutes a lease at inception and records lease liabilities and right-of-use assets on its balance sheets at the lease commencement. The Company measures its lease liabilities based on the present value of the total lease payments not yet paid discounted based on its incremental borrowing rate, as the rates implicit in its leases are not determinable. The Company’s incremental borrowing rate is the estimated rate the Company would be required to pay for collateralized borrowing equal to the total lease payments over the term of the lease. The Company measures right-of-use assets based on the corresponding lease liability adjusted for payments made to the lessor at or before the commencement date, and initial direct costs it incurs under the lease. The Company begins recognizing rent expenses when the lessor makes the underlying asset available to the Company.

The Company adopted Accounting Standards Codification (“ASC”) Topic 842, Lease (“ASC 842”) on April 1, 2021, using the modified retrospective method. The Company determines if an arrangement is a lease at inception. Leases are classified as operating or finance leases in accordance with the recognition criteria in ASC 842-20-25. The Company’s leases do not contain any material residual value guarantees or material restrictive covenants.

LORENZO DEVELOPMENTS INC.

NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of significant accounting policies (cont.)

As the lessee, the Company recognizes in the balance sheets a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, the Company makes an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities and recognizes lease expenses for such lease generally on a straight-line basis over the lease term. For the fiscal years ended March 31, 2024 and 2025, the Company did not have any lease expenses of the leases with a term of 12 months or less.

Operating lease assets are included within right-of-use assets — operating lease, and the corresponding operating lease liabilities are included within operating lease liabilities on the balance sheets as of March 31, 2024 and 2025.

Revenue recognition

The Company adopted ASC Topic 606, Revenue from Contracts with Customers for all periods presented. Accordingly, the financial statements for the fiscal years ended March 31, 2024 and 2025 are presented under ASC 606. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Revenue is the transaction price the Company expects to be entitled to in exchange for the promised services in a contract in the ordinary course of the Company’s activities. To achieve that core principle, the Company applies the following steps:

Step 1:    Identify the contract (s) with a customer;

Step 2:    Identify the performance obligations in the contract;

Step 3:    Determine the transaction price;

Step 4:    Allocate the transaction price to the performance obligations in the contract; and

Step 5:    Recognize revenue when (or as) the entity satisfies a performance obligation.

The Company’s revenues are primarily from the provision of management services and consulting services.

Revenue from management services

The Company provides management services to its customers pursuant to contractual agreements. These services consist of a range of interrelated activities under the development manager role, including arranging for the retention of services of qualified individuals, firms, or corporations; supervising all consultants; and managing the day-to-day affairs and operations of the project. Responsibilities involve coordinating pre-development activities, securing necessary approvals, permits, consents, and licenses, and administering the design, development, and construction phases. During construction, services include collaborating with consultants, performing construction management to ensure renovations comply with standards, overseeing quality, safety, and timely completion, managing subcontractors and suppliers, and maintaining regular communication with the client. A contractual agreement exists when each party involved approves and commits to the agreement, the rights of the parties and payment terms are identified, the agreement has commercial substance, and collectability of consideration is probable.

These activities are highly interrelated and interdependent, therefore are accounted for as a single performance obligation in accordance with ASC Topic 606. The customer cannot benefit from each individual service separately without significantly affecting the overall utility of the management services. As such, the Company combines the services into one integrated performance obligation. The transaction price is typically fixed, distinctive and not contingent upon the occurrence or non-occurrence of any other event for individual tasks.

The Company typically satisfies its performance obligations upon the day-to-day project management under the development manager role throughout the contract term. Therefore, the revenue from management services is recognized over the contract term on a straight-line basis as performance obligations are satisfied in accordance with ASC Topic 606, Revenue from Contracts with Customers.

LORENZO DEVELOPMENTS INC.

NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of significant accounting policies (cont.)

There are no material contract assets or liabilities associated with these services at period-end, and all performance obligations in progress are satisfied over time.

Revenue from consulting services

The Company provides integrated real estate consulting services such as feasibility study, purchase and sale advisory, and investment consultation, and finally the Company delivered a professional feasibility assessment report or suggestion based on the completion of a series of interrelated tasks. These interrelated tasks typically include evaluating the development potential of a property, coordinating with relevant professionals to prepare concept plans and supporting studies, and analyzing site-specific factors such as zoning, renovation potential, and development constraints. In our transaction advisory service, we assist clients by reviewing key documentation including architectural plans, civil and utility layouts, environmental reports, and planning studies to ensure the project’s viability and compliance. For real estate investment consultation, we deliver a market-informed analysis and risk assessment report to help clients evaluate the viability of specific investment opportunities.

The transaction price is typically fixed, distinctive and not contingent upon the occurrence or non-occurrence of any other event for individual tasks. A contractual agreement exists when each party involved approves and commits to the agreement, the rights of the parties and payment terms are identified, the agreement has commercial substance, and collectability of consideration is probable. The Company’s consulting services are performed for the sole benefit of our customers and the services we perform do not have alternative benefits for us. The revenue from consulting services is recognized as our obligations are satisfied at the point in time with the feasibility assessment report or suggestion is transferred to the customer and customers simultaneously receive and consume the benefits the Company provide.

Contract assets and liabilities are not material, as most services are short term and fulfilled shortly after contract inception. The Company exercises judgement in determining that its consulting services represent one integrated performance obligation and the revenue recognition is appropriate upon the customer’s receipt of the final deliverable. There are no remaining performance obligations as of the reporting date.

Sales tax (“GST/HST”)

The Company is registered under Canada’s Goods and Services Tax (GST) and Harmonized Sales Tax (HST) account. Sales revenue represents the invoiced value of goods and services, net of GST/HST. The Company is operating mainly in the Province of Ontario which is subject to HST rate of 13% for its products and services supplied in Ontario.

Income taxes

The Company follows the liability method of accounting for income taxes in accordance with ASC740 (“ASC740”), Income Taxes. The Company accounts for current income taxes in accordance with the laws of the relevant tax authorities. Deferred income taxes are recognized when temporary differences exist between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the fiscal years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Company recognizes interest and penalties related to uncertain income tax positions as interest expense, which is then netted and reported within investment income. No significant penalties or interest relating to income taxes were incurred during the fiscal years ended March 31, 2024 and 2025.

LORENZO DEVELOPMENTS INC.

NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of significant accounting policies (cont.)

Related parties

The Company adopted ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions. Parties are considered related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered related if they are subject to common control or significant influence, such as a family member or relative, shareholder, or a related corporation.

Segment reporting

The Company operates and manages its business as a single segment, in accordance with ASC 280, Segment Reporting. The Company’s chief operating decision maker (“CODM”) is the Chief Executive Officer. The Company’s CODM assess the Company’s performance and results of operations on a consolidated basis. The Company generates substantially all of its revenue from clients in Canada. Accordingly, no geographical segments are presented. Substantially all of the Company’s long-lived assets are located in Canada.

Earnings per Share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share.” ASC 260 requires companies to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average common share outstanding for the period. Diluted EPS presents the dilutive effect on a per-share basis of the potential common shares (such as convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (such as those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. For the fiscal years ended March 31, 2024 and 2025, there were no dilutive shares.

Foreign currency translation

The Company’s reporting and functional currency is the Canadian Dollar (“CAD”).

Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at the rates of exchange ruling at the balance sheet date. Transactions in currencies other than the functional currency are measured and recorded in the functional currency at the exchange rate prevailing on the transaction date. Translation gains and losses are recognized in the statements of operations and comprehensive (loss)/income.

The Company’s reporting currency is CAD. For entities within the Company that have a functional currency other than the reporting currency, assets and liabilities are translated from each entity’s functional currency to the reporting currency at the exchange rates in effect on the balance sheet date. Equity amounts are translated at historical exchange rates. Revenue, expenses, gains and losses are translated using the average rates for the fiscal year. Translation adjustments are reported as cumulative translation adjustments and are shown as a component of other comprehensive income in the statements of operations and comprehensive (loss)/income and the statements of changes in shareholders’ equity.

Convenience Translation into United States Dollars

Translations of balances in the balance sheets, statements of operations and comprehensive (loss)/income and statements of cash flows from CAD into USD are solely for the convenience of the reader and were calculated at the rate of USD1.00 to CAD1.4379 on March 31, 2025. The translation is not intended to imply that the CAD amounts could have been, or could be, converted, realized or settled into USD at that rate on March 31, 2025, or at any other rate.

Employee Defined Contribution Plan

The Company participate in a defined contribution retirement plan pursuant to which pension, the Canada Pension Plan and the Employment Insurance program are provided to eligible employees. The contributions to the plan are recognized as an expense when incurred. For the fiscal years ended March 31, 2024 and 2025, the Canada Pension Plan and the Employment Insurance program included as expenses in the accompanying statements of operations and comprehensive (loss)/income amounted to CAD 3,826 and CAD6,775 (US$4,712), respectively.

LORENZO DEVELOPMENTS INC.

NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of significant accounting policies (cont.)

Recently Issued Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standard Board (“FASB”) or other standard setting bodies and adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on its financial position or results of operations upon adoption. The Company is an “emerging growth company” (“EGC”) as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, EGC can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies.

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which is intended to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. The disclosures requirements included in ASU 2023-07 are required for all public entities, including those with a single reportable segment. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, on a retrospective basis, and early adoption is permitted. The Company has adopted the standard for its fiscal year beginning April 1, 2024 as disclosed in Note 10.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 720): Improvements to Income Tax Disclosures (“ASU 2023-09”), which prescribes standard categories for the components of the effective tax rate reconciliation and requires disclosure of additional information for reconciling items meeting certain quantitative thresholds, requires disclosure of disaggregated income taxes paid, and modifies certain other income tax-related disclosures. ASU 2023-09 is effective for annual periods beginning after December 15, 2024 and allows for adoption on a prospective basis, with a retrospective option. The Company is currently evaluating the potential impact of the adoption of ASU 2023-09 on its financial statements.

In March 2024, the FASB issued ASU No. 2024-02, Codification Improvements-Amendments to Remove References to the Concepts Statements (“ASU 2024-02”). The amendments in this Update affect a variety of Topics in the Codification. The amendments apply to all reporting entities within the scope of the affected accounting guidance. This update contains amendments to the Codification that remove references to various Concepts Statements. In most instances, the references are extraneous and not required to understand or apply the guidance. In other instances, the references were used in prior statements to provide guidance in certain topical areas. ASU 2024-02 is effective for public business entities for fiscal years beginning after December 15, 2024. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2025. Early adoption is permitted for both interim and annual financial statements that have not yet been issued or made available for issuance. The Company is currently evaluating the potential impact of the adoption of ASU 2024-02 on its financial statements.

In November 2024, the FASB issued ASU 2024-03, “Income Statement — Reporting Comprehensive Income (Subtopic 220-40): Disaggregation of Income Statement Expenses.” This pronouncement introduces new disclosure requirements aimed at enhancing transparency in financial reporting by requiring disaggregation of specific income statement expense captions. Under the new guidance, entities are required to disclose a breakdown of certain expense categories, such as: employee compensation; depreciation; amortization, and other material components. The disaggregated information can be presented either on the face of the income statement or in the notes to the financial statements, often using a tabular format. The amendments in this Update are effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods within annual reporting periods beginning after December 15, 2027. Early adoption is permitted. The Company is currently evaluating these new disclosure requirements and does not expect the adoption to have a material impact.

In January 2025, the FASB issued ASU 2025-01, which revises the effective date of ASU 2024-03 (on disclosures about disaggregation of income statement expenses) “to clarify that all public business entities are required to adopt the guidance in annual reporting periods beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027.” Entities within the ASU’s scope are permitted to early adopt the ASU. The Company is currently evaluating the impact of this standard on its financial statement disclosures.

Except for the above-mentioned pronouncements, there are no new recently issued accounting standards that will have a material impact on the balance sheets, statements of operations and comprehensive (loss)/income and cash flows.

LORENZO DEVELOPMENTS INC.

NOTES TO FINANCIAL STATEMENTS

Note 3 — Accounts receivable, net

Accounts receivable, net consisted of the following:

	March 31, 2024	March 31, 2025	March 31, 2025
	CAD	CAD	USD
Accounts receivable	—	107,350	74,658
Less: allowance for expected credit loss	—	(1,653)	(1,150)
Total	—	105,697	73,508

The movement of allowances for credit loss is as follow:

	March 31, 2024	March 31, 2025	March 31, 2025
	CAD	CAD	USD
Balance at the beginning of the fiscal year	—	—	—
Provision	—	(1,653)	(1,150)
Balance at the end of the fiscal year	—	(1,653)	(1,150)

Note 4 — Property and equipment, net

Property and equipment, net, consisted of the following:

	March 31, 2024	March 31, 2025	March 31, 2025
	CAD	CAD	USD
Computer	8,974	8,974	6,241
Furniture and equipment	28,435	28,435	19,775
Leasehold improvement	18,500	—	—
Subtotal	55,909	37,409	26,016
Less: accumulated depreciation	(35,921)	(22,988)	(15,987)
Property and equipment, net	19,988	14,421	10,029

Depreciation expenses for the fiscal years ended March 31, 2024 and 2025 amounted to CAD11,457 and CAD5,567 (US$3,872), respectively.

Note 5 — Right-of-use assets and lease liabilities

Leases are classified as operating leases or finance leases in accordance with ASC 842. The Company’s operating leases are mainly related to office facilities in Canada. For leases with terms greater than 12 months, the Company records the related asset and liability at the present value of lease payments over the term. The Company’s lease agreements do not contain any material guarantees or restrictive covenants. The Company does not have any material finance lease. Short-term leases, defined as leases with initial term of 12 months or less, are not reflected on the balance sheets.

	For the fiscal years ended March 31,
	2024	2025	2025
	CAD	CAD	USD
Operating lease expenses	51,901	40,664	28,280

LORENZO DEVELOPMENTS INC.

NOTES TO FINANCIAL STATEMENTS

Note 5 — Right-of-use assets and lease liabilities (cont.)

The following table shows right-of-use assets and lease liabilities as of March 31, 2024 and 2025:

	As of March 31,
	2024	2025	2025
	CAD	CAD	USD
Assets
Right-of-use assets – operating lease	43,002	20,687	14,387

Liabilities
Operating lease liabilities – current	23,795	29,781	20,711
Operating lease liabilities – long-term	20,687	4,405	3,063
Total lease liabilities	44,482	34,186	23,774

Other information about the Company’s lease is as follows:

	As of March 31,
	2024	2025	2025
	CAD	CAD	USD
Operating cash flows used in operating lease	33,000	20,545	14,288
Right-of-use assets obtained in exchange for new operating lease liabilities	45,104	63,124	43,900
Right-of-use assets derecognized for termination of operation lease liabilities	—	49,398	34,354
Weighted-average remaining lease term-operating	1.76 year	1.17 year	1.17 year
Weighted-average discount rate-operating	11.93%	12.83%	12.83%

The following is a maturity analysis of the annual undiscounted cash flows for the lease liabilities as of March 31, 2025:

	Operating Lease
	CAD	USD
Fiscal Years Ending March 31,
2026	31,500	21,907
2027	4,500	3,130
Total undiscounted lease payments	36,000	25,037
Less: Imputed interest	(1,814)	(1,263)
Lease liabilities recognized in the Balance Sheet	34,186	23,774

Note 6 — Long-term investment

As of March 31, 2024, the long-term investment represented the investment in 3471 Sheppard Development Inc. amounted to CAD500,000. On February 21, 2025, the Company transferred the investment in 3471 Sheppard Development Inc. to a third party, 1001154113 ONTARIO INC., in consideration of CAD 560,000.

Note 7 — Accrued and other payables

Accrued and other payables consisted of the following:

	March 31, 2024	March 31, 2025	March 31, 2025
	CAD	CAD	USD
GST/HST Payable	28,758	198,759	138,229
Payroll liabilities	53,825	16,671	11,594
Dividend payable	13,500	—	—
Professional fee payable	—	238,116	165,600
Others	747	6,717	4,672
Total	96,830	460,263	320,095

LORENZO DEVELOPMENTS INC.

NOTES TO FINANCIAL STATEMENTS

Note 8 — Bank loans

Outstanding balance of bank loans consisted of the following:

	March 31, 2024	March 31, 2025	March 31, 2025
	CAD	CAD	USD
Loan from the Business Development Bank of Canada(a)	68,060	46,480	32,325
Less: Non – current portion	(46,480)	(26,560)	(18,471)
Long-term loans – current portion	21,580	19,920	13,854

____________

(a)      On February 1, 2022, the Company obtained a loan of CAD100,000 from the Business Development Bank of Canada with a term from February 2, 2022 to July 10, 2027, with the floating interest rate of prime rate plus 4.03% per annum. The bank loan was guaranteed by the Company’s largest shareholder Mr. Tianshu Wang.

(b)      Interest expenses were CAD10,372 and CAD7,455 (US$5,185) for the fiscal years ended March 31, 2024 and 2025, respectively. The effective interest rates were 13.33% and 11.08% for the fiscal years ended March 31, 2024 and 2025, respectively.

Note 9 — Taxes

(a) Corporate Income Taxes

Under the current Canadian income tax act, the first CAD500,000 of profits of the Company will be subject to a combined provincial and federal corporate income tax of 12.2% and profits in excess of CAD500,000 will be taxed at a combined provincial and federal corporate income tax of 26.5%.

i)       The Company’s provision for income taxes consisted of the following:

	March 31, 2024	March 31, 2025	March 31, 2025
	CAD	CAD	USD
Current income tax	11,241	322,914	224,573
Deferred income tax	(56,938)	1,432	996
Total income tax provision	(45,697)	324,346	225,569

ii)      The difference between the amount of the provision for income taxes and the amount computed by multiplying income before income taxes by the statutory Canadian tax rate is reconciled as follows:

	For the fiscal years ended March 31,
	2024	2025	2025
	CAD	CAD	US$
Income (loss) before tax	(253,358)	1,462,684	1,017,236
Statutory Canadian tax rate	26.50%	26.50%	26.50%
Income tax based on statutory tax rate	(67,140)	387,611	269,568
Preferential rate deduction	—	(72,349)	(50,316)
Non-deductible expenses	21,645	6,186	4,302
Temporary differences-losses and tax credits	(202)	2,898	2,015
Income tax (benefit) expenses	(45,697)	324,346	225,569

LORENZO DEVELOPMENTS INC.

NOTES TO FINANCIAL STATEMENTS

Note 9 — Taxes (cont.)

iii)    The Company’s deferred tax assets are as follows:

	March 31, 2024	March 31, 2025	March 31, 2025
	CAD	CAD	USD
Property, Plant & Equipment	(5,001)	(3,685)	(2,563)
Right-of-use assets	11,396	5,482	3,813
Credit losses for receivables	56,975	57,413	39,928
Lease liabilities	(11,789)	(9,060)	(6,301)
Total deferred tax assets	51,581	50,150	34,877

(b) Income tax payable

Income tax payable consist of the following:

	March 31, 2024	March 31, 2025	March 31, 2025
	CAD	CAD	USD
Corporate income tax payable	18,946	295,391	205,432

Note 10 — Segment reporting

The Company follows FSAB ASC No. 2023-07, Segment Reporting (Topic 280), which requires that companies disclose segment data based on how management makes decision about allocating resources to segments and evaluating their performance. Reportable operating segments include components of an entity about which separate financial information is available and which operating results are regularly reviewed by the chief operating decision maker (“CODM”), Mr. Tianshu Wang, to make decisions about resources to be allocated to the segment and assess each operating segment’s performance.

The Company primarily offers management services and consulting services to building a vertically integrated services and scalable real estate service platform. As the CODM uses only operating results and financial data to allocate resources and assess performance, the Company considers itself to have a single operating segment and, therefore, only one reportable segment.

The CODM’s resource allocation decisions typically affect the overall business rather than any individual service line. As a result, the Company does not allocate shared operating expenses to specific service lines for management reporting, and decisions are made based on financial results. This is supported by the fact that the Company’s financial systems are not designed to budget, track transactions, or allocate shared costs for reporting operating margins at the service line level. The Company believes that presenting financial information as a single operating segment aligns with how management organizes and makes decisions about the business.

In addition, there has no significant long-lived assets for the fiscal years ended March 31, 2024 and 2025.

The following table disaggregates the revenue for the fiscal years ended March 31, 2024 and 2025 are as follows:

	For the fiscal years ended March 31,
	2024	2025	2025
	CAD	CAD	US$
Revenue by services line
Management services	182,500	1,226,230	852,793
Consulting services	—	483,579	336,309
Total revenues	182,500	1,709,809	1,189,102

LORENZO DEVELOPMENTS INC.

NOTES TO FINANCIAL STATEMENTS

Note 10 — Segment reporting (cont.)

	For the fiscal years ended March 31,
	2024	2025	2025
	CAD	CAD	US$
Revenue by recognition method
Revenue recognized over time	182,500	1,226,230	852,793
Revenue recognized at a point in time	—	483,579	336,309
Total revenues	182,500	1,709,809	1,189,102

Note 11 — Shareholders’ equity

Common shares

The Company was incorporated under the Business Corporation Act of Ontario, Canada on April 22, 2016. The Company is authorized to issue an unlimited number of shares designated as common shares with a par value of CAD1.0 each, and unlimited number of special shares designated as preference shares. On April 22, 2016, the Company issued 100 common shares to Sky Pivot Corp. at cost of CAD100.

On April 15, 2025, the shareholders of the Company approved: i) a share split to increase the number of issued and outstanding common shares to 9,900,000, on the basis of one existing common share being split into 99,000 new common shares (the “Stock Split”); ii) decrease of par value of the common shares from CAD1 to CAD0.0001 (the “Par Value Change”); iii) that the maximum common shares of the Company allowed to issue is set at 500,000,000. All share information included in the financial statements have been retroactively adjusted for the stock split as if such Stock Split and Par Value Change occurred on the first day of the first period presented.

Preferred shares

On October 15, 2022, the Company issued 500,000 preferred shares to 8899584 Canada Corp. (the “Shareholder A”) at CAD1.0 per preferred share for the aggregate amount of CAD500,000. On January 1, 2023, the Company issued 300,000 preferred shares to Shuang He (the “Shareholder B”) at CAD1.0 per preferred share for the aggregate amount of CAD300,000. On February 1, 2023, the Company issued 200,000 preferred shares to Xianping Wen (the “Shareholder C”) at CAD1.0 per preferred share for the aggregate amount of CAD200,000. On February 1, 2023, the Company issued 200,000 preferred shares to Xiaoyin Li (the “Shareholder D”) at CAD1.0 per preferred share for the aggregate amount of CAD200,000. On July 1, 2023, the Company issued 150,000 preferred shares to Shareholder A at CAD1.0 per preferred shares for the aggregate amount of CAD150,000. As of March 31, 2024, the Company had issued 1,350,000 preferred shares.

The preferred shares do not have voting rights and are redeemable only at the option of the Company. The preferred shares carry dividend rights at a rate of 12% per annum, or such higher rate as may be determined by the Board from time to time, calculated on the subscription price paid by the shareholders to the Company at the time of subscription. Such dividends shall accrue and shall be paid at the time that the Company redeems the Shareholders’ shares.

On September 1, 2024, the Company redeemed the Shareholder B’s preferred shares for CAD300,000, an amount equal to the aggregate subscription price for such shares, and the Company paid a dividend amounted to CAD60,000.

On November 1, 2024, the Company redeemed preferred shares held by the Shareholder A, Shareholder C and Shareholder D, for CAD150,000, CAD200,000 and CAD200,000, respectively, which equal to the aggregate subscription prices for such shares. The Company paid dividends amounted to CAD24,000, CAD42,000 and CAD42,000, respectively.

On January 1, 2025, the Company redeemed the Shareholder A’s preferred shares for CAD500,000, an amount equal to the aggregate subscription price for such shares. Shareholder A waived the remaining unpaid dividends.

As of March 31, 2025, the Company redeemed all outstanding preferred shares.

LORENZO DEVELOPMENTS INC.

NOTES TO FINANCIAL STATEMENTS

Note 12 — Related party balances and transactions

The following is a list of related parties which the Company has transactions with:

(a)     Mr. Tianshu Wang, 100% owner of Sky Pivot Corp. and one of the directors of the Company.

(b)    Sky Pivot Corp. (“Sky Pivot”), a private entity controlled by Mr. Tianshu Wang.

(c)     2687525 Ontario Inc. (“2687525”), a private entity significant influenced by Mr. Tianshu Wang, indirectly holding 10% or more of the Common Shares of 2687525.

(d)    2769846 Ontario Inc. (“2769846”), a private entity significant influenced by Mr. Tianshu Wang, the director of 2769846.

(e)     Mr. Xiaoyin Li, key management of the Company from April 1, 2024.

(f)     8899584 Canada Corp., a private entity controlled by Mr. Xiaoyin Li who was appointed as key management of the Company from April 1, 2024.

Amounts due from related parties

The amounts due from related party consisted of the following:

	March 31, 2024	March 31, 2025	March 31, 2025
	CAD	CAD	USD
Sky Pivot Corp.	607,383	907,828	631,357

The amounts due from Sky Pivot Corp. are unsecured, interest-free and repayable on demand. The Company’s loan to Sky Pivot Corp. was for short-term financing. As of the date of this prospectus, the Company has received repayment of CAD325,000 and the remaining amount is expected to be repaid by July 31, 2025.

Related party transactions

	For the fiscal years ended March 31,
	2024	2025	2025
	CAD	CAD	USD
2687525 Ontario Inc.(1)	—	93,830	65,255
2769846 Ontario Inc.(1)	—	50,000	34,773
Mr. Xiaoyin Li(2)	—	14,000	9,736
8899584 Canada Corp.(2)	—	10,500	7,302
	—	168,330	117,066

____________

(1)      For the fiscal years ended March 31, 2025, the Company provided management and consulting services to 2687525 Ontario Inc. and consulting services to 2769846 Ontario Inc. As of the date of this prospectus, the accounts receivables from these related parties have been fully collected.

(2)      For the fiscal years ended March 31, 2025, the Company paid dividends to Mr. Xiaoyin Li and 8899584 Canada Corp. for the subscribed preferred shares. All of the subscribed preferred shares were redeemed as at March 31, 2025.

Note 13 — Concentrations and risks

(a) Concentrations

The risk is mitigated by the Company’s assessment of the level of concentration on its major customers and its ongoing monitoring of outstanding balances. The loss of our significant customer or the failure to attract new customers could have a material adverse effect on our business, results of operations and financial condition. The Company are actively working on diversifying our customer base by targeting new customers and expanding our services offerings to attract a wider range of customers.

LORENZO DEVELOPMENTS INC.

NOTES TO FINANCIAL STATEMENTS

Note 13 — Concentrations and risks (cont.)

The following table sets forth a summary of single customers who represent 10% or more of the Company’s total revenue:

	For the fiscal years ended March 31,
	2024	2025	2025
	CAD	CAD	USD
Amount of the Company’s revenue
Customer A	—	604,500	420,405
Customer B	—	215,500	149,871
Customer C	—	200,000	139,092
Customer D	180,000	185,000	128,660

The following table sets forth a summary of single customers who represent 10% or more of the Company’s total accounts receivable:

	March 31, 2024	March 31, 2025	March 31, 2025
	CAD	CAD	USD
Amount of the Company’s accounts receivable
Customer B	—	56,500	39,293
Customer E	—	50,850	35,364

(b) Credit risk

On April 1, 2023, the Company adopted ASC 326. The Company estimates expected credit losses over the contractual period in which the Company is exposed to credit risk via a contractual obligation to extend credit, unless that obligation is unconditionally cancellable by the Company. Assets that potentially subject the Company to a significant concentration of credit risk primarily consist of cash and cash equivalents, accounts receivable and other receivables. The Company has designed their credit policies with an objective to minimize their exposure to credit risk.

The exposure to credit risk, which will cause a financial loss to us due to failure to discharge an obligation by the counterparties, relates primarily to our cash and cash equivalent, accounts receivable and other receivables. The Company considers the maximum exposure to credit risk equals to the carrying amount of these financial assets in the balance sheets. As of March 31, 2024 and 2025, the cash and cash equivalents of CAD1,710 and CAD252,036 (US$175,281), respectively, were substantially maintained at financial institutions in Canada, respectively.

The Company believes that there is no significant credit risk associated with cash and cash equivalents, which was held by reputable financial institutions in the jurisdictions where the Company is located.

The Company periodically evaluates the creditworthiness of the existing customers in determining a provision for allowance for expected credit losses primarily based upon the default rate and factors surrounding the credit risk of specific customers.

(c) Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company is exposed to floating interest rate risk on bank loan, and the risks due to changes in interest rates is not material. The Company has not used any derivative financial instruments to manage the interest risk exposure.

LORENZO DEVELOPMENTS INC.

NOTES TO FINANCIAL STATEMENTS

Note 13 — Concentrations and risks (cont.)

(d) Liquidity risk

Liquidity risk is the risk that the Company will encounter difficulty in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. The Company’s approach to managing liquidity is to ensure, as far as possible, that it will always have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Company’s reputation.

Typically, the Company ensures that it has sufficient cash on demand to meet expected operational expenses for a period of 12 months, including the servicing of financial obligations; this excludes the potential impact of extreme circumstances that cannot reasonably be predicted, such as natural disasters.

Note 14 — Contingencies

Contingencies

In the ordinary course of business, the Company may be subject to legal proceedings regarding contractual and employment relationships and a variety of other matters. The Company records contingent liabilities resulting from such claims, when a loss is assessed to be probable, and the amount of the loss is reasonably estimable. In the opinion of management, there were no pending or threatened claims and litigation as of March 31, 2025 and through the issuance date of these financial statements.

Note 15 — Subsequent Events

The Company has assessed all events from March 31, 2025, up through the date that these financial statements are available to be issued, and has determined that there are not any material subsequent events that require disclosure in these financial statement except the following:

On April 15, 2025, the shareholders of the Company approved the subscription by seven subscribers for an aggregate of 8,100,000 common shares of the Company at a subscription price of CAD 0.10101 per share (the “Shares Subscription”). After the Shares Subscription, the total issued common shares of the Company are 18,000,000.

Until and including [*], 2025 (25 days after the date of this prospectus), all dealers that buy, sell, or trade the Common Shares, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

2,000,000 Common Shares

LORENZO DEVELOPMENTS INC.

American Trust Investment Services, Inc.

Prospectus dated [*], 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Ontario law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Ontario courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

The Company’s bylaws provide that we shall indemnify our directors and officers (each an indemnified person) against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, other than by reason of such person’s own dishonesty, willful default or fraud, in or about the conduct of our Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning our Company or its affairs in any court whether in Ontario or elsewhere.

Pursuant to the indemnification agreements, the form of which is filed as Exhibit 10.2 to this registration statement, we agreed to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The underwriting agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, will also provide for indemnification by the underwriters and our officers and directors for certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

During the past three years, we have issued the following securities which were not registered under the Securities Act. We believe that each of the following issuance was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

None of these transactions involved any underwriters’ underwriting discounts or commissions, or any public offering.

Purchaser	Date of Issuance	Number of Common Shares	Consideration
Sky Pivot Corp.	April 15, 2025	9,900,000.00	CAD	100.00
YUYUKPING LIMITED	April 15, 2025	3,636,000.00	CAD	367,272.36
DUO DUO KAI Holding Limited	April 15, 2025	891,000.00	CAD	89,999.91
WLWY Holdings Limited	April 15, 2025	891,000.00	CAD	89,999.91
FTCNOOB Holdings Limited	April 15, 2025	891,000.00	CAD	89,999.91
LJ Progressive Holdings Limited	April 15, 2025	891,000.00	CAD	89,999.91
Qian Mu Limited	April 15, 2025	540,000.00	CAD	54,545.40
Little woods Capital Limited	April 15, 2025	360,000.00	CAD	36,363.60
Purchaser	Date of Issuance	Number of Preferred Shares	Consideration
Xianping wen	February 1, 2023	200,000	CAD	200,000
Xiaoyin Li	February 1, 2023	200,000	CAD	200,000
Shuang He	January 1, 2023	300,000	CAD	300,000
8899584 Canada Corp.	November 5, 2022	500,000	CAD	500,000

Item 8. Exhibits and Financial Statement Schedules.

(a)     Exhibits

The exhibits listed in the exhibit index, appearing elsewhere in this registration statement, have been filed as a part of this registration statement.

(b)    Financial Statement Schedules

All schedules have been omitted since they are not required or are not applicable or the required information is shown in the audited financial statements or notes thereto.

Financial Statement Schedules

None. All other schedules for which provision is made in Regulation S-X of the SEC are not required under the related requirements or are inapplicable, and, therefore, have been omitted.

Item 9. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.       To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(4)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering

(6)    That, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

EXHIBIT INDEX

Exhibit Number	Description
1.1**	Form of Underwriting Agreement
3.1**	Memorandum and Articles of Association
4.1**	Specimen Certificate for Common Shares
5.1**	Opinion of THC Lawyers regarding the validity of the Common Shares being registered
10.1**	Form of Employment Agreement by and between executive officers and the Registrant
10.2**	Form of Indemnification Agreement with the Registrant’s directors and officers
10.3**	Form of Director Offer Letter between the Registrant and its directors
10.4**	Form of Service Agreement
21.1**	Subsidiaries of the Registrant
23.1*	Consent of ZH CPA, LLC, an independent registered public accounting firm
23.2**	Consent of THC Lawyers (included in Exhibit 5.1)
23.3**	Consent of Frost & Sullivan
24.1*	Powers of Attorney (included on signature page)
99.1**	Code of Business Conduct and Ethics of the Registrant
99.2**	Executive Compensation Recovery Policy
99.3**	Audit Committee Charter
99.4**	Compensation Committee Charter
99.5**	Nominating and Corporate Governance Committee Charter
99.6**	Consent of Yeung Lee
99.7**	Consent of Kevin Ho Tung Au-Yeung
99.8**	Consent of Han Dong
107*	Filing Fee Table

____________

*        Filed herewith.

**      To be filed by amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Ontario, Canada on September 5, 2025.

LORENZO DEVELOPMENTS INC.
By:	/s/ Tianshu Wang
Tianshu Wang
Chief Executive Officer, President, and Director
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Tianshu Wang his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective amendments thereto) effective upon filing pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that each said attorney-in-fact and agent or any of them or their or his or her substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Tianshu Wang	Chief Executive Officer, President, and Director	September 5, 2025
Name: Tianshu Wang	(Principal Executive Officer)
/s/ Xiaoyin Li	Chief Financial Officer, Vice President, and Director	September 5, 2025
Name: Xiaoyin Li	(Principal Accounting and Financial Officer)
/s/ Chaoyu Wang	Vice President	September 5, 2025
Name: Chaoyu Wang
By:	/s/ Tianshu Wang
Tianshu Wang Attorney-in-fact*

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of LORENZO DEVELOPMENTS INC., has signed this registration statement in New York, NY on September 5, 2025.

Authorized U.S. Representative
Cogency Global Inc.
By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice President on behalf of Cogency Global Inc.